Execution Version

CREDIT AGREEMENT
among
URBAN ONE, INC.,
THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,
VARIOUS LENDERS,
and
BANK OF AMERICA, N.A.,
as Administrative Agent
________________________________
Dated as of February 19, 2021
________________________________

i

SECTION 5.	Conditions Precedent to Credit Events on the Effective Date.	75
5.01.	Effective Date	75
5.02.	Officer’s Certificate	75
5.03.	Opinions of Counsel	75
5.04.	Company Documents; Proceedings; etc.	75
5.05.	Minimum Availability	75
5.06.	Revolver Intercreditor Agreement	75
5.07.	Refinancing	75
5.08.	Adverse Change	75
5.09.	Litigation	75
5.10.	Guaranty	75
5.11.	Pledge Agreement	76
5.12.	Security Agreement	76
5.13.	Solvency Certificate; Insurance Certificates, etc.	76
5.14.	Fees, etc.	76
5.15.	PATRIOT Act	76
5.16.	No Default; Representation and Warranties	76
5.17.	Notice of Borrowing	76

SECTION 6.	Conditions Precedent to Credit Events after Effective Date	77
6.01.	Notice of Borrowing	77
6.02.	Borrowing Availability	77
6.03.	No Default or Event of Default	77
6.04.	Representations and Warranties	77

SECTION 7.	Representations, Warranties and Agreements.	78
7.01.	Company Status	78
7.02.	Power and Authority	78
7.03.	No Violation	78
7.04.	Approvals	78
7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities	79
7.06.	Litigation	79
7.07.	True and Complete Disclosure	79
7.08.	Use of Proceeds; Margin Regulations	80
7.09.	Tax Returns and Payments	80
7.10.	Compliance with ERISA	80
7.11.	Security Documents	81
7.12.	Properties	82
7.13.	Restricted Subsidiaries	82
7.14.	Compliance with Statutes, etc.	82
7.15.	Investment Company Act	82
7.16.	[Intentionally Omitted]	82
7.17.	Environmental Matters	83
7.18.	Employment and Labor Relations	83
7.19.	Intellectual Property	83
7.20.	[Intentionally Omitted]	83
7.21.	Subordination	84
7.22.	Ownership of Stations	84
7.23.	FCC Licenses and Other Matters	84
7.24.	[Intentionally Omitted]	84
7.25.	Sanctioned Persons; FCPA	85
7.26.	Eligible Accounts	85

SECTION 8.	Affirmative Covenants	86
8.01.	Information Covenants	86
8.02.	Books, Records and Inspections; Annual Conference Calls	89
8.03.	Maintenance of Property; Insurance	90
8.04.	Existence; Franchises	90
8.05.	Compliance with Statutes, etc.	91
8.06.	Compliance with Environmental Laws	91
8.07.	ERISA-Related Information	91
8.08.	End of Fiscal Years; Fiscal Quarters	91
8.09.	Payment of Taxes	92
8.10.	Use of Proceeds	92
8.11.	Additional Security; Further Assurances; etc.	92
8.12.	[Intentionally Omitted].	93
8.13.	[Intentionally Omitted]	93
8.14.	Designation of Subsidiaries	93
8.15.	Richmond Project; Segregated Accounts	94

SECTION 9.	Negative Covenants	95
9.01.	Liens	95
9.02.	Consolidation, Merger, Sale of Assets, etc.	99
9.03.	Dividends	102
9.04.	Indebtedness	105
9.05.	Advances, Investments and Loans	108
9.06.	Transactions with Affiliates	111
9.07.	Fixed Charge Coverage Ratio	113
9.08.	[Intentionally Omitted]	113
9.09.	Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc.	113
9.10.	Limitation on Certain Restrictions on Restricted Subsidiaries	114
9.11.	[Intentionally Omitted]	114
9.12.	Business; etc.	114

SECTION 10.	Events of Default.	115
10.01.	Payments	115
10.02.	Representations, etc	115
10.03.	Covenants	115
10.04.	Default Under Other Agreements	115
10.05.	Bankruptcy, etc.	116
10.06.	ERISA	116
10.07.	Security Documents	116
10.08.	Guaranties	117
10.09.	Judgments	117
10.10.	Change of Control	117
10.11.	FCC Licenses and Authorizations	117
10.12.	Revolver Intercreditor Agreement	117

SECTION 11.	The Administrative Agent	118
11.01.	Appointment	118
11.02.	Nature of Duties	118
11.03.	Lack of Reliance on the Administrative Agent	119
11.04.	Certain Rights of the Administrative Agent	119
11.05.	Reliance	119
11.06.	Indemnification	120
11.07.	The Administrative Agent in its Individual Capacity	120
11.08.	Payments by the Administrative Agent to the Lenders	120
11.09.	Resignation by the Administrative Agent	121
11.10.	Collateral Matters	121
11.11.	Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim	123
11.12.	Delivery of Information; Lender’s Acknowledgement	123
11.13.	Subordination of Liens; Revolver Intercreditor Agreement	123
11.14.	[Reserved]	123
11.15.	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	124

SECTION 12.	Miscellaneous	125
12.01.	Payment of Expenses, etc.	125
12.02.	Right of Setoff	126
12.03.	Notices, Electronic Communications	127
12.04.	Benefit of Agreement; Assignments; Participations	128
12.05.	No Waiver; Remedies Cumulative	130
12.06.	Payments Pro Rata	131
12.07.	Gaming Laws	131
12.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	132
12.09.	Counterparts	133
12.10.	Effectiveness	133
12.11.	Headings Descriptive	133
12.12.	Amendment or Waiver; etc.	133
12.13.	Survival	135
12.14.	Domicile of Loans	135
12.15.	Register	135
12.16.	Confidentiality	136
12.17.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	137
12.18.	PATRIOT Act	137
12.19.	Post-Closing Actions	138
12.20.	Interest Rate Limitation	138
12.21.	FCC Ownership and Attribution Rules	138
12.22.	Lender Action	138
12.23.	Obligations Absolute	139
12.24.	Bank Product Providers	139
12.25.	Certain ERISA Matters.	140
12.26.	Acknowledgement Regarding Any Supported QFCs	140
12.27.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	141

CREDIT AGREEMENT, dated as of February 19, 2021, among URBAN ONE, INC., a Delaware corporation (the “Administrative Borrower”), the other Borrowers party hereto from time to time, the Lenders party hereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, in order to provide for the working capital needs and general corporate requirements (including to finance permitted Investments, Permitted Acquisitions, Capital Expenditures and Dividends) of the Borrowers and their respective Subsidiaries, the Borrowers have requested that the Lenders extend credit to the Borrowers; and
WHEREAS, the Lenders are willing to extend credit to the Borrowers, subject to and upon the terms and conditions set forth herein;
NOW, THEREFORE, IT IS AGREED:
SECTION 1. Definitions and Accounting Terms
1.01. Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account” shall mean any “account” (as that term is defined in the UCC).
“Account Debtor” shall mean any Person who is obligated on an Account, chattel paper, or a general intangible.
“Acquired Entity or Business” shall mean, either (a) the assets constituting a business, division, product line or Station of any Person not already a Subsidiary of the Administrative Borrower or (b) the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become (i) a Domestic Restricted Subsidiary of the Administrative Borrower (or shall be merged with and into the Administrative Borrower or another Domestic Restricted Subsidiary of the Administrative Borrower, with the Administrative Borrower or such Domestic Restricted Subsidiary being the surviving or continuing Person) or (ii) a Foreign Restricted Subsidiary of the Administrative Borrower (or shall be merged with and into a Foreign Restricted Subsidiary of the Administrative Borrower, with the Foreign Restricted Subsidiary of the Administrative Borrower being the surviving or continuing Person).
“Acquired Indebtedness” shall mean Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Administrative Borrower or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Administrative Borrower or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Borrower” shall mean a Wholly-Owned Domestic Restricted Subsidiary of the Administrative Borrower that is appointed as such pursuant to the terms and conditions set forth in Section 2.15.
“Additional Cost-Savings Adjustments” shall mean, with respect to any Specified Transaction, those cost-savings adjustments (in each case not included pursuant to subclause (x) of clause (iii) of the definition of Pro Forma Basis contained herein) and other adjustments to reflect operating improvements, operating expense reductions, initiatives or synergies reasonably anticipated by the Administrative Borrower to be realized in connection with such Specified Transaction during the 18 month period following the consummation thereof, which adjustments shall be (a) reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower, and (b) net of costs reasonably expected to be incurred by the Administrative Borrower and its Restricted Subsidiaries to achieve any such cost savings.
“Additional Parity Lien Debt Facility” means one or more debt facilities, credit agreements, notes, note purchase agreements, commercial paper facilities, indentures or other agreements for which the requirements of the Intercreditor Agreements have been satisfied and which is so designated as Parity Lien Debt, in each case with banks, lenders, purchasers, investors or trustees, agents or other representatives of any of the foregoing providing for revolving credit loans, term loans, letters of credit, notes or other borrowings or extensions of credit (but excluding any receivables securitization or receivables financing), in each case, as amended, restated, amended and restated, modified, renewed, refunded, extended, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time in accordance with each applicable Secured Document, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise; provided that in the case of any replacement or refinancing, the provisions of the Revolver Intercreditor Agreement are complied with; provided further that any Junior Lien Debt shall not constitute an Additional Parity Lien Debt Facility.
“Additional Security Documents” shall have the meaning provided in Section 8.11.
“Administrative Agent” shall mean Bank of America, N.A., in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 11.09.
“Administrative Borrower” shall mean Urban One, Inc., a Delaware corporation.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Affiliate Transaction” shall have the meaning provided in Section 9.06.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by the Administrative Borrower or any of its Restricted Subsidiaries for the applicable Acquired Entity or Business in connection with such Permitted Acquisition, (b) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04 (including Permitted Acquired Debt) (excluding cash proceeds thereof paid and included pursuant to clause (a) above), and (c) the fair market value of all other consideration paid (or to be paid) by the Administrative Borrower or its Restricted Subsidiaries in connection with such Permitted Acquisition; provided, that “Aggregate Consideration” shall not include consideration paid in the form of common Equity Interests of the Administrative Borrower.
“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“AP and Deferred Revenue Reserve” shall mean, as of any date of determination, the Dollar amount of reserves for accounts payable accruals and/or deferred revenue for which reasonable detail as to the composition of which has not been provided to the Administrative Agent, as determined by the Administrative Agent in its Permitted Discretion.
“Applicable Margin” shall mean, as of any date of determination and with respect to Base Rate Loans or LIBOR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Availability of the Borrowers for the most recently completed Fiscal Quarter; provided, that (x) for the first two (2) full Fiscal Quarters ending after the Effective Date and (y) any tine an Event of Default has occurred and is continuing, the Applicable Margin, in each case, shall be set at the margin in the row styled “Level I”:
Level	Average Availability	Applicable Margin Relative to Base Rate Loans	Applicable Margin Relative to LIBOR Loans
I	Greater than or equal to two thirds of the Revolving Loan Limit	1.00%	2.00%
II	Greater than or equal to one half of the Revolving Loan Limit but less than two thirds of the Revolving Loan Limit	1.25%	2.25%
III	Less than one half of the Revolving Loan Limit	1.50%	2.50%
Except as expressly provided above, the Applicable Margin shall be re-determined as of the first day of each Fiscal Quarter of the Administrative Borrower.
“Asset Sale” shall mean
(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Administrative Borrower (other than Equity Interests of the Administrative Borrower) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Equity or Disqualified Preferred Equity of Restricted Subsidiaries issued in compliance with Section 9.04 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;
in each case, other than:
(i) a disposition of inventory or other assets in the ordinary course of business;
(ii) transactions permitted under Section 9.02 or a transaction that constitutes a Change of Control;
(iii) an issuance of Equity Interests by a Restricted Subsidiary to the Administrative Borrower or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the board of directors or other governing body;
(iv) any dispositions of Equity Interests, properties or assets in a single transaction or series of related transactions with a Fair Market Value (as determined in good faith by the Administrative Borrower) of less than $10,000,000;
(v) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(vi) foreclosure, condemnation or any similar action with respect to any property or other assets;
(vii) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Administrative Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(viii) [reserved];
(ix) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding (x) any boot thereon and (y) Collateral constituting ABL Priority Collateral (as defined in the Revolver Intercreditor Agreement) for use in a Permitted Business; and
(x) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).
“Authorizations” shall mean all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC and other Governmental Authorities.  “Authorizations” shall not include filings, records or registrations with respect to intellectual property.

“Authorized Officer” shall mean, with respect to (a) delivering financial information, Borrowing Base Certificates and officer’s certificates related thereto pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer of the Administrative Borrower or such other officer of the Administrative Borrower having substantially the same authority and responsibility, including any vice president, and (b) for all other purposes hereunder, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer, the president, and any vice president.
“Availability” shall mean, as of any date of determination, the amount that the Borrowers are entitled to borrow as Revolving Loans under Section 2.01 of this Agreement (after giving effect to the then outstanding Revolver Usage, but expressly excluding Bank Product Obligations).
“Average Availability” shall mean, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall have the meaning provided in Section 10.05.
“Bank Product” shall mean any one or more of the following financial products or accommodations extended to the Administrative Borrower or its Restricted Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.
“Bank Product Agreements” shall mean those agreements entered into from time to time by the Administrative Borrower or its Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” shall mean providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Administrative Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Administrative Agent in its Permitted Discretion as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” shall mean (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by the Administrative Borrower or its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to the Administrative Borrower or its Restricted Subsidiaries.

“Bank Product Provider” shall mean Bank of America, N.A. or any of its Affiliates.
“Bank Product Reserve Amount” shall mean, as of any date of determination, the Dollar amount of reserves that Administrative Agent has determined in its Permitted Discretion it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Base Rate” shall mean the greater of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) LIBOR (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus one (1) percentage point, and (c) the rate of interest announced, from time to time, by Bank of America, N.A. as its “prime rate”, with the understanding that the “prime rate” is one of Bank of America, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Bank of America, N.A. may designate.  Any change in the Base Rate due to a change in the prime lending rate, the Federal Funds Rate or LIBOR shall be effective as of the opening of business on the day of such change in the prime lending rate, the Federal Funds Rate or LIBOR, respectively.
“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Administrative Borrower at the time of the incurrence thereof or conversion thereto.
“Beneficial Owner” shall have the meaning provided to such term in Rule 13d‑3 and Rule 13d‑5 under the Exchange Act; except, that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, provided that right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” “Beneficially Owning” and “Beneficially Owned” have correlative meanings.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
 “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrowers” shall mean the Administrative Borrower, TV One, LLC, Interactive One, Inc., Reach Media, Inc. and any Additional Borrowers; provided that, for the avoidance of doubt, to the extent that a Person is a Borrower (other than the Administrative Borrower), such Person shall be a Restricted Subsidiary of the Administrative Borrower.

“Borrower Common Stock” shall mean the authorized common stock of the Administrative Borrower.
“Borrower Materials” shall have the meaning provided in Section 12.03(c).
“Borrowing” shall mean a borrowing consisting of Revolving Loans made on the same day by the Revolving Lenders (or Administrative Agent on behalf thereof), or by Administrative Agent in the case of a Protective Advance funded for the account of Administrative Agent.
“Borrowing Base” shall mean, as of any date of determination, the result of:
(a) eighty-five percent (85%) of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, minus
(b) the sum of (i) the Bank Product Reserve, plus (ii) the AP and Deferred Revenue Reserve, plus (iii) without duplication, the aggregate amount of all other reserves, if any, established by Administrative Agent in its Permitted Discretion under Section 2.01.
“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit B-1.
“Borrowing Base Excess” shall have the meaning provided in Section 2.03(b).
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close, and if such day relates to any LIBOR Loan, means any such day that is also a day on which dealings in U.S. dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Asset Sale, any Subsidiary Designation, any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Asset Sale, Subsidiary Designation, Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable.
“Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate, without duplication, of all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the value of all assets under Capitalized Lease Obligations incurred by such Person and its Restricted Subsidiaries during such period (other than as a result of purchase accounting).
“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP; provided that all obligations of the Administrative Borrower and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2019 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement (regardless of any change in GAAP following December 31, 2019 that would otherwise require such obligation to be characterized or recharacterized as a Capitalized Lease Obligation).  The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For purposes of Section 9.01 hereof a Capitalized Lease Obligation shall be deemed secured by a Lien on the property or assets (and proceeds thereof) being leased.

“Cash Dominion Period” shall mean any period: (a)(i) commencing on the date on which Availability is less than the greater of (x) fifteen percent (15%) of the Revolving Loan Limit and (y) $7,500,000, in each case, for three (3) consecutive Business Days (this clause (i) being referred to herein as a “Trigger Event”) and (ii) ending on the date on which Availability is greater than the applicable Availability threshold that caused such Trigger Event for any consecutive thirty (30) day period, or (b)(i) commencing on the date on which an Event of Default has occurred and (ii) ending on the date on which such Event of Default has been waived or cured in accordance with the terms of this Agreement.
“Cash Equivalents” shall mean, as to any Person, (a) United States dollars or any other foreign currency held by the Administrative Borrower and the Restricted Subsidiaries in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States or Canadian governments or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country is pledged in support thereof) having maturities of not more than two (2) years from the date of acquisition, (c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (x) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (y) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250,000,000, (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof, (f) readily marketable direct obligations issued by any state of the United States of America, any province of Canada or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition, and (g) interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above.   Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, overdraft facilities, foreign exchange facilities, merchant services and credit card services, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
“CFC” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” shall mean
(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Administrative Borrower and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party or a Permitted Group;
(2) the adoption of a plan relating to the liquidation or dissolution of any Borrower;
(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that more than 50% of the Voting Stock of the Administrative Borrower or any Parent Company, measured by voting power, rather than number of shares, is Beneficially Owned, directly or indirectly, by any Person other than any Parent Company, the Principals and their Related Parties or a Permitted Group; or
(4) a “change of control” or similar event shall occur as provided in (i) any Parity Lien Documents, including any Senior Secured Notes Document, any Junior Lien Documents or any Permitted Refinancing Debt Document relating to the foregoing and (ii) any other Indebtedness (or the documentation governing the same) to the extent the outstanding principal amount or liquidation preference, as the case may be, of such other Indebtedness exceeds $20,000,000.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral and all cash and Cash Equivalents delivered as collateral pursuant to Section 6 and Section 8.11 (but excluding, for the avoidance of doubt, Excluded Assets).
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents, and any successor collateral agent.
“Commitment” shall mean the Revolving Loan Commitment of each Lender
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 12.03(b).
“Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations and published policies of the FCC thereunder.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provision for taxes on such extraordinary gains (or losses), (y) any non-cash income (including any non-cash income resulting from the early extinguishment of Indebtedness), and (z) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income or profits and foreign withholding taxes and franchise, state single business unitary and similar taxes, for the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense (including but not limited to launch support provided for multichannel video program distributors) of the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) cash charges and expenses actually incurred in connection with employee or management, recruitment, relocation, retention, signing bonus or severance costs during such period, (including, without limitation, related to Permitted Acquisitions, Investments, closures and consolidations of operations, Asset Sales and Specified Transactions), and in each case eliminating any increase or decrease in income resulting from non‑cash accounting adjustments made in connection with the related Permitted Acquisition; provided, that in no event shall the sum of the amounts added back pursuant to this clause (iv) for any period, together with amounts added back pursuant to clause (xiii) below for such period, exceed $5,000,000, (v) customary and reasonable professional fees, costs and expenses and other costs and expenses incurred or paid in connection with, and reasonably related to, any Investment (including any Permitted Acquisition), issuance of Equity Interests, Asset Sale, sale of assets or incurrence of Indebtedness permitted pursuant to Section 9.04 (as amended and/or modified from time to time), in each case, whether or not consummated, (vi) the amount of all fees, costs and expenses incurred or paid in connection with the Transactions and in connection with the “Refinancing Transactions” under (and as defined in) the Senior Secured Notes Indenture as in effect on the Effective Date and the issuance of the Senior Secured Notes, (vii) the amount of all other non-cash charges, losses or expenses of the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense or expenses relating to the vesting of warrants), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory; provided, that if any non-cash charges referred to in this clause (vii) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, (viii) proceeds of business interruption insurance, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Administrative Borrower or net cash proceeds of an issuance of Equity Interests of the Administrative Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock), (x) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Administrative Borrower or a Restricted Subsidiary in connection with any Permitted Acquisition, other Investment or any disposition of assets permitted under this Agreement, to the extent actually paid or refunded in cash by a third party other than the Administrative Borrower or a Restricted Subsidiary, (xi) unrealized losses on Interest Rate Protection Agreements and other Hedge Agreements, (xii) the amount of dividends and distributions actually paid in cash to the Administrative Borrower or any Restricted Subsidiary by Unrestricted Subsidiaries, (xiii) restructuring charges, accruals or reserves incurred or accrued during such period (including restructuring costs related to acquisitions after the Effective Date and to closure/consolidation of operations and retention charges); provided, that in no event shall the sum of the amounts added back pursuant to this clause (xiii) for any period, together with amounts added back pursuant to clause (iv) above for such period, exceed $5,000,000, and (xiv) charges, accruals or reserves incurred or accrued during such period related to changes in operating format, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Administrative Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(vii) in a previous period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any amount which, in the determination of Consolidated Net Income for such period, has been added for unrealized gains on Interest Rate Protection Agreements and other Hedge Agreements and (iii) any gains in respect of pension or other post-retirement benefits or pension assets during such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense, net of cash interest income, of the Administrative Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and other Hedge Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (x) the amortization of any upfront fees for any incurrence or issuance of Indebtedness, deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period and (y) interest expense in respect of any Parity Lien Debt, Junior Lien Debt, Permitted Subordinated Debt or Permitted Unsecured Debt that have been defeased or satisfied and discharged in accordance with the applicable agreement or indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable agreement or indenture, in each case to the extent such transactions are permitted by Section 9.09), plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis representing the interest factor for such period, (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Administrative Borrower and its Restricted Subsidiaries under all net obligations under any Interest Rate Protection Agreement or any other Hedging Agreement (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period and (z) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock and Designated Preferred Stock of the Administrative Borrower, as the case may be, paid, accrued or scheduled to be paid or accrued during such period.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided, that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Administrative Borrower and its Wholly-Owned Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of the dividends or distributions actually paid in cash to the Administrative Borrower or any of its Wholly-Owned Restricted Subsidiaries by such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the date of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or law applicable to such Restricted Subsidiary, unless such restriction (x) has been legally waived or otherwise released, (y) is imposed pursuant to this Agreement and the other Credit Documents or the Senior Secured Notes Indenture or (z) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Credit Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Administrative Borrower in good faith), and in each case, except to the extent of the amount of payments or other dividends actually paid to the Administrative Borrower or any of its Restricted Subsidiaries.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        “Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Documents” shall mean this Agreement, the Guaranty, the Pledge Agreement, the Security Agreement, the Revolver Intercreditor Agreement, the Borrowing Base Certificates, the Fee Letter, the Letters of Credit, any note or notes executed by the Borrowers in connection with this Agreement and payable to any Lender, and, after the execution and delivery thereof pursuant to the terms of this Agreement, each other Security Document.  No Bank Product Agreement shall be included as a Credit Document.
“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.
“Credit Party” shall mean each Borrower and each Subsidiary Guarantor.
“Daily Balance” shall mean, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Debt Repurchase” shall have the meaning provided in Section 9.09(iv).
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event, act or condition which with notice or lapse of any applicable grace period hereunder, or both, would constitute an Event of Default.

        “Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to Administrative Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Administrative Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Administrative Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designated Account” shall mean the deposit account of the Administrative Borrower (located within the United States) that has been designated as such, in writing, by the Administrative Borrower to Administrative Agent.
“Designated Account Bank” shall mean Bank of America, N.A., whose ABA number is 111-000-012.
“Designated Non-Cash Consideration” shall mean the Fair Market Value (as determined in good faith by the Administrative Borrower) of non-cash consideration received by the Administrative Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 9.02.
“Designated Preferred Stock” shall mean Preferred Equity of the Administrative Borrower (other than Disqualified Preferred Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Administrative Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Administrative Borrower, on the issuance date thereof.
“Designated Sales” shall mean, at any time of determination, (a) [reserved], (b) the sale of all or a portion of the businesses, properties, assets and operations of Interactive One, LLC (in each case to the extent related to the internet businesses of such Persons), and (c) the sale of any other assets or businesses of the Administrative Borrower and its Restricted Subsidiaries (other than assets included in the Borrowing Base (only to the extent that Availability is less than $5,000,000) the Equity Interests of any Person, unless all of the Equity Interests of such Person are so sold), so long as the aggregate amount of Consolidated EBITDA attributable to (and derived from) all such assets and businesses sold in reliance on this subclause (c) (measured, for any such sale, for the Calculation Period most recently ended prior to such sale) does not exceed $2,500,000 during the then most recently ended Calculation Period, with such calculation to be set forth (in reasonable detail) in an officer’s certificate from an Authorized Officer delivered to the Administrative Agent at the time of the respective sale.
“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior period of not less than ninety (90) or more than three hundred sixty-five (365) consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowers’ Accounts during such period, by (b) the Borrowers’ billings with respect to Accounts during such period, as determined by the Administrative Agent in its Permitted Discretion.
“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the board of directors of the Administrative Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the board of directors of the Administrative Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Equity Interests of the Administrative Borrower or any options, warrants or other rights in respect of such Equity Interests.
“Disqualification” shall mean: (a) any final determination by a Gaming Authority pursuant to applicable Gaming Laws: (i) that a Lender is “unsuitable” as a lender to the Borrowers; (ii) that such Lender shall be “disqualified” as a lender to the Borrowers; or (iii) denying the issuance to that Lender of any license or other approval required under applicable Gaming Laws to be held by all Lenders to the Borrowers; or (b) any Gaming Authority has notified the Borrowers that if a Lender continues to be a lender to the Borrowers it will result in the suspension or revocation of a Gaming License.
“Disqualified Institutions” shall mean those Persons that are (a) competitors of the Administrative Borrower and its Subsidiaries identified in writing by the Administrative Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder (and any such competitors’ Affiliates (other than Affiliates that are bona fide debt funds that are engaged in making or purchasing commercial loans in the ordinary course of business)) that are either identified in writing by the Administrative Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder or that are readily identifiable as an Affiliate of such competitor on the basis of their name (provided, that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Subsidiaries) or (b) those banks, financial institutions and other entities separately identified by the Administrative Borrower in writing to the Administrative Agent on or prior to the Effective Date.  The Administrative Borrower shall make available a list of the Disqualified Institutions to the Lenders and the Administrative Agent, and shall confirm, upon the written request of the Administrative Agent or any Lender, whether a particular Person is a Disqualified Institution.
“Disqualified Preferred Stock” shall mean any Preferred Equity of the Administrative Borrower that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise, (b) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable at the option of holder thereof (other than solely for Borrower Common Stock or Qualified Preferred Stock), in whole or in part, or is required to be repurchased by the Administrative Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely Borrower Common Stock or Qualified Preferred Stock), in each case, prior to Latest Maturity Date, except, in the case of clauses (a) and (b), if as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations) and the termination of the Commitments.
“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

“Documents” shall mean, collectively, (a) the Credit Documents, (b) the Senior Secured Notes Documents, (c) after the Effective Date, the Permitted Subordinated Debt Documents and the Permitted Unsecured Debt Documents, and (d) after the Effective Date, any other Parity Lien Documents or the Junior Lien Documents.
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Restricted Subsidiary” of any Person shall mean any Domestic Subsidiary of such Person that is also a Restricted Subsidiary of such Person.
“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.
“Domestic Unrestricted Subsidiary” of any Person shall mean any Unrestricted Subsidiary of such Person which is a Domestic Subsidiary of such Person.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall have the meaning provided in Section 12.10.
“Eligible Accounts” shall mean those Accounts created by each Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, and that are not excluded as ineligible by virtue of one (1) or more of the excluding criteria set forth below.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, billing and miscellaneous adjustments, and rebates.  Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor has failed to pay within ninety (90) days of original invoice date,
(b) Accounts owed by an Account Debtor (or its Affiliates) where fifty percent (50%) or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e) Accounts that are not payable in Dollars,
(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Administrative Agent and is directly drawable by Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Administrative Agent; provided, that (A) the maximum aggregate amount of Eligible Accounts that may be considered eligible under this clause (f) shall not exceed $1,000,000 in the aggregate at any time, and (B) the maximum aggregate amount of Eligible Accounts that may be considered eligible under this clause (f) and the below clause (g) shall not exceed $2,000,000 in the aggregate at any time,
(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which a Borrower has complied, to the reasonable satisfaction of Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States; provided, that the maximum aggregate amount of Eligible Accounts that may be considered eligible under this clause (g) and the above clause (f) shall not exceed $2,000,000 in the aggregate at any time,
(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, in each case, solely to the extent of such claim, right of recoupment or setoff, or dispute,
(i) Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j) Accounts with respect to which the Account Debtor is subject to an Insolvency or Liquidation Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency or Liquidation Proceeding or a material impairment of the financial condition of such Account Debtor,
(k) Accounts, the collection of which, Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,
(l) Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien (subject to Liens permitted under clauses (i), (ii), (vii), (xi), (xvi) and (xvii) of Section 9.01),

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n) Accounts with respect to which the Account Debtor is subject to Sanctions,
(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services,
(p) Accounts that were acquired by a Borrower in connection with an Acquisition or other Investment permitted hereunder, until the completion of a field examination and confirmation of such Accounts, reasonably satisfactory to Administration Agent, or
(q) Accounts owed by an Account Debtor that is an individual or natural person.
“Eligible Transferee” shall mean any Person, but in any event excluding (i) the Administrative Borrower and its Affiliates and (ii) Disqualified Institutions. “Eligible Transferee” shall not include at any time any Defaulted Lender or subject to a Disqualification or any natural person.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.
“Environmental Law” shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof having the force of law, relating to the protection of the environment or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.
“Equity Interests” of any Person shall mean any and all shares of, rights to purchase, warrants, options or depository receipts for, or other equivalents of or partnership or other interests in (however designated) equity of such Person, including any Preferred Equity, but excluding any debt securities convertible into, or exchangeable for, such equity, unless and until any such instruments are so converted or exchanged.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Administrative Borrower or a Subsidiary of the Administrative Borrower under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any one (1) or more of the following:
(a) any Reportable Event;
(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;
(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made;
(e) assuming the accuracy of the representations in Section 12.25, engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
(f) the complete or partial withdrawal of the Administrative Borrower, any Subsidiary of the Administrative Borrower or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Administrative Borrower, any Subsidiary of the Administrative Borrower or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from the Administrative Borrower, any Subsidiary of the Administrative Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or
(g) the Administrative Borrower, a Subsidiary of the Administrative Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 10.
“Excess Revolving Loans” shall have the meaning provided in Section 2.03(b).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Assets” shall mean:
(a) all Real Property;
(b) any lease, contract, instrument or property right to which any Credit Party is a party, if and only for so long as the grant of a security interest shall constitute or result in a breach, termination, impairment or default under any such lease, contract or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), but in each case:
(i) only to the extent each such Credit Party is contractually prohibited from creating a Lien on the Effective Date or the date such lease, contract, instrument or property right was acquired, created or effective (so long as such prohibition was not expressly negotiated in anticipation of such acquisition), and
(ii) any security interest securing Obligations owing to Lenders shall attach immediately to any portion of such lease, contract or property right without further action of the Lenders at any time or from time to time, so long as such security interest does not result, or would no longer result, in any of the consequences specified above;
(c) any lease, contract, instrument or property right to which any Borrower or any Subsidiary Guarantor is a party and any other asset, in each case, if and only for so long as the grant of a security interest shall violate any applicable law;
(d) any License to which any Credit Party is a party, grantee or beneficiary, if and only for so long as either (x) each such Credit Party is prohibited from granting a security interest therein under applicable provisions of the Communications Act or any other applicable law, or (y) the grant of a security interest shall constitute or result in a breach, termination or default under any such License; provided, that:
(i) Excluded Assets shall not include any rights and remedies incident or appurtenant to any such Licenses or any rights to receive any or all proceeds derived from, or in connection with, any Asset Sale of all or any portion of any such Licenses or any Station, and
(ii) any security interests securing Obligations owing to Lenders shall attach immediately to any portion of such Licenses without further action of the Lenders at any time or from time to time, so long as such attachment does not result, or would no longer result, in any of the consequences specified above;
(e) fixed or capital assets owned by any Borrower or any Subsidiary Guarantor that is subject to a purchase money Lien or a Capitalized Lease Obligation permitted under this Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such Capitalized Lease Obligation or the acquisition of such asset subject to such purchase money Lien) prohibits or requires the consent of any Person other than the Administrative Borrower and its Affiliates (to the extent such consent has not been obtained) as a condition to the creation of any other Lien on such asset;
(f) any Leaseholds;
(g) all Excluded Equity Interests;

(h) motor vehicles and other assets subject to certificates of title;
(i) assets as to which the costs of obtaining a security interest are excessive (as reasonably determined by the Collateral Agent in writing) in relation to the value of the security afforded thereby;
(j) any Commercial Tort Claims (as defined in the Security Agreement) not in excess of $2,000,000 individually;
(k) any Letter-of-Credit Rights (as defined in the Security Agreement) with a stated amount of less than $3,000,000;
(l) cash pledged to secure letter of credit reimbursement obligations to the extent such secured letters of credit are permitted under this Agreement;
(m) any Excluded Deposit Accounts (as defined in the Security Agreement); and
(n) any “intent to use” trademark applications for which a verified statement of use has not been filed with, and accepted by, the United States Patent and Trademark Office or any asset or intellectual property (including copyrights, trademarks and patents) if the grant of a security interest in or Lien upon such intellectual property would result in the cancellation, voiding, invalidation or impairment of such intellectual property; provided, that a grant of security interest shall be made (in accordance with the Security Agreement) in such “intent to use” applications once a verified statement of use has been filed with, and accepted by, the United States Patent and Trademark Office or such asset or intellectual property once it can be granted without resulting in cancellation, voiding, invalidation, or impairment thereof.
“Excluded Contributions” shall mean Net Cash Proceeds or property or assets received by the Administrative Borrower as capital contributions to the equity (other than through the issuance of Disqualified Preferred Stock) of the Administrative Borrower after the Effective Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by any Borrower or any Subsidiary of the Administrative Borrower for the benefit of their employees to the extent funded by such Borrower or any Restricted Subsidiary) of Equity Interests (other than Disqualified Preferred Stock) of the Administrative Borrower, to the extent designated as an Excluded Contribution pursuant to an officer’s certificate of the Administrative Borrower.
“Excluded Equity Interests” shall mean (a) all Equity Interests in any Subsidiary of an Unrestricted Subsidiary; (b) Equity Interests in any Subsidiary of a Person that is (i) a CFC or (ii) a FSHCO, in each case, representing more than 65% of its issued and outstanding Voting Stock; (c) [reserved]; (d) all Equity Interests in any Subsidiary acquired subject to assumed Indebtedness permitted by this Agreement if such Equity Interests are pledged and/or mortgaged as security for such Indebtedness and if and for so long as the terms of such Indebtedness prohibit the creation of any other Lien on such Equity Interests; (d) all Equity Interests of any Subsidiary the pledge of which is prohibited by applicable laws; and (e) all non-majority Equity Interests in Persons that are not Subsidiaries of the Administrative Borrower or any of its Restricted Subsidiaries but only to the extent such Person is, or its equity holders are, contractually prohibited from creating a Lien in such Equity Interests, so long as the Administrative Borrower (i) does not encourage the creation of any contractual prohibitions and (ii) requests no such contractual prohibitions be instituted (other than in each of (i) and (ii) preceding, those contractual prohibitions in existence on the Effective Date); provided that to the extent the Administrative Borrower receives all necessary gaming commission approval as required under applicable law, the National Harbor Equity Interest shall not constitute Excluded Equity Interests pursuant to this clause (f).

“Excluded Subsidiary” shall mean (i) an Unrestricted Subsidiary, (ii) an Immaterial Subsidiary, or (iii) a Subsidiary of the Administrative Borrower that is a CFC or a FSHCO. Notwithstanding anything herein to the contrary, to the extent that any Borrower (other than the Administrative Borrower) becomes an Excluded Subsidiary, such Borrower shall cease to be a Borrower hereunder and under the other Credit Documents.
“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender (i) acquires such interest in the Loan or Commitment (other than at the request of the Administrative Borrower under Section 2.12) or (ii) designates a new lending office (other than at the request of the Administrative Borrower under Section 2.12), except, in each case, to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) or (g); and (d) any withholding Taxes imposed by FATCA.
“Existing Letters of Credit” shall mean those letters of credit set forth on Schedule 3.01.
“Fair Market Value” may be conclusively established by means of an officer’s certificate or resolutions of the board of directors of the Administrative Borrower setting out such fair market value as determined by such officer or such board of directors in good faith.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent that such version is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCC” shall mean the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC License” shall mean any radio or television broadcast service license, community antenna relay service license, broadcast auxiliary license, earth station registration, business radio, microwave, special safety radio service license or other license, permit, authorization or certificate issued by the FCC pursuant to the Communications Act.
“Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent
“Fee Letter” shall mean that certain fee letter, dated as of even date with the Agreement, between the Borrowers and Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
“Financial Covenant Triggering Event” shall mean the failure of the Borrowers to maintain Availability equal to or greater than the greater of (x) fifteen percent (15%) of the Revolving Loan Limit and (y) $7,500,000 at any time.  For purposes hereof, the occurrence of a Financial Covenant Triggering Event shall be deemed continuing until Availability has equaled or exceeded the greater of (x) fifteen percent (15%) of the Revolving Loan Limit and (y) $7,500,000 for thirty (30) consecutive days, in which case, a Financial Covenant Triggering Event shall no longer be deemed to be continuing for purposes of this Agreement.
“Fiscal Quarter” shall mean, for any Fiscal Year, (a) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (b) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (c) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (d) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.
“Fiscal Year” shall mean the fiscal year of the Administrative Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (a) Consolidated EBITDA for such period, minus the sum of (i) non-financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, (ii) all federal, state and local income taxes paid, or required to be paid, in cash during such period, and (iii) the amount of cash spent during such period to purchase or acquire cable television programming for distribution less amortization during such period of the acquired content purchase cost, to (b) Fixed Charges.
“Fixed Charges” shall mean, with respect to any period and with respect to the Administrative Borrower and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Expense paid or required to be paid during such period in cash, (b) all scheduled principal payments in respect of Indebtedness (as such principal payments may be reduced by (i) mandatory prepayments in respect of proceeds from sale of assets and (ii) voluntary prepayments so long as such voluntary prepayments are made with cash or other amounts non constituting proceeds of Revolving Loans hereunder) that are paid or required to be paid in cash during such period, (c) all Restricted Payments paid in cash during such period and (d) solely to the extent such cash used is from the proceeds of a substantially simultaneous Borrowing of Revolving Loans, all cash paid to the Richmond Project pursuant to Section 9.05(xvii) during such period.

“Foreign Lender” shall have the meaning provided in Section 4.04(f)(ii)(B).
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Administrative Borrower or any one (1) or more of its Subsidiaries primarily for the benefit of employees of the Administrative Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Restricted Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is also a Restricted Subsidiary of such Person.
“Foreign Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.
“FSHCO” shall mean an entity that owns no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.
“Funding Date” shall mean the date on which a Borrowing occurs.
“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Agreement, all ratios and calculations based on GAAP contained in this Agreement shall be computed in accordance with GAAP.  At any time after the Effective Date, the Administrative Borrower may elect to establish that GAAP shall mean GAAP as in effect on the date of such election; provided that any such election, once made, shall be irrevocable.  At any time after the Effective Date, the Administrative Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement), including as to the ability of the Administrative Borrower to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that require the application of GAAP for periods that include Fiscal Quarters ended prior to the Administrative Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further again, that the Administrative Borrower may only make such election if it also elects to report any subsequent financial reports required to be made by the Administrative Borrower, including pursuant to Section 13 or Section 15(d) of the Exchange Act and the covenants set forth under Section 8.01 hereof, in IFRS. The Administrative Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent.
“Gaming Authority” shall mean the applicable board, commission, or other Governmental Authority, including but not limited to the Maryland Lottery and Gaming Control Commission, which (a) has, or may at any time have, regulatory, licensing or permitting authority or jurisdiction over any Credit Party or any of its Subsidiaries or any of their respective gambling, wagering or gaming businesses or operations, or any successor to such authority or (b) is, or may at any time be, responsible for interpreting, administering and enforcing the Gaming Laws in any jurisdiction in which any Credit Party or any of its Subsidiaries conducts, owns, leases, manages or operates a gaming, wagering or gambling business or holds an equity interest in a Person that conducts, owns, leases, manages or operates a gaming, wagering or gambling business.

“Gaming Laws” shall mean all Laws applicable to the ownership or conduct of a gaming, wagering or gambling business in any jurisdiction, as in effect from time to time, including the rules, regulations, decrees, codes, ordinances, orders, determinations, decisions, policies, interpretations and administration thereof by any Gaming Authority.
“Gaming License” shall mean any gambling, wagering, gaming or other license (including any conditions thereto), qualification, determination, registration, finding of suitability, consent, permit, approval, waiver, ruling, order or exemption or other authorization granted or issued by any Gaming Authority under applicable Gaming Laws that is required to own, lease, operate, manage or otherwise conduct, or own an interest in an entity or manage an entity which owns, leases, operates, manages or otherwise conducts, charitable or other gambling, wagering or gaming activities or operations.
“Going Private Transaction” shall mean the initial occurrence of any of the following after the Effective Date: (a) a Rule 13e-3 transaction (as that term is defined in Rule 13e-3 of the Exchange Act) involving the Administrative Borrower or (b) any transaction that results in the Administrative Borrower being eligible to cease filing reports under Section 13(a) or 15(d) of the Exchange Act with the SEC; provided, that any transaction described in clause (a) or (b) is not a Change of Control.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the FCC).
“Granting Lender” shall have the meaning provided in Section 12.04(d)
“Guaranty” shall have the meaning provided in Section 5.10.
“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics.
“Hedge Agreement” shall mean (a) Interest Rate Protection Agreements and any and all other Swap Contracts, rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Obligations” shall mean any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of the Administrative Borrower or its Restricted Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one (1) or more of the Bank Product Providers.
“Hedge Provider” shall mean any Lender or any of its Affiliates.
“Hughes” shall mean Catherine L. Hughes.
“Immaterial Subsidiary” shall mean, as of any date, any Domestic Restricted Subsidiary of the Administrative Borrower whose total assets, together with all other Domestic Restricted Subsidiaries that are not Credit Parties, as of that date, are less than $5,000,000 and whose total revenues, together with all other Domestic Restricted Subsidiaries that are not Credit Parties, for the then most recent twelve-month period do not exceed $5,000,000; provided, that a Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of any Borrower or any Subsidiary Guarantor.
“incur” means issue, create, assume, enter into any guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Equity Interest of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.
“Indebtedness” shall mean, as to any Person, without duplication, (i) the principal of indebtedness of such Person for borrowed money and the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (ii) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto, (iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence), (iv) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (x) the fair market value of such asset at such date of determination (as determined in good faith by the Administrative Borrower) and (y) the amount of such Indebtedness of such other Persons, (v) all Capitalized Lease Obligations of such Person, (vi) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Preferred Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends), (vii) all Contingent Obligations of such Person and all guarantees by such Person of the principal component of Indebtedness of other Persons to the extent guaranteed by such Person, and (viii) to the extent not otherwise included in this definition, net obligations of such Person under Hedge Agreements (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Effective Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Effective Date or in the ordinary course of business.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or guarantees or Indebtedness specified in clause (iv) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i) Contingent Obligations incurred in the ordinary course of business;
(ii) Cash Management Services;
(iii) in connection with the purchase by the Administrative Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(iv) [reserved]; or
(v) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.
“Indemnified Person” shall have the meaning provided in Section 12.01(a).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Qualified Party” shall mean an investment banking firm, accounting firm or appraisal firm of national or regional standing; provided, however, that such firm is not an Affiliate of the Administrative Borrower.
“Information” shall have the meaning provided in Section 12.16(a).
“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Credit Party.

“Intercompany Debt” shall mean any Indebtedness, whether now existing or hereafter incurred, owed by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower to the Administrative Borrower or any other Restricted Subsidiary of the Administrative Borrower.
“Intercompany Loans” shall have the meaning provided in Section 9.05(viii).
“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit N (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.
“Intercreditor Agreements” shall mean, as the context requires, the Revolver Intercreditor Agreement, any Parity Lien Intercreditor Agreement (as defined in the Senior Secured Notes Indenture) and any Junior Lien Intercreditor Agreement (as defined in the Senior Secured Notes Indenture).
“Intercreditor Junior Lien Cap” shall mean, as of any date of determination, the greater of (a) $36,000,000 and (b) 3.0% of Total Assets.
“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.
“Interest Period” shall have the meaning provided in Section 2.09.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a guarantee of any obligation of, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Administrative Borrower or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Administrative Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of this Agreement:
(1) “Investment” will include the portion (proportionate to the Administrative Borrower’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary of the Administrative Borrower at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Administrative Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Administrative Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Administrative Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined by the board of directors of the Administrative Borrower in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and
(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the board of directors of the Administrative Borrower.
“IRS” shall mean the U.S. Internal Revenue Service.
“ISDA Definitions” shall mean 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Lender” shall mean Bank of America, N.A. or any other Lender that, at the request of the Administrative Borrower and with the consent of Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to the terms of this Agreement, and the Issuing Lender shall be a Lender.
“Joint Venture” shall mean any Person, other than an individual or a Wholly‑Owned Subsidiary of the Administrative Borrower, (a) in which the Administrative Borrower or a Subsidiary of the Administrative Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership), (b) which is engaged in a Permitted Business and (c) which is organized under the laws of (and the assets of which are located in) the United States or any State thereof.
“Junior Lien Debt” shall mean any Indebtedness issued under any indenture, any credit facility, any note purchase agreement, any notes or any other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) (but excluding any receivables securitization or receivables financing) of the Administrative Borrower that was permitted to be incurred and so secured under each Secured Document, and guarantees thereof; provided, in the case of any notes, guarantees or other Indebtedness referred to herein, that:
(a) on or before the date on which such additional notes are issued or Indebtedness is incurred by the Administrative Borrower or guarantees incurred by such Credit Party, such notes, guarantees or other Indebtedness, as applicable, is designated by the Administrative Borrower, in an officer’s certificate delivered to the Collateral Agent, as “Junior Lien Debt” for the purposes of this Agreement; provided that no Indebtedness may be designated as both Junior Lien Debt and Parity Lien Debt; and
(b) all requirements set forth in the Revolver Intercreditor Agreement as to the confirmation, grant or perfection of the Junior Lien Representative’s Lien to secure such additional notes, guarantees or other Indebtedness or obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (b) will be conclusively established for purposes of this Agreement if the Administrative Borrower delivers to the Collateral Agent an additional secured debt designation stating that such requirements and other provisions have been satisfied and that such notes, guarantees or other Indebtedness is “Junior Lien Debt”);

provided that for purposes of the Revolver Intercreditor Agreement if the aggregate principal amount of the Indebtedness outstanding under this definition of Junior Lien Debt exceeds the Intercreditor Junior Lien Cap, only that portion of the principal amount of the Indebtedness up to the Intercreditor Junior Lien Cap shall constitute Junior Lien Debt under the Revolver Intercreditor Agreement and only interest and reimbursement obligations in respect of the principal amount of Junior Lien Debt so included shall constitute Junior Lien Debt; provided, however, that notwithstanding the foregoing, if at the time of incurrence such Indebtedness constitutes Junior Lien Debt, any subsequent reduction in the Intercreditor Junior Lien Cap shall not cause such outstanding Indebtedness to cease to be deemed Junior Lien Debt for purposes of the Revolver Intercreditor Agreement. For the avoidance of doubt, any Indebtedness not constituting Junior Lien Debt, and any interest or reimbursement obligation in respect thereof, shall not constitute Junior Lien Obligations.
“Junior Lien Documents” means any credit, guarantee and security documents governing any Junior Lien Obligation, and any additional indenture, credit facility or other agreement pursuant to which any Junior Lien Debt is incurred and the security documentation related thereto (other than any security documentation that does not secure Junior Lien Obligations), as each may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Revolver Intercreditor Agreement.
“Junior Lien Obligations” means Junior Lien Debt and all other obligations in respect thereof. Notwithstanding the foregoing, for purposes of the Revolver Intercreditor Agreement, if the aggregate principal amount of Indebtedness for borrowed money constituting principal outstanding under the Junior Lien Documents is in excess of the Intercreditor Junior Lien Cap at the time such Indebtedness is incurred, then only that portion of such Indebtedness equal to the Intercreditor Junior Lien Cap at the time such Indebtedness is incurred shall be included in Junior Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness shall only constitute Junior Lien Obligations to the extent related to Indebtedness included in the Junior Lien Obligations. “Junior Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Junior Lien Document whether or not the claim for such interest is allowed in such Insolvency or Liquidation Proceeding.
“Junior Lien Representative” means the trustee, agent or representative of the holders of such series of Junior Lien Debt who is appointed as a representative of such series of Junior Lien Debt (for purposes related to the administration of the security documentation) pursuant to the indenture, credit agreement or other agreement governing such series of Junior Lien Debt, in each case, together with any successor thereto and “Junior Lien Representatives” shall mean, collectively, each Junior Lien Representative.
“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Senior Secured Notes under the Senior Secured Notes Indenture at such time.
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean (a) each Revolving Lender, (b) each Issuing Lender, (c) each other Eligible Transferee that becomes a party hereto pursuant to Section 12.04, (d) Administrative Agent, to the extent of any Revolving Loans made by Administrative Agent which have not been settled among Lenders pursuant to Section 2.02(d)(i) and (e) the respective successors of all of the foregoing, and “Lenders” shall mean all of the foregoing.
“Letter of Credit” shall mean a letter of credit issued by Issuing Lender.
“Letter of Credit Collateralization” shall mean either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Administrative Agent for the benefit of the Lenders in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to one hundred three percent (103%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” shall mean a payment made by Issuing Lender pursuant to a Letter of Credit.
“Letter of Credit Usage” shall mean, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (other than Letters of Credit subject to Letter of Credit Collateralization).
“LIBOR” shall mean, with respect to any LIBOR Loan for any Interest Period, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and in an amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of a Base Rate Loan to a LIBOR Loan) by the Borrowers in accordance with this Agreement, which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error. Notwithstanding anything herein to the contrary, LIBOR shall be deemed to be not less than 0.50% per annum for all purposes of this Agreement.
“LIBOR Loan” shall mean each Loan that accrues interest by reference to LIBOR in accordance with the terms of this Agreement.
“LIBOR Replacement Date” shall have the meaning provided in Section 2.14(a).
“LIBOR Screen Rate” shall mean the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” shall have the meaning provided in as defined in Section 2.14(a).
“LIBOR Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of look-back periods) as may be appropriate, in the Administrative Agent’s discretion, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).
“License” shall mean as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.  “License” shall not include licenses with respect to intellectual property.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Liggins” shall mean Alfred C. Liggins, III.
“LMA Agreement” shall mean any time brokerage agreement, local marketing agreement, joint sales agreement, joint operating agreement or joint operating venture for the operation of a radio station or related or similar agreements entered into, directly or indirectly, between the Administrative Borrower or any of its Restricted Subsidiaries and any other Person other than the Administrative Borrower or any of its Restricted Subsidiaries.
“Loan” shall mean each Revolving Loan.
“Loan Account” shall have the meaning provided in Section 2.13.
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Administrative Borrower and its Restricted Subsidiaries taken as a whole or (b) a material adverse effect (i) on the material rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under the Credit Documents or (ii) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.
“Maturity Date” shall mean the earlier to occur of (a) February 19, 2026 and (b) the date that is ninety-one (91) days prior to the Latest Maturity Date.
“Maximum Rate” shall have the meaning provided in Section 12.20.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Administrative Borrower or a Subsidiary of the Administrative Borrower, or with respect to which the Administrative Borrower or any Subsidiary of the Administrative Borrower has any liability (including on account of an ERISA Affiliate).
“NAIC” shall mean the National Association of Insurance Commissioners.
“National Harbor Equity Interest” means the Equity Interests owned by Urban One Entertainment SPV LLC (or any other Subsidiary of the Administrative Borrower) in MGM National Harbor, LLC.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.
“Necessary Authorization” shall mean any License, consent or order from, or any filing, recording or registration (other than filings, recordings and registrations with respect to intellectual property) with, any Governmental Authority (including, without limitation, the FCC) necessary to the conduct of the Administrative Borrower’s or any of its Restricted Subsidiaries’ business or for the ownership, maintenance and operation by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower of any Station or other property or to the performance by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower of its obligations under any LMA Agreement to which it is a party.
“Net Available Cash” from an Asset Sale shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form) therefrom, in each case net of:  (w) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Taxes, paid or reasonably estimated to be required to be paid or accrued as a liability under GAAP (after taking into account any otherwise available tax credits or deductions of the Administrative Borrower (or any of its Subsidiaries) and any tax sharing agreements), as a consequence of such Asset Sale, (x) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Sale, (y) all distributions and other payments required to be made to minority interest holders (other than any Parent Company, the Administrative Borrower or any of its Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Sale, and (z) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Administrative Borrower or any Restricted Subsidiary after such Asset Sale.
“Net Cash Proceeds” shall mean, with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale.

“Non-Recourse Debt” shall mean Indebtedness:
(a)
as to which neither the Administrative Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of any applicable grace period or both any holder of any other Indebtedness (other than the Loans) of the Administrative Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)	as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Administrative Borrower or any of its Restricted Subsidiaries.
“Non-Wholly Owned Restricted Subsidiary” shall mean, as to any Person, each Restricted Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
“Notes Collateral Agent” shall mean the collateral agent for the secured parties under the Senior Secured Notes Documents, together with its successors and permitted assigns.
“Notice of Borrowing” shall mean a notice of an Authorized Officer of the Administrative Borrower, substantially in the form of Exhibit A-2, appropriately completed to specify: (a) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing and specifying the applicable Borrower, (b) the date of such Borrowing (which shall be a Business Day), (c) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto, and (d) instructions with regard to the disbursement of proceeds.
“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.
“Notice Office” shall mean the office of the Administrative Agent located at Four Penn Center, 1600 JFK Blvd., Philadelphia, PA 19103, Attn: Account Officer – Urban One, Facsimile: 1.267.675.0175, Email: christy.bowen@bofa.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any Insolvency or Liquidation Proceeding of the Administrative Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding) but shall exclude in all events Excluded Swap Obligations.  Without in any way limiting the foregoing, Obligations shall include (a) all loans (including the Revolving Loans and any Protective Advances), debts, principal, premium (if any), interest (including any interest that accrues after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency or Liquidation Proceeding), penalties, charges, reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in any fee letter between any Credit Party and Administrative Agent), costs and expenses (including any fees, costs or expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency or Liquidation Proceeding), guaranties, covenants, and duties of any kind and description owing by any Credit Party pursuant to or evidenced by this Agreement or any of the other Credit Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that the Borrowers are required to pay or reimburse by the Credit Documents or by law or otherwise in connection with the Credit Documents, (b) [reserved], and (c) all Bank Product Obligations.  Any reference in this Agreement or in the Credit Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency or Liquidation Proceeding.

“OFAC” shall have the meaning provided in Section 7.25.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).
“Overadvance” shall mean, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.4.
“Parent Company” shall mean any Person that owns, directly or indirectly, one hundred percent (100%) of the outstanding Equity Interests of the Administrative Borrower.
“Parity Lien Debt” shall mean:
(1) the Senior Secured Notes initially issued by the Administrative Borrower under the Senior Secured Notes Indenture, together with the related note guarantees thereof;
(2) any additional notes under the Senior Secured Notes Indenture if the issuance thereof is permitted by each Secured Document;
(3) [Reserved];
(4) additional notes issued under any indenture or other Indebtedness (including letters of credit and reimbursement obligations with respect thereto) of the Administrative Borrower under any Additional Parity Lien Debt Facility that was permitted to be incurred and so secured under each Secured Document, and guarantees thereof; provided, in the case of any additional notes, guarantees or other Indebtedness referred to in this clause (4), that:

(a) on or before the date on which such additional notes are issued or Indebtedness is incurred by the Administrative Borrower or guarantees incurred by such Credit Party, such additional notes, guarantees or other Indebtedness, as applicable, is designated by the Administrative Borrower, in an officer’s certificate delivered to the Collateral Agent, as “Parity Lien Debt” for the purposes of this Agreement; provided that no Indebtedness may be designated as both Junior Lien Debt and Parity Lien Debt;
(b) such additional notes, guarantees or other Indebtedness is governed by an indenture, note purchase agreement, note or a credit agreement, as applicable, or other agreement that provides that the Liens securing such obligations are shared equally and ratably among holders of Parity Lien Debt (unless the Senior Secured Notes have been discharged); and
(c) all requirements set forth in the Revolver Intercreditor Agreement as to the confirmation, grant or perfection of the Parity Lien Representative’s Lien to secure such additional notes, guarantees or other Indebtedness or obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established for purposes of this Agreement if the Administrative Borrower delivers to the Collateral Agent an additional secured debt designation stating that such requirements and other provisions have been satisfied and that such notes, guarantees or other Indebtedness is “Parity Lien Debt”); and
(5) obligations under Hedge Agreements of any Borrower or any Subsidiary Guarantor incurred in accordance with the terms of this Agreement; provided that:
(a) on or before or within thirty (30) days after the date on which such obligations under Hedge Agreements are incurred by such Borrower or such Subsidiary Guarantor (or within thirty (30) days after the Effective Date for obligations under Hedge Agreements in existence on the Effective Date), such obligations under Hedge Agreements are designated by the Administrative Borrower in an officer’s certificate delivered to the Collateral Agent, as “Parity Lien Debt” for the purposes of this Agreement;
(b) the counterparty in respect of such obligations under Hedge Agreements, in its capacity as a holder or beneficiary of such Parity Lien Debt, executes and delivers a joinder to the Revolver Intercreditor Agreement in accordance with the terms thereof or otherwise becomes subject to the terms of the Revolver Intercreditor Agreement; and
(c) all other requirements set forth in the Revolver Intercreditor Agreement have been complied with (and the satisfaction of such requirements will be conclusively established for purposes of this Agreement if the Administrative Borrower delivers to the Collateral Agent an additional secured debt designation stating that such requirements and other provisions have been satisfied and that such obligations under Hedge Agreements are “Parity Lien Debt”);
provided that for purposes of the Revolver Intercreditor Agreement, if the aggregate principal amount of the Indebtedness for borrowed money outstanding under clauses (1), (2), and (4) exceeds the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement), only that portion of the principal amount of the Indebtedness up to the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement) shall constitute Parity Lien Debt under the Revolver Intercreditor Agreement and only interest and reimbursement obligations in respect of the principal amount of Intercreditor Parity Lien Debt (as defined in the Revolver Intercreditor Agreement) so included shall constitute Parity Lien Debt; provided, however, that notwithstanding the foregoing, if at the time of incurrence such Indebtedness constitutes Parity Lien Debt, any subsequent reduction in the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement) shall not cause such outstanding Indebtedness to cease to be deemed Parity Lien Debt for purposes of the Revolver Intercreditor Agreement. For the avoidance of doubt, any Indebtedness not constituting Parity Lien Debt, and any interest or reimbursement obligation in respect thereof, shall not constitute Parity Lien Obligations; provided, further, no additional Indebtedness incurred after the Effective Date under clauses (2), (4) and (5) above shall constitute “Parity Lien Debt” hereunder unless it is permitted to be incurred by the Administrative Borrower and/or the applicable Credit Party hereunder and under the Secured Documents then in effect.

“Parity Lien Documents” shall mean, collectively, the Senior Secured Notes Documents, any credit, guarantee and security documents governing any Parity Lien Obligation, and any additional indenture, credit facility or other agreement pursuant to which any Parity Lien Debt is incurred and the security documentation related thereto (other than any security documentation that does not secure Parity Lien Obligations), as each may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Intercreditor Agreements.
“Parity Lien Obligations” means Parity Lien Debt and all other obligations in respect thereof, including any secured obligations under Hedge Agreements thereunder or any obligations under Cash Management Services secured thereunder. Notwithstanding the foregoing, for purposes of the Revolver Intercreditor Agreement, if the aggregate principal amount of Indebtedness for borrowed money constituting principal outstanding under the Parity Lien Documents is in excess of the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement) at the time such Indebtedness is incurred, then only that portion of such Indebtedness equal to the Intercreditor Parity Lien Cap (as defined in the Revolver Intercreditor Agreement) at the time such Indebtedness is incurred shall be included in Parity Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness shall only constitute Parity Lien Obligations to the extent related to Indebtedness included in the Parity Lien Obligations. “Parity Lien Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Parity Lien Document whether or not the claim for such interest is allowed in such Insolvency or Liquidation Proceeding.
“Parity Lien Representative” means (1) the Notes Collateral Agent, in the case of the Senior Secured Notes or (2) in the case of any other series of Parity Lien Debt, the trustee, agent or representative of the holders of such series of Parity Lien Debt who is appointed as a representative of such series of Parity Lien Debt (for purposes related to the administration of the security documentation) pursuant to the indenture, credit agreement or other agreement governing such series of Parity Lien Debt, in each case, together with any successor thereto and “Parity Lien Representatives” shall mean, collectively, each Parity Lien Representative.
“PATRIOT Act” shall have the meaning provided in Section 12.18.
“Payment Account” shall mean the account identified on Schedule 2.13 into which all payments by or on behalf of each Credit Party to Administrative Agent under the Credit Documents shall be made.
“Payment Conditions” shall mean, at the time of determination with respect to any action or proposed action and immediately after giving effect thereto, each of the following conditions:  (a) there is no Event of Default existing and continuing; (b) pro forma compliance with Section 9.07 (whether or not the Fixed Charge Coverage Ratio covenant therein is in effect); and (c) if as of the date of such action or proposed action, both (i) the outstanding Revolver Usage hereunder is greater than $0 and (ii) proceeds of any Loans will be used in connection with such action or proposed action, then Thirty-Day Availability and Availability on the date of the action or proposed action (in each case calculated on a Pro Forma Basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable thirty (30) day (or shorter, as the case may be) period for which Thirty-Day Availability is to be determined)) shall be (x) solely with respect to any acquisition, consolidation, mergers, Investments, or Debt Repurchases, equal to or exceed the greater of 17.5% of the Revolving Loan Limit and $8,750,000 at such time and (y) solely with respect to Dividends or Indebtedness, equal to or exceed the greater of 22.5% of the Revolving Loan Limit and $11,250,000.

“Payment Office” shall mean the office of the Administrative Agent located at Four Penn Center, 1600 JFK Blvd., Philadelphia, PA 19103, Attn: Account Officer – Urban One, Facsimile: 1.267.675.0175, Email: christy.bowen@bofa.com, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.
“Permitted Acquired Debt” shall have the meaning provided in Section 9.04(vii).
“Permitted Acquisition” shall mean the acquisition by (a) the Administrative Borrower or a Wholly-Owned Domestic Restricted Subsidiary of the Administrative Borrower which is a Borrower or a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Borrower (so long as such Borrower is the surviving Person) or a Wholly-Owned Domestic Restricted Subsidiary of the Administrative Borrower which is a Subsidiary Guarantor (so long as such Subsidiary Guarantor is the surviving Person)) or (b) any Wholly-Owned Foreign Restricted Subsidiary of the Administrative Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Foreign Restricted Subsidiary of the Administrative Borrower (so long as such Wholly-Owned Foreign Restricted Subsidiary is the surviving Person)); provided, that (in each case) (i) the consideration paid or to be paid by the Administrative Borrower or such Wholly-Owned Restricted Subsidiary consists solely of cash, Borrower Common Stock, Qualified Preferred Stock, the issuance of Disqualified Preferred Stock or Designated Preferred Stock permitted by this Agreement, the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (ii) in the case of the acquisition of one hundred percent (100%) of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (A) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (B) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition, (iii) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Permitted Business and (iv) all requirements of Section 8.11 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets, cash and Cash Equivalents between the Administrative Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with the terms of the Senior Secured Notes Indenture; provided further that the Administrative Borrower and its Restricted Subsidiaries shall comply with Section 8.11 with respect to assets received and, shall comply with the Security Documents, to the extent required by the Security Documents, with respect to the assets disposed of to the extent such assets constituted Collateral.

“Permitted Business” shall mean any business engaged in by the Administrative Borrower or its Restricted Subsidiaries as of the Effective Date or any business reasonably related, ancillary, corollary, incidental, supportive or complementary thereto (including, without limitation, any media or entertainment related business), and reasonable extensions thereof, in each case, as determined in good faith by the board of directors of the Administrative Borrower.
“Permitted Discretion” shall mean a determination made by the Administrative Agent in the exercise, in good faith, of reasonable (from the perspective of a secured asset-based lender) business judgment as being appropriate (a) to reflect the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base or to enhance the collectability or repayment of the Obligations, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or to enhance the collectability or repayment of the Obligations, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the Borrowing Base or the validity or enforceability of the Credit Documents or the material rights and remedies of the Secured Creditors.
“Permitted Group” shall mean any investor that is a Beneficial Owner of Voting Stock of the Administrative Borrower or any Parent Company and that is also a party to a stockholders’ agreement with any of the Principals or their Related Parties and any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of any such stockholders’ agreement; provided, that the Principals and their Related Parties continue to collectively Beneficially Own, directly or indirectly, at all times more than fifty percent (50%) of the Voting Stock of the Administrative Borrower or Parent Company, as applicable, and the ability to elect a majority of the members of the board of directors of the Administrative Borrower or Parent Company (without giving effect to any Voting Stock that may be deemed to be beneficially owned by the Principals and their Related Parties pursuant to Rule 13d-3 or 13d-5 under the Exchange Act).
“Permitted Liens” shall have the meaning provided in Section 9.01.
“Permitted Refinancing” shall mean, with respect to any Person, any Indebtedness that is incurred to modify, refinance, replace, refund, renew, repay or extend any Indebtedness of such Person (including pursuant to any defeasance or discharge mechanism); provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed, repaid or extended except by an amount equal to unpaid accrued interest, plus amounts used to pay fees (including original issue discount), expenses, premiums and other costs and expenses incurred thereon and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended unless in connection with an acquisition or as otherwise permitted hereunder (so long as such guarantors, obligors or security are also added to support the Obligations; for the avoidance of doubt, any guarantors, obligors or security applied to such Indebtedness shall be guarantors, obligors or security to support the Obligations), (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations (i) on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (ii) on terms reasonably satisfactory to the Administrative Agent, and (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided, that in the case of any refinancing, replacement, refunding, renewal or extension of any Parity Lien Debt, any Junior Lien Debt, any Permitted Unsecured Debt and any Permitted Subordinated Debt and any subsequent Indebtedness issued to so refinance, replace, refund, renew or extend any such Indebtedness is otherwise effected in accordance with the requirements of Section 9.09(iv)(D).

“Permitted Refinancing Debt Documents” shall mean the documentation governing any Permitted Refinancing Indebtedness.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness modified, refinanced, replaced, refunded, renewed or extended pursuant to, and in accordance with the requirements of, a Permitted Refinancing.
“Permitted Subordinated Debt” shall mean any subordinated Indebtedness of any Credit Party, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (a) no such Indebtedness shall be secured by any asset of the Administrative Borrower or any of its Restricted Subsidiaries, (b) no such Indebtedness shall be guaranteed by any person other than a Credit Party, (c) except for the covenants described in clauses (d) and (e) below, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the Latest Maturity Date, (d) any “change of control” covenant included in the Permitted Subordinated Debt Document governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Administrative Borrower shall covenant to (i) obtain the consent of the Required Lenders or (ii) pay all Obligations (other than contingent obligations not yet due and owing or any Bank Product Obligations or Hedge Obligations) in full in cash, (e) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Administrative Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (f) the Permitted Subordinated Debt Document shall not include any financial maintenance covenants, (g) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, and (h) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness during a payment default with respect to “senior debt” and cover all Obligations and all obligations under Interest Rate Agreements.  The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by the Borrowers that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 10.
“Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, all notes, note purchase agreements, indentures, credit agreement, and any other agreements and documents relating to the incurrence of the Permitted Subordinated Debt, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Unsecured Debt” shall mean any unsecured Indebtedness of the Administrative Borrower, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (a) except for the covenant described in clause (ii) below and a customary “change of control” offer to purchase, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the Latest Maturity Date, (b) any “asset sale” offer to purchase covenant included in the Permitted Unsecured Debt Documents governing such Indebtedness shall provide that the Administrative Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (c) the Permitted Unsecured Debt Documents shall not include any financial maintenance covenants, and (d) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”.  The incurrence of Permitted Unsecured Debt shall be deemed to be a representation and warranty by the Borrowers that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 5 and 10.
“Permitted Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, all notes, note purchase agreements, indentures, credit agreements and any other agreements and documents relating to the incurrence of the Permitted Unsecured Debt, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.
“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Administrative Borrower or a Subsidiary of the Administrative Borrower or with respect to which the Administrative Borrower or a Restricted Subsidiary of the Administrative Borrower has any liability (including on account of an ERISA Affiliate).
“Platform” shall have the meaning provided in Section 12.03(c).
“Pledge Agreement” shall have the meaning provided in Section 5.11.
“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement (excluding, for the avoidance of doubt, any Excluded Assets).

“Pledgee” shall have the meaning provided in the Pledge Agreement.
“Pre-Adjustment Successor Rate” shall have the meaning provided in Section 2.14(a).
“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.
“Principal” shall mean Hughes and/or Liggins.
“Principal Related Party” shall mean:
(a) any eighty percent (80%) (or more) owned Subsidiary or immediate family member of any Principal; or
(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an eighty percent (80%) or more controlling interest of such entity(ies) consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction) or issuance of Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock or Designated Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (c) the Subsidiary Designation, if any, then being designated as well as any other Subsidiary Designation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Designation then being designated and (d) any Permitted Acquisition, Specified Transaction, or any Asset Sale (or, at the option of the Administrative Borrower, any other disposition to a Person other than the Administrative Borrower or a Restricted Subsidiary) then being consummated as well as any other Permitted Acquisition, Specified Transaction or any other Asset Sale (or other disposition, as applicable) if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Specified Transaction or Asset Sale (or other disposition, as applicable), as the case may be, then being effected, with the following rules to apply in connection therewith:
(i) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance Permitted Acquisitions, Dividends, Investments in an Acquired Entity or Business or any other Specified Transaction) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be (although interest expense with respect to any Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided, that all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, Specified Transaction or any Asset Sale (or, at the option of the Administrative Borrower, any other disposition to a Person other than the Administrative Borrower or a Restricted Subsidiary) if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 8.14, 9.03(vii), 9.03(xi), 9.04(xiv), 9.04(xvi), 9.05(xii), 9.05(xvii), 9.05(xviii), and 9.09(iv) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account (x) in the case of any Permitted Acquisition or Subsidiary Designation, factually supportable and identifiable cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) as if such cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) were realized on the first day of the respective period and (y) in the case of each Specified Transaction, Additional Cost-Savings Adjustments as if such Additional Cost-Savings Adjustments  had been realized on the first day (and during the entirety of) of the respective period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period; provided, that the aggregate amount of all Additional Cost-Savings Adjustments included for all Fiscal Quarters included in all Test Periods or Calculation Periods, as applicable, during the term of this Agreement shall not exceed $7,500,000.
“Pro Rata Share” shall mean:
(a) with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) such Revolving Lender’s Revolving Loan Commitment Amount, by (B) the Revolving Loan Commitment, and (ii) from and after the time that the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Revolving Lender’s Revolving Loans by (B) the outstanding principal amount of all Revolving Loans; and

(b) with respect to a Revolving Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (A) such Revolving Lender’s Revolving Loan Commitment Amount, by (B) the Revolving Loan Commitment, and (ii) from and after the time that the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the outstanding principal amount of such Revolving Lender’s Revolving Loans by (B) the outstanding principal amount of all Revolving Loans; provided, however, that if all of the Revolving Loans have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolving Loan Commitment had not been terminated or reduced to zero and based upon the Revolving Loan Commitment as it existed immediately prior to their termination or reduction to zero.
“Protective Advances” shall have the meaning provided in Section 2.02(c)(i).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall have the meaning provided in Section 12.03(c).
 “Ratio Debt” shall mean any Indebtedness (including Acquired Indebtedness) if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Leverage Ratio (as defined in the Senior Secured Notes Indenture as in effect on the date hereof) for the Administrative Borrower and its Restricted Subsidiaries is no greater than 6.50 to 1.00.
 “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified Preferred Stock” shall mean Preferred Equity of the Administrative Borrower other than Disqualified Preferred Stock.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures which constitute real property, including Leaseholds to the extent constituting an interest in real property.
“Recipient” shall mean (a) the Administrative Agent, (b) the Collateral Agent, and (c) any Lender, as applicable.
“Recovery Event” shall mean any event that gives rise to the receipt by the Administrative Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (a) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Administrative Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (b) under any policy of insurance required to be maintained under Section 8.03 (other than business interruption insurance).

“Refinancing” shall mean the refinancing transactions described in Section 5.07.
“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other release documents and agreements entered into in connection with the Refinancing.
“Register” shall have the meaning provided in Section 12.15.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Related Adjustment” shall mean, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate: (a) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (i) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (ii) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or (b) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).
“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, trustees, officers, employees, shareholders, agents, advisors, attorney-in-fact and controlling persons of such Person and such Person’s Affiliates.
“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under applicable regulations.
“Reporting Period” shall mean (a)(i) solely for purposes of Section 8.01(j), the period commencing on the date on which Availability has been less than the greater of (x) seventeen and one half percent (17.5%) of the Revolving Loan Limit and (y) $8,750,000 and (ii) ending on the date on which Availability has been equal to or greater than the greater of (x) seventeen and one half percent (17.5%) of the Revolving Loan Limit and (y) $8,750,000 for any consecutive thirty (30) day period after the commencement of the relevant period specified in clause (a)(i), (b)(i) solely for purposes of Section 8.02, the period commencing on the date on which Availability has been less than the greater of (x) twenty percent (20%) of the Revolving Loan Limit and (y) $10,000,000 and (ii) ending on the date on which Availability has been equal to or greater than the greater of (x) twenty percent (20%) of the Revolving Loan Limit and (y) $10,000,000 for any consecutive thirty (30) day period after the commencement of the relevant period specified in clause (b)(i), or (c)(i) in each case, the period commencing on the date on which an Event of Default has occurred and (ii) ending on the date on which such Event of Default has been waived in accordance with the terms of this Agreement.
“Required Lenders” shall mean, at any time, Lenders holding (a) more than fifty percent (50%) of the sum of the Revolving Loan Commitment or (b) if the Revolving Loan Commitment has been terminated, more than fifty percent (50%) of the then aggregate outstanding principal balance of the Loans; provided, that at any time there are two (2) or more Lenders (excluding for this purpose any Affiliates of any Lender), “Required Lenders” shall require not less than two (2) of such Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted” shall mean, when referring to cash or Cash Equivalents of the Administrative Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (a) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Administrative Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents, the Senior Secured Notes Indenture or Liens created thereunder), or (b) are subject to any Lien (other than inchoate or banker’s Liens) in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors.
“Restricted Payment” means to (a) declare or pay any Dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) or to the direct or indirect holders of Equity Interests issued by Administrative Borrower in their capacity as such, (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value any Equity Interests issued by Administrative Borrower, or (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Administrative Borrower now or hereafter outstanding.
“Restricted Subsidiary” shall mean, as to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary.
“Returns” shall have the meaning provided in Section 7.09.
“Revolver Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, entered into by and among the Administrative Agent, the Notes Collateral Agent, the Administrative Borrower, and the other Credit Parties party thereto, as the same may be amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms thereof.

“Revolver Usage” shall mean, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans, plus (b) the amount of the Letter of Credit Usage.
“Revolving Lender” shall mean each Lender having a Revolving Loan Commitment Amount in excess of zero (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having any outstanding Revolving Loans.
“Revolving Loan Borrowing” shall mean a borrowing of a Revolving Loan.
“Revolving Loan Commitment” shall mean, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.
“Revolving Loan Commitment Amount” shall mean, as to any Lender, the dollar amount set forth opposite such Lender’s name on Schedule 1.01A under the column “Revolving Loan Commitment Amount”, as such amount may be (a) adjusted from time to time by any “Amounts Assigned” (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment and Assumption Agreements to which such Lender is a party and/or (b) decreased by any reductions in accordance with Section 2.01(d).
“Revolving Loan Commitment Percentage” shall mean, as to any Lender, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the aggregate Revolving Loan Commitment Amounts of all Lenders on such date.
“Revolving Loan Exposure” shall mean, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s outstanding Revolver Usage on such date divided by the aggregate outstanding Revolving Usage of all Lenders on such date.
“Revolving Loan Limit” shall mean $50,000,000, as such amount may be decreased by the amount of reductions in the Revolving Loan Commitment Amount made in accordance with Section 2.01(d) of this Agreement.
“Revolving Loans” shall have the meaning provided in Section 2.01.
“Richmond Project” shall mean the Richmond, Virginia casino project disclosed by the Administrative Borrower to the Administrative Agent on or prior to the Effective Date.
“S&P” shall mean Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.
“Sanctions” shall have the meaning provided in Section 7.25.
“Scheduled Existing Indebtedness” shall mean the Indebtedness existing on the Effective Date as listed on Schedule 9.04.
“SEC” shall have the meaning provided in Section 8.01(g).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.
“Secured Documents” shall mean the Parity Lien Documents, the Junior Lien Documents and the Credit Documents.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.
“Security Agreement” shall have the meaning provided in Section 5.12.
“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement (excluding, for the avoidance of doubt, any Excluded Assets).
“Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document.
“Senior Secured Notes” shall mean those certain 7.375% Senior Secured Notes due 2028 issued by the Administrative Borrower pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $825,000,000, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms hereof and thereof.
“Senior Secured Notes Documents” shall mean any and all agreements, pledge and security agreements, notes (including additional notes), mortgages, collateral documents and guarantees relating to the Senior Secured Notes, including but not limited to the Senior Secured Notes, the Senior Secured Notes Indenture and the “Security Documents” (as defined in the Senior Secured Notes Indenture ), each as may be amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms hereof and thereof.
“Senior Secured Notes Indenture” shall mean that certain Indenture, dated as of January 25, 2021, between the Administrative Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral agent, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, renewed, refinanced, extended, restructured or replaced in whole or in part from time to time in accordance with the terms hereof and thereof.
“Settlement” shall have the meaning provided in Section 2.02(d)(i).
“Settlement Date” shall have the meaning provided in Section 2.02(d)(i).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Effective Date.
“Specified Transaction” shall mean any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, any Permitted Asset Swaps, any Designated Sales, any Asset Sale (or, at the option of the Borrowers, any other disposition to a Person other than the Administrative Borrower or a Restricted Subsidiary), any Dividend, any Debt Repurchase or any other event that by the terms of this Agreement requires compliance on a “Pro Forma Basis” with a test or covenant hereunder.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate published for such Business Day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York's website (or any successor source) at approximately 8:00 a.m. (New York time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.
“SPV” shall have the meaning provided in Section 12.04(d).
“Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provisions providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Station” shall mean a radio or television station operated to broadcast commercial radio or television programming over signals within a specified geographic area.
“Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness (whether outstanding on the Effective Date or thereafter incurred) which is expressly (a) if incurred by a Borrower, subordinated in right of payment to the Obligations or (b) if incurred by a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Restricted Subsidiary pursuant to the Guaranty and the Obligations, as the same relate to a Restricted Subsidiary.
“Subsidiary” shall mean, with respect to any Person:
(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(2) any partnership, joint venture, limited liability company or similar entity of which:
(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Designation” shall have the meaning provided in Section 8.14.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of the Administrative Borrower (other than any Excluded Subsidiary of the Administrative Borrower) that executes the Guaranty in accordance with the terms and provisions of this Agreement.
“Super Majority Lenders” shall mean, at any time, Lenders holding (a) more than 66-2/3% of the sum of the Revolving Loan Commitment or (b) if the Revolving Loan Commitment has been terminated, more than 66-2/3% of the then aggregate outstanding principal balance of the Loans; provided, that at any time there are two (2) or more Lenders (excluding for this purpose any Affiliates of any Lender), “Super Majority Lenders” shall require not less than two (2) of such Lenders.
“Swap Obligations” shall mean, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.
“Test Period” shall mean each period of four (4) consecutive Fiscal Quarters of the Administrative Borrower then last ended, in each case taken as one accounting period.
“Title Company” shall have the meaning provided in Section 5.13.
“Thirty-Day Availability” shall mean each day’s Availability during the thirty (30) consecutive day period immediately preceding the date of the action or proposed action on which it is being determined whether the Payment Conditions have been satisfied.
“Total Assets” shall have the meaning provided in the Senior Secured Notes Indenture as in effect on the date hereof.
“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
“Transaction” shall mean, collectively, (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Effective Date and the use of proceeds thereof, (b) the Refinancing and (c) the payment of all fees and expenses incurred in connection with the foregoing.
“TV One” shall mean TV One, LLC, a Delaware limited liability company.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.
“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time; provided, however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
“ULF Quarter” shall mean, solely for the purposes of calculating the unused line fee set forth in Section 3.01, (a) the period commencing on January 1 of each year and ending on March 31 of each year, (b) the period commencing on April 1 of each year and ending on June 30 of each year, (c) the period commencing on July 1 of each year and ending on September 30 of each year, and (d) the period commencing on October 1 of each year and ending on December 31 of each year.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Administrative Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” shall mean:
(a) as of the Effective Date, any entity set forth on Schedule 1.01B;
(b) any other Subsidiary of the Administrative Borrower that is designated by the board of directors of the Administrative Borrower as an Unrestricted Subsidiary pursuant to a board resolution and in accordance with Section 8.1, but only to the extent that such Subsidiary:
(i) has no Indebtedness other than Non-Recourse Debt;
(ii) is not party to any agreement, contract, arrangement or understanding with the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Administrative Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Administrative Borrower;

(iii) is a Person with respect to which neither the Administrative Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Administrative Borrower or any of its Restricted Subsidiaries; and
(c) any Subsidiary of an Unrestricted Subsidiary.
Any future designation of a Subsidiary of the Administrative Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing the board resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by Section 8.14.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary then such Unrestricted Subsidiary will thereafter cease to be an Unrestricted Subsidiary for all purposes of this Agreement, including that any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Administrative Borrower as of such date and any Lien of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Administrative Borrower as of such date, and if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 9.04 or such Lien is not permitted to be incurred as of such date pursuant to Section 9.01 then, in either case, the Borrowers will be in default of such covenant.
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 4.04(f).
“Voting Stock” of any Person as of any date shall mean the Equity Interests of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments; provided that for purposes of the Weighted Average Life to Maturity of such Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded..
“Wholly-Owned Domestic Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Restricted Subsidiary.
“Wholly-Owned Foreign Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.
“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation ninety percent (90%) of whose outstanding Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and any other outstanding Equity Interests are owned by officers, directors or employees of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest at such time (other than, in the case of a Subsidiary of the Administrative Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Administrative Borrower and its Subsidiaries under applicable law).
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02. Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); provided, however, that any Indebtedness or Equity Interest of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder, (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to any Borrower or any other Credit Party shall be construed to include such Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for such Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vii) references to “knowledge” or similar phrases referring to “knowledge” shall be interpreted to mean the actual knowledge of an Authorized Officer of the applicable Person (or, if no Person is specified, an Authorized Officer of the Administrative Borrower and the other Credit Parties), (viii) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (ix) an Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing by Administrative Agent in accordance with the terms and conditions hereof, and (x) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e) For purposes of determining compliance with Section 9.05 at any time, in the event that any Investment meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of Section 9.05, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as reasonably determined, without duplication, by the Administrative Borrower at such time.
(f) Any reference herein or in any other Credit Document to the satisfaction, repayment, or payment in full (or paid in full) of the Obligations or the Guaranteed Obligations (as defined in the Guaranty) shall mean (i) the payment or repayment in full in immediately available funds of (A) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (B) all costs and expenses required to be paid to the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents that have accrued and are unpaid regardless of whether demand has been made therefor, and (C) all Fees or charges that have accrued hereunder or under any other Credit Document and are unpaid, (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (iii) in the case of Bank Product Obligations (other than Hedge Obligations), providing Bank Product Collateralization, (iv) the receipt by the Administrative Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense which is required to be reimbursed pursuant to the Credit Documents (including reasonable attorneys’ fees and legal expenses), such cash collateral to be in such amount as the Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (v) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers), in each case, other than (A)(1) unasserted contingent indemnification Obligations and (2) indemnities described in Section 7.1 of the Security Agreement and in Section 12.01 hereof that, in either case, are not then due and payable, (B) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (C) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (vi) the termination of all of the Commitments of the Lenders.
1.03. Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04. Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Administrative Borrower to the Administrative Agent); provided, that, (i) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; and (ii) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Administrative Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.
(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of three hundred sixty (360) days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.
1.05. References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).
1.06. Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (except where otherwise expressly provided herein).
1.07. Certifications.  All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.08. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 2. Amount and Terms of Credit.
2.01. Revolving Loans and Borrowings.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolving Loan Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to the Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i) such Lender’s Revolving Loan Commitment Amount, or
(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A) the Revolving Loan Limit less the Letter of Credit Usage at such time, or
(B) the Borrowing Base at such time less the Letter of Credit Usage at such time.
(b) Amounts borrowed pursuant to this Section 2.01 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(c) Anything to the contrary in this Section 2.01 notwithstanding, Administrative Agent shall have the right (but not the obligation) to, upon five (5) Business Days’ prior written notice (during which period the Administrative Agent shall discuss any such proposed establishment, increase, reduction, elimination or other adjustment with the Administrative Borrower and the Administrative Borrower may take such actions as may be required to ensure that the event, condition or matter that is the basis of such establishment, increase, reduction, elimination or other adjustment no longer exists such that the applicable reserve is eliminated) to the Administrative Borrower (provided that such establishment, increase, reduction, elimination or other adjustment of a reserve shall become effective immediately upon the delivery of such written notice for purposes of determining Availability in connection with any Credit Event thereafter), establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Revolving Loan Limit in such amounts, and with respect to such matters (but without duplication), as Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that the Administrative Borrower or its Restricted Subsidiaries are required to pay under any Section of this Agreement or any other Credit Document (such as Taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by the Administrative Borrower or its Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in Administrative Agent’s Permitted Discretion, likely would have a priority superior to Administrative Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other Taxes where given priority under applicable law) in and to such item of the Collateral.
(d) The Revolving Loan Commitment shall terminate on the Maturity Date.  The Borrowers may reduce the Revolving Loan Commitment, without premium or penalty, by providing written notice of their intent to do so, to an amount not less than the sum of (i) the Revolver Usage as of such date, plus (ii) the principal amount of all Revolving Loans not yet made as to which a request has been given by the Borrowers under Section 2.02(a), plus (iii) the amount of all Letters of Credit not yet issued as to which a request has been given by the Borrowers pursuant to Section 2.04(a).  Each such reduction shall be in an amount which is not less than $1,000,000 (unless the Revolving Loan Commitment is being reduced to zero and the amount of the Revolving Loan Commitment in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than five (5) Business Days prior written notice to Administrative Agent and shall be irrevocable.  Once reduced, the Revolving Loan Commitment may not be increased unless the Borrowers, Administrative Agent and Required Lenders otherwise agree in writing, and subject to consent of each such Lender which Revolving Loan Commitment is being increased in accordance with Section 12.12.  Each such reduction of the Revolving Loan Commitment shall reduce the Revolving Loan Commitment Amount of each Revolving Lender proportionately in accordance with its Pro Rata Share thereof.

2.02. Advancing Revolving Loans and Settlements
(a) Procedure for Borrowing.  Each Borrowing shall be made by the delivery of a Notice of Borrowing duly executed by an Authorized Officer of the Administrative Borrower delivered to Administrative Agent (which may be delivered through Administrative Agent’s electronic platform or portal).  Such notice shall be irrevocable and must be received by Administrative Agent no later than 1:00 p.m. (New York time) on the Business Day immediately preceding the requested Funding Date specifying (i) the amount of such Borrowing and which Borrower is requesting such Borrowing, (ii) the requested Funding Date, which shall be a Business Day, (iii) the Type of Revolving Loans to be borrowed and (iii) if applicable, the duration of the Interest Period with respect thereto.  At Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Officer of the Administrative Borrower may give Administrative Agent telephonic notice of such request by the required time.  In such circumstances, the Administrative Borrower agrees that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  All Borrowing requests which are not made on-line via Administrative Agent’s electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent’s authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested Borrowing.
(b) Making of Loans.
(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.02(a), Administrative Agent shall notify the Revolving Lenders, not later than 2:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. (New York time) on the Funding Date applicable thereto.  After Administrative Agent’s receipt of the proceeds of such Revolving Loans, Administrative Agent shall make the proceeds thereof available to the applicable Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, however, that subject to the provisions of Section 2.02(c)(ii), Administrative Agent shall not request any Revolving Lender to make, and no Revolving Lender shall have the obligation to make, any Revolving Loan if (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.
(ii) Unless Administrative Agent receives notice from a Revolving Lender prior to 9:00 a.m. (New York time) on the date of a Borrowing, that such Revolving Lender will not make available as and when required hereunder to Administrative Agent for the account of the applicable Borrower the amount of that Revolving Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Revolving Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If any Revolving Lender shall not have made its full amount available to Administrative Agent in immediately available funds and if Administrative Agent in such circumstances has made available to the applicable Borrower such amount, that Revolving Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulted Lender Rate for each day during such period.  A notice submitted by Administrative Agent to any Revolving Lender with respect to amounts owing under this Section 2.02(b)(ii) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Administrative Agent shall constitute such Revolving Lender’s Revolving Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify the Administrative Borrower of such failure to fund and, upon demand by Administrative Agent, the Borrowers shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing; provided, that such repayment shall not constitute a waiver of any of the Borrowers’ rights under this Agreement.

(iii) [Intentionally Omitted].
(iv) If requested by a Lender, the portion of the Revolving Loans made by such Lender shall be evidenced by a promissory note executed by the Borrowers in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount.
(c) Protective Advances and Optional Overadvances.
(i) Any contrary provision of this Agreement or any other Credit Document notwithstanding, Administrative Agent hereby is authorized by the Borrowers and the Lenders, from time to time in Administrative Agent’s Permitted Discretion, to make Revolving Loans to, or for the benefit of, the Borrowers on behalf of the Lenders that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Revolving Loans described in this Section 2.02(c)(i) shall be referred to as “Protective Advances”).
(ii) Any contrary provision of this Agreement or any other Credit Document notwithstanding, the Lenders hereby authorize Administrative Agent and Administrative Agent may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans to the Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or expenses) does not exceed the Revolving Loan Limit and (B) at the time of the making of any such Revolving Loan, Administrative Agent does not believe, in good faith, that the Overadvance created by such Revolving Loan will be outstanding for more than ninety (90) days.  In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, costs and expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with the Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to the Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  In any event: (x) if any unintentional Overadvance remains outstanding for more than thirty (30) days, unless otherwise agreed to by the Required Lenders, the Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five (5) consecutive days before intentional Overadvances are made.  The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of the Borrowers, which shall continue to be bound by the provisions of Section 2.02(h).  Each Revolving Lender shall be obligated to settle with Administrative Agent as provided in Section 2.02(d) (or Section 2.02(f), as applicable) for the amount of such Revolving Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.02(c)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, costs, fees and expenses.

(iii) Each Protective Advance made for the account of Administrative Agent and each Overadvance shall be deemed to be a Revolving Loan hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a LIBOR Loan and, prior to settlement therefor, all payments on the Protective Advances shall be payable to the Administrative Agent solely for its own account.  The Protective Advances and Overadvances shall be repayable on demand, secured by Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  The ability of Administrative Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances.  For the avoidance of doubt, the limitations on Administrative Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Administrative Agent’s ability to make Overadvances do not apply to Protective Advances.  The provisions of this Section 2.02(c) are for the exclusive benefit of Administrative Agent and the Lenders and are not intended to benefit the Borrowers in any way.
(d) Settlement.  It is agreed that each Revolving Lender’s funded portion of the Revolving Loans is intended by the Revolving Lenders to equal, at all times, such Revolving Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Administrative Agent and the other Revolving Lenders agree (which agreement shall not be for the benefit of the Borrowers) that in order to facilitate the administration of this Agreement and the other Credit Documents, settlement among the Revolving Lenders as to the Revolving Loans and the Protective Advances funded by Administrative Agent shall take place on a periodic basis in accordance with the following provisions:
(i) Administrative Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent (A) for itself, with respect to the outstanding Protective Advances funded by Administrative Agent, and (2) with respect to the Administrative Borrower’s or its Subsidiaries’ collections out of the Collateral or payments received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans and Protective Advances funded by Administrative Agent for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.02(f)):  (y) if the amount of the Revolving Loans (including Protective Advances funded by Administrative Agent) made by a Revolving Lender that is not a Defaulted Lender exceeds such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Revolving Lender (as such Revolving Lender may designate), an amount such that each such Revolving Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent), and (z) if the amount of the Revolving Loans (including Protective Advances funded by Administrative Agent) made by a Revolving Lender is less than such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent) as of a Settlement Date, such Revolving Lender shall no later than 12:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Revolving Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Protective Advances funded by Administrative Agent).  Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the Protective Advances funded by Administrative Agent and shall constitute Revolving Loans of such Revolving Lenders.  If any such amount is not made available to Administrative Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Revolving Lender together with interest thereon at the Defaulted Lender Rate.

(ii) In determining whether a Revolving Lender’s balance of the Revolving Loans and Protective Advances funded by Administrative Agent is less than, equal to, or greater than such Revolving Lender’s Pro Rata Share of the Revolving Loans and Protective Advances funded by Administrative Agent as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by the Borrowers and allocable to the Revolving Lenders hereunder, and proceeds of Collateral.
(iii) [Intentionally Omitted].
(iv) Anything in this Section 2.02(d) to the contrary notwithstanding, in the event that a Revolving Lender is a Defaulted Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulted Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.02(f).
(e) Notation.  Administrative Agent, as a non-fiduciary agent for the Borrowers, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Protective Advances, and the interests therein of each Lender, from time to time. Such register shall, absent manifest error, conclusively be presumed to be correct and accurate, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The register shall, at any reasonable time and from time to time upon reasonable prior written notice to Administrative Agent, be made available for inspection by the Borrowers.
(f) Defaulted Lenders.  Administrative Agent shall not be obligated to transfer to a Defaulted Lender any payments made by the Borrowers to Administrative Agent for the Defaulted Lender’s benefit or any collections out of the Collateral or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulted Lender, and, in the absence of such transfer to the Defaulted Lender, Administrative Agent shall transfer any such payments (i) first, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulted Lender, (ii) second, to each non-Defaulted Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulted Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other non-Defaulted Lender), (iii) third, to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of the Borrowers as if such Defaulted Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (iv) from and after the date on which all other Obligations have been paid in full, to such Defaulted Lender.  Subject to the foregoing, Administrative Agent may hold and, in its Permitted Discretion, re-lend to the Borrowers for the account of such Defaulted Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulted Lender.  Each Defaulted Lender agrees that all payments made by the Borrowers for any Loans shall be deemed to be made to all Lenders in accordance with their Pro Rata Share and no Defaulted Lender shall have a direct cause of action against the Borrowers for payments made to Administrative Agent that Administrative Agent has not paid over or credited to Defaulted Lender due to the terms of this Agreement.  Solely for the purposes of voting or consenting to matters with respect to the Credit Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 3.02, such Defaulted Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  The provisions of this Section 2.02(f) shall remain effective with respect to such Defaulted Lender until the earlier of (A) the date on which the non-Defaulted Lenders, Administrative Agent, and the Administrative Borrower shall have waived, in writing, the application of this Section 2.02(f) to such Defaulted Lender, or (B) the date on which such Defaulted Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulted Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder.  The operation of this Section 2.02(f) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulted Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulted Lender.  Any failure by a Defaulted Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulted Lender of this Agreement and shall entitle the Borrowers, at their option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulted Lender, such substitute Lender to be reasonably acceptable to Administrative Agent.  In connection with the arrangement of such a substitute Lender, the Defaulted Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulted Lender shall not be deemed to constitute a waiver of any of the Lender’s or the Borrowers’ rights or remedies against any such Defaulted Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.02(f) and any other provision contained in this Agreement or any other Credit Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.02(f) shall control and govern.

(g) Independent Obligations.  All Revolving Loans (other than Protective Advances funded by Administrative Agent) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
(h) Overadvances.  If, at any time or for any reason, the amount of Obligations (excluding Bank Product Obligations) owed by the Borrowers to the Revolving Lenders pursuant to Section 2.01(a) or Section 2.04 is greater than any of the limitations set forth in Section 2.01(a) or Section 2.04, as applicable (an “Overadvance”), except as otherwise provided for under Section 2.02(c), the Borrowers shall promptly (no later than one (1) Business Day after the occurrence of such Overadvance) pay to Administrative Agent, in cash, the amount of such excess in accordance with Section 2.03(b).

(i) Disqualification of a Lender. If any Lender is subject to a Disqualification (and such Lender is notified by the Administrative Borrower or the Administrative Agent in writing of such Disqualification), the Borrowers shall have the right to replace such Lender with a Lender acceptable to the Administrative Agent in its reasonable discretion or prepay the Loans held by such Lender, even if a Default or an Event of Default exists.  Any such prepayment shall not be subject to any prepayment premium and shall not be required to be made on a pro rata basis.  Notice to such Lender shall be given at least ten (10) days before the required date of transfer or prepayment (unless a shorter period is required by any applicable Gaming Law), as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required under applicable Gaming Laws and based on the definition of Disqualification.  Upon receipt of a notice in accordance with the foregoing, the Lender that is subject to Disqualification shall cooperate with the Borrowers in effectuating the required transfer or prepayment within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any applicable Gaming Law).  Further, if the transfer or prepayment is triggered by notice from a Gaming Authority that the Lender is subject to a Disqualification, commencing on the date such Gaming Authority provides the disqualification notice to the Administrative Borrower, to the extent prohibited by Gaming Law:  (i) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Loans; and (ii) such Lender shall not receive any remuneration in any form from the Borrowers for services or otherwise in respect of the Loans (other than payments with respect to principal, interest, fees and other amounts owed to such Lender).
2.03. Mandatory and Optional Revolving Loan Repayments.
(a) Repayment Upon Termination Date.  The Revolving Loan Commitment shall terminate upon the earlier to occur of (i) the Maturity Date and (ii) any date on which Administrative Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to the last paragraph in Section 10 (such earlier date being the “Termination Date”).  On the Termination Date, there shall become due, and the Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto.
(b) Borrowing Base.  If, at any time, (i) the Revolver Usage on such date exceeds (ii) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then the Borrowers shall promptly (no later than one (1) Business Day after the occurrence of such Borrowing Base Excess) prepay the Revolving Loans in accordance in an aggregate amount equal to the Borrowing Base Excess.  If, at any time, (x) the Revolver Usage on such date exceeds (y) the aggregate amount of Revolving Loans permitted pursuant to Section 2.01(a) (such excess being referred to as the “Excess Revolving Loans”), then the Borrowers shall promptly (no later than one (1) Business Day after the occurrence of such Excess Revolving Loans) prepay the Revolving Loans in an aggregate amount equal to the Excess Revolving Loans.

2.04. Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, upon the request of the Administrative Borrower made in accordance herewith, the Issuing Lender agrees to issue a requested Letter of Credit.  By submitting a request to Issuing Lender for the issuance of a Letter of Credit, the Administrative Borrower shall be deemed to have requested that Issuing Lender issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Officer and delivered to the Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit that supports the obligations of the Administrative Borrower or its Restricted Subsidiaries (1) in respect of (A) a lease of real property, or (B) an employment contract, or (2) at any time that one or more of the Revolving Lenders is a Defaulted Lender.  The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Revolving Loans, or
(ii) the Letter of Credit Usage would exceed $5,000,000, or
(iii) the Letter of Credit Usage would exceed the Revolving Loan Limit less the outstanding amount of Revolving Loans.
Each Letter of Credit shall be in form and substance reasonably acceptable to the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Stated Maturity Date.  If Issuing Lender makes a payment under a Letter of Credit, the Borrowers shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans.  If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be discharged and replaced by the resulting Revolving Loan.  Promptly following receipt by Administrative Agent of any payment from the Borrowers pursuant to this paragraph, Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to Section 2.04(b) to reimburse the Issuing Lender, then to such Revolving Lenders and the Issuing Lender as their interests may appear.
(b) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.04(a), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.04(a) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuing Lender the amounts so received by it from the Revolving Lenders.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Revolving Lenders, the Issuing Lender shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender and not reimbursed by the Borrowers on the date due as provided in Section 2.04(a), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.04(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 6.  If any such Revolving Lender fails to make available to Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulted Lender and Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulted Lender Rate until paid in full.

(c) The Borrowers hereby agree to indemnify, save, defend, and hold the Lenders harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Section 4.04, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim), and reasonable and documented out-of-pocket attorneys’ fees incurred by Issuing Lender, any other member of the Lenders arising out of or in connection with Letter of Credit; provided, however, that the Borrowers shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender, any other Lender, or any dispute solely among the Issuing Lender or any other Lender.  The Borrowers understand and agree that none of the Issuing Lender or the Lenders shall be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto, unless such error, negligence or mistake resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender, or any other Lender as finally determined by a court of competent jurisdiction.  The Borrowers hereby acknowledge and agree that none of the Issuing Lender, or any other Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit, unless such delays, errors or omissions resulted from the gross negligence, bad faith or willful misconduct of the Issuing Lender, or any other Lender as finally determined by a court of competent jurisdiction.
(d) [reserved].
(e) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Letters of Credit shall be expenses for purposes of this Agreement and shall be reimbursable immediately by the Borrowers to Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by the Borrowers that, as of the Effective Date, the usage charge imposed by the Issuing Lender is one eighth of one percent (0.125%) per annum times the undrawn amount of each Letter of Credit, that such usage charge may be changed from time to time, and that the Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f) If by reason of (i) any change after the Effective Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Issuing Lender, or any other Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii) there shall be imposed on the Issuing Lender, or any other Lender any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to the Issuing Lender, or any other Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrowers, and the Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate the Issuing Lender, or any other Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, however, that the Borrowers shall not be required to provide any compensation pursuant to this Section 2.04(f) for any such amounts incurred more than one hundred eighty (180) days prior to the date on which the demand for payment of such amounts is first made to the Borrowers; provided, further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Administrative Agent of any amount due pursuant to this Section 2.04(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
2.05. [Intentionally Omitted]

2.06. Conversions.  The Borrowers shall have the option to convert, on any Business Day, all or a portion of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan; provided, that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted, (ii) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default exists pursuant to Section 10 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrowers that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one (1) month, and (iv) no conversion pursuant to this Section 2.06 shall result in more than six (6) Borrowings of LIBOR Loans.  Each such conversion shall be effected by the Borrowers by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three (3) Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-1, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
2.07. [Intentionally Omitted].
2.08. [Intentionally Omitted].
2.09. Interest Periods.  At the time the Borrowers give any Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrowers shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Administrative Borrower, be (x) a one (1), three (3) or six (6) month period or (y) if agreed by the Administrative Agent in its sole discretion, two (2) months or such other periods not to exceed one month; provided, that (in each case):
(i)	all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;
(ii)
the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)
if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)
if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)
if any Event of Default is in existence, (x) no Interest Period may be selected if the Administrative Agent or the Required Lenders have notified the Administrative Borrower that the selection of new Interest Periods will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), no Interest Period with a duration in excess of one (1) month may be selected;

(vi)	no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date; and
If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrowers have failed to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrowers shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month effective as of the expiration date of such current Interest Period; provided, that if the Borrowers are not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc.  (a)  In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) or (iii)(z) below, may be made only by the Administrative Agent or the Required Lenders):
(i)
on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, (y) adequate and fair shall mean do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR and (y) and the circumstances described in Section 2.14(a)(i) do not apply; or

(ii)
at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because (x) of any Change in Law since the Effective Date such as, but not limited to:  (A) a Change in Law, subjecting a Recipient to any Taxes (other than (1) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (2) Indemnified Taxes or (3) Connection Income Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of LIBOR and/or (y) LIBOR with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan; other than as a result of the circumstances described in Section 2.14(a); or

(iii)
at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrowers and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Conversion/Continuation given by the Borrowers with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers agree, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Lender, within 10 Business Days of such Lender’s written request therefor (including reasonably supporting documentation therefor), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrowers may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrowers shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrowers were notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided, that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrowers agree to pay to such Lender, within 10 Business Days of its written demand (including documentation reasonably supporting such request) therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
(d) Notwithstanding anything in this Agreement to the contrary, the (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10), other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act that the Lenders are required to comply with prior to the date of this Agreement (it being understood that payments required as a result of this Section 2.10(d) are subject to the provisions of Section 2.11(b), as and to the extent provided therein).
2.11. Compensation.  (a)  The Borrowers agree to compensate each Lender within ten (10) Business Days of its written request (which request shall set forth in reasonable detail the basis for requesting such compensation) and calculation of the amount of such compensation, for all actual losses, reasonable, out of pocket expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Administrative Borrower; or (iv) as a consequence of (x) any other default by the Borrowers to repay LIBOR Loans when required by the terms of this Agreement or (y) any election made pursuant to Section 2.10(b).
(b) Notwithstanding anything to the contrary, with respect to any Recipient’s or any participant’s claim for compensation under Section 2.10(a) or Section 4.04, the Borrowers shall not be required to compensate such Recipient for any amount incurred more than one hundred and eighty (180) days prior to the date that such Recipient notifies the Borrowers of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12. Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), the requirement of the Borrowers to make any additional payment pursuant to Section 4.04(a) or Section 4.04(c) with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in any material respect, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10 and 4.04.  The Borrowers hereby agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  Any transfer or designation pursuant to this Section 2.12 shall not be effective until recorded in the Register pursuant to Section 12.15 herein.
2.13. Loan Account.  Administrative Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans, the Letters of Credit issued or arranged by Issuing Lender for the Borrowers’ account, and other extensions of credit made by Lenders hereunder or under any other Credit Document, and all payments thereon made by the Borrowers.  All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Administrative Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Administrative Agent by the Borrowers absent clear and convincing evidence to the contrary; provided, that any failure to so record or any error in so recording shall not limit or otherwise affect the Borrowers’ duty to pay all amounts owing hereunder or under any other Credit Document; provided further, that in the event of any inconsistency between the Register and the Loan Account, the recordations in the Register shall govern.  Unless the Administrative Borrower notifies Administrative Agent of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon the Borrowers in all respects as to all matters reflected therein.  Notwithstanding anything to the contrary contained in any Security Document or in any other Credit Document, but subject to the terms of the Revolver Intercreditor Agreement, each Credit Party hereby acknowledges, confirms and agrees that, at any time during a Cash Dominion Period, Administrative Agent may, or at the direction of Required Lenders shall, cause each financial institution maintaining a Deposit Account that is the subject of a control agreement to remit all amounts held by such financial institution on behalf of the applicable Credit Party to the Payment Account or such other deposit account identified by Administrative Agent from time to time.

2.14. Inability to Determine Rates
(a) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Administrative Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Administrative Borrower) that the Administrative Borrower or the Required Lenders (as applicable) have determined, that:
(i) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(iii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or
(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.14, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;
then, in the case of clauses (i) through (iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any other Credit Documents with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Administrative Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and any other Credit Documents in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Administrative Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause; provided, that if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and notifies the Administrative Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices) notify the Administrative Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.  Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than 0.50%, the LIBOR Successor Rate will be deemed to be 0.50% for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Administrative Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in clauses (i) through (iii) above have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate”.

(b) Notwithstanding anything to the contrary herein, (a) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 2.14(a)(i) through (iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 2.14(a)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 2.14(a)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Administrative Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate.  Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to the all Lenders and the Administrative Borrower unless, prior to such time, the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
(c) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (a) or (b) of this Section 2.14 and the circumstances under clauses (a)(i) or (a)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Administrative Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans, Interest Periods, interest payment dates or payment periods), and (y) the LIBOR component shall no longer be utilized in determining Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (a) or (b). Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

2.15. Additional Borrowers.  The Administrative Borrower may at any time, upon not less than ten (10) Business Days’ notice from the Administrative Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), request to designate any Wholly-Owned Domestic Restricted Subsidiary of the Administrative Borrower as an Additional Borrower hereunder by delivering to the Administrative Agent (which shall promptly deliver copies thereof to each Lender) a duly executed written notice of such request.  The parties hereto acknowledge and agree that prior to any such proposed Additional Borrower becoming an Additional Borrower hereunder (i) the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such proposed Additional Borrower becoming an Additional Borrower hereunder, (ii) the Administrative Agent and such Lenders shall have received customary supporting resolutions, incumbency certificates and opinions of counsel, and promissory notes signed by such proposed Additional Borrower to the extent any Lender so requires, and (iii) upon the reasonable request of the Administrative Agent or any Lender, such proposed Additional Borrower shall have provided to the Administrative Agent or such Lender, as the case may be, and the Administrative Agent or such Lender, as the case may be, shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and any such proposed Additional Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to the Administrative Agent and each Lender that so requests, a Beneficial Ownership Certification in relation to such proposed Additional Borrower (the requirements in clauses (i), (ii) and (iii) hereof, the “Additional Borrower Requirements”). If the Additional Borrower Requirements are met, the Additional Borrower shall constitute an Additional Borrower hereunder, whereupon each of the Lenders agrees to permit such Additional Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Additional Borrower otherwise shall be a Borrower for all purposes of this Agreement.  It is understood and agreed that any Accounts of an Additional Borrower hereafter added as an Additional Borrower by the Administrative Borrower pursuant to this Section 2.15 shall not constitute an Eligible Account until the completion of a customary field examination and confirmation of such Accounts.
2.16. Administrative Borrower.  Each Borrower including each Additional Borrower pursuant to Section 2.15, hereby irrevocably appoints the Urban One, Inc. as the “Administrative Borrower” hereunder for all purposes of this Agreement and the other Credit Documents, and the Administrative Borrower shall act under this Agreement and the other Credit Documents as the agent, attorney-in-fact and legal representative of such Borrowers for all purposes, including receiving account statements, giving and receiving all notices and consents hereunder or under any other Credit Documents, taking all other actions (including in respect of compliance with covenants and certificates) and communications to such Borrowers from the Administrative Agent or any Lender.  Each Borrower hereby agrees that (i) the Administrative Borrower may execute such documents on behalf of such Borrower as the Administrative Borrower deems appropriate in its sole discretion and each Borrower shall be obligated by all of the terms of any such document executed on its behalf and (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Administrative Borrower shall be deemed delivered to each Borrower. The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any certificate, report, information or any notice or communication made, given or executed by the Administrative Borrower, whether in its own name or on behalf of another Borrower, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice or request.
2.17. Joint and Several Liability.  Subject to the terms of this Agreement, and without limitation of any obligation with respect to the Guaranty, it is understood and agreed by the parties to this Agreement that each Borrower shall have joint and several liability in respect of all Obligations of all Borrowers.  The Borrowers hereby acknowledge and agree that this Agreement and the other Credit Documents are an independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a request for Borrowings) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower.  Each Borrower hereby expressly waives, with respect to any Borrowing made to any other Borrower hereunder and any of the amounts owing hereunder by any other Credit Party in respect of any Borrowing, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Creditor exhaust any right, power or remedy or proceed against any other Credit Party under this Agreement, any other Credit Document or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.  In addition to the direct (and joint and several) obligations of the Borrowers with respect to the Obligations as described above, all such Obligations of the Borrowers shall be guaranteed pursuant to, and in accordance with the terms of, the Guaranty, subject to any applicable limitations set forth therein.  It is not necessary for the Administrative Agent or any Lender to inquire into the capacity or powers of any Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower’s Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the Borrowers hereunder.

SECTION 3. Fees.
3.01. Unused Line Fee.  From and following the Effective Date, the Borrowers shall pay Administrative Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) the Revolving Loan Commitment less the average Daily Balance of the sum of the outstanding Revolving Loans during the preceding quarter, multiplied by (ii) one half of one percent (0.50%) per annum.  Such fee is to be paid quarterly in arrears on the first calendar day of each ULF Quarter.
3.02. Letter of Credit Fee.  The Borrowers shall pay Administrative Agent (for the ratable benefit of the Revolving Lenders, subject to any agreements between Administrative Agent and individual Revolving Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.04(e)) which shall accrue at a per annum rate equal to the Applicable Margin relative to LIBOR Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
3.03. Administrative Agent’s Fees.  The Borrowers shall pay to Administrative Agent fees in such amounts and at such times as set forth in the Fee Letter.

SECTION 4. Payments; Taxes.
4.01. Payments.  Except as otherwise specifically provided herein, (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Credit Documents shall be due and payable, in arrears, on the first calendar day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first Business Day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Credit Documents, including under Section 12.01, shall be due and payable on the earlier of (x) the first Business Day of the month following the date on which the applicable costs or expenses were first incurred or (y) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs or expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Subject to the immediately following sentence, Administrative Agent agrees, prior to Administrative Agent charging the Loan Account, to provide the Borrowers with written notice (a “Payment Notice”) of all fees, costs and expenses due to be paid under this Agreement or under any of the other Credit Documents (other than with respect to the Unused Line Fee, which shall be charged to the Loan Account in accordance with this Section and Section 3.01 above), the payment of which shall be made by the Borrowers on or before the date that is twenty (20) days following the date of such Payment Notice (a “Payment Due Date”).  If not paid by the Borrowers on or before the applicable Payment Due Date, the Borrowers hereby authorizes Administrative Agent, from time to time without prior notice to the Borrowers, to charge to the Loan Account (A) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all interest accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) on the Revolving Loans hereunder, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) on the first Business Day of each ULF Quarter (or, if an Event of Default has occurred and is continuing, during the prior month), the Unused Line Fee accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) pursuant to Section 2.10(b), and (D) as and when due and payable all other payment obligations payable under this Agreement (including, without limitation, under Section 12.01), any Credit Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided, further, that, notwithstanding anything to the contrary contained in Section 12.01, Administrative Agent shall be entitled to immediately charge to the Loan Account, without notice to the Borrowers, any of the fees, cost and expenses payable under Section 12.01 at any time that an Event of Default has occurred and is continuing.  All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Credit Document or under any Bank Product Agreement) charged to the Loan Account shall constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Loans in accordance with the terms of this Agreement).
4.02. [Intentionally Omitted].
4.03. Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 3:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Net Payments.  (a)  Any and all payments by or on account of any obligation of the Borrowers under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Notwithstanding anything to the contrary, with respect to any claim for compensation under this Section 4.04, the Credit Parties shall not be required to compensate such Person for any amount incurred more than one hundred and eighty (180) days prior to the date that such Person notifies the Administrative Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 15 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.15 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section, the Administrative Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f) Status of Lenders.
(i) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (f)(ii)(B) and (f)(ii)(D) of this Section 4.04) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,
(A) any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B) each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:
i. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
ii.  executed copies of IRS Form W-8ECI;
iii. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Administrative Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Administrative Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or
iv. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) On or prior to the date that it becomes a party to this Agreement, (A) if the Administrative Agent is a U.S. Person, it shall provide the Administrative Borrower with two (2) duly completed copies of IRS Form W-9 or (B) if the Administrative Agent is not a U.S. Person, then it shall provide the Administrative Borrower with (x) two duly completed IRS Forms W-8ECI with respect to fees received on its own behalf and any such other documentation prescribed by applicable law and reasonably requested by the Administrative Borrower that would allow the Borrowers to make payments to such Administrative Agent without deduction or withholding of any U.S. federal withholding Taxes; and (y) two duly completed copies of IRS Form W-8IMY (or successor form) certifying that it is either (i) a “qualified intermediary” and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others or (ii) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. Person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441- 1(b)(2)(iv)(A)), with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.
(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 4.04, it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section 4.04 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or a Lender be required to pay any amount pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (h) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

SECTION 5. Conditions Precedent to Credit Events on the Effective Date.
The obligation of each Lender to make Loans on the Effective Date, is subject at the time of the making of such Loans to the satisfaction (or waiver by the Administrative Agent) of the following conditions:
5.01. Effective Date.  The Effective Date shall have occurred as provided in Section 12.10.
5.02. Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed by an Authorized Officer of the Administrative Borrower, certifying on behalf of the Borrowers, that all of the conditions in Sections 5.05, 5.07, 5.08, 5.09 and 5.16 have been satisfied on such date.
5.03. Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (i) from Kirkland & Ellis LLP, special counsel to the Credit Parties, a customary opinion, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, (ii) from Wiley Rein LLP, regulatory counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date, and (iii) from local counsel in Ohio and Michigan, customary opinions addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date.
5.04. Company Documents; Proceedings; etc.  (a)  On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, and attested to by the Secretary or any Assistant Secretary of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
(b) On the Effective Date, the Administrative Agent shall have received good standing certificates from the jurisdiction of organization as of a recent date, for each of the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities.
5.05. Minimum Availability.  The Borrowers shall have Availability after giving effect to the initial extensions of credit under this Agreement and the payment of all fees and expenses required to be paid by the Borrowers on the Effective Date under this Agreement or the other Credit Documents of not less than $30,000,000.
5.06. Revolver Intercreditor Agreement.  On the Effective Date, the Administrative Agent shall have received a duly executed Revolver Intercreditor Agreement.
5.07. Refinancing. On the Effective Date, the Administrative Borrower shall repay in full of the amounts currently outstanding under, and terminate all commitments and release all security interests or redeem and exchange all Indebtedness with respect to, that certain Credit Agreement, dated as of April 21, 2016, by and among the Administrative Borrower, various lenders therein, Wells Fargo Bank, National Association, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Effective Date.
5.08. Adverse Change.  Since September 30, 2020, nothing shall have occurred which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
5.09. Litigation.  On the Effective Date, there shall be no actions, suits or proceedings pending or, to the knowledge of the Borrowers threatened, with respect to the Transaction, this Agreement or any other Credit Document.
5.10. Guaranty.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit G (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Guaranty”).

5.11. Pledge Agreement.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and to the extent required thereby, (a) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (b) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral.
5.12. Security Agreement.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement (if and to the extent such security interests can be perfected by such financing statements).
5.13. Solvency Certificate; Insurance Certificates, etc.  On the Effective Date, the Administrative Agent shall have received:
(i) a solvency certificate from the chief financial officer of the Administrative Borrower in the form of Exhibit J hereto; and
(ii) certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Administrative Borrower and its Restricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.
5.14. Fees, etc.  (a)  The Borrowers agree to pay the fees required to be paid on the Effective Date under the Fee Letter, with such payment to be earned by, and due and payable to, the Administrative Agent on the Effective Date.
(b) On the Effective Date, the Borrowers shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all invoiced reasonable out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses of one primary counsel, one local counsel in each relevant jurisdiction and one regulatory counsel) to the extent the Administrative Agent delivers such invoice at least two (2) Business Days prior to the Effective Date.
5.15. PATRIOT Act.  The Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, and any Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Credit Party, in each case, to the extent requested at least ten (10) days prior to the Effective Date.
5.16. No Default; Representation and Warranties.  On the Effective Date, immediately after giving effect to the Credit Event (if any), (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects after giving effect to such qualification).
5.17. Notice of Borrowing.  Prior to the making of the Loans, the Administrative Agent shall have received at the Notice Office a Notice of Borrowing.
In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

SECTION 6. Conditions Precedent to Credit Events after Effective Date.  The obligation of Revolving Lenders to make Revolving Loans (other than Revolving Loans made pursuant to Section 2.02(c)) is subject to the satisfaction of the following additional conditions; provided, that the conditions set forth in this Section 6 may be waived by Administrative Agent or Required Lenders:
6.01. Notice of Borrowing.  Receipt by Administrative Agent of a Notice of Borrowing (or telephonic or electronic notice, as permitted by Section 2.02(a)) in accordance with Section 2.02;
6.02. Borrowing Availability.  Immediately after any such Credit Event, the outstanding principal amount of Revolving Loans will not exceed the Revolving Loan Limit;
6.03. No Default or Event of Default.  Immediately before and after any such Credit Event, no Default or Event of Default shall have occurred and be continuing; and
6.04. Representations and Warranties.  The representations and warranties of each Credit Party contained in the Credit Documents shall be true and correct in all material respects on and as of the date of such Credit Event, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date.
Each giving of a Notice of Borrowing hereunder and each acceptance by the Borrowers of the proceeds of any Loan made hereunder shall, except as set forth in the Notice of Borrowing, be deemed to be a representation and warranty by the Borrowers on the date of such Credit Event that the conditions specified in Sections 6.02, 6.03 and 6.04 have been satisfied or waived by Administrative Agent or Required Lenders.

SECTION 7. Representations, Warranties and Agreements.
In order to induce the Lenders to enter into this Agreement and to make the Loans, each of the Borrowers makes the following representations, warranties and agreements, in each case after giving effect to the Transaction:
7.01. Company Status.  The Administrative Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization (other than as applies to the Borrowers, except to the extent any failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect), (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except to the extent any failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
7.02. Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
7.03. No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contravention that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the Senior Secured Notes Indenture, (y) after the execution and delivery thereof, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents, Parity Lien Documents, Junior Lien Documents and any Permitted Refinancing Debt Documents in respect of the Senior Secured Notes, the Permitted Subordinated Debt and the Permitted Unsecured Debt, in any such case to the extent governing Indebtedness in an aggregate outstanding principal amount equal to or greater than $20,000,000, and (z) any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, except, in the case of the preceding subclause (x), for any contravention, breach, default, lien and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.
7.04. Approvals.  No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those orders, consents, approvals, licenses, authorizations, and validations that have otherwise been obtained and those filings, recordings, and registrations that have been made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, and (b) filings which are necessary to perfect the security interests created (and required to be perfected) under the Security Documents or to release existing Liens on the Effective Date as required by this Agreement), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document; except, that (A) certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document may require the prior consent of the FCC or a Gaming Authority, and (B) copies of this Agreement and the other Credit Documents may be required to be listed or placed in the online public inspection files of one or more Stations for informational purposes and provided to the FCC upon request pursuant to Sections 73.3526 and 73.3613 of the FCC’s rules.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The audited consolidated balance sheet of the Administrative Borrower at December 31, 2019 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Administrative Borrower for the Fiscal Years of the Administrative Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Administrative Borrower at the date of said financial statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements.
(b) On and as of the Effective Date, and after giving effect to the Transactions and to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value (on a going concern basis) of the assets, at a fair valuation, of the Administrative Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets (on a going concern basis) of the Administrative Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (iii) the Administrative Borrower and its Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature in the ordinary course of business and (iv) the Administrative Borrower and its Restricted Subsidiaries (taken as a whole) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Administrative Borrower and its Restricted Subsidiaries’ (taken as a whole) property would constitute unreasonably small capital.  For purposes of this Section 7.05(b), “debt” shall mean any liability on a claim, and “claim” shall mean (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.
(c) After giving effect to the Transactions, since September 30, 2020, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
7.06. Litigation.  As of the Effective Date, there are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened in writing (i) with respect to the Transactions or any Credit Document or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.07. True and Complete Disclosure.  All factual information (when furnished and taken as a whole) furnished by or on behalf of the Borrowers in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information as supplemented (when furnished and taken as a whole) hereafter furnished by or on behalf of the Borrowers in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information as supplemented (when furnished and taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include any pro forma financial information, forecasts, the budgets referred to in Section 8.01(d) or projections or forward looking statements and information regarding general industry or economic conditions.

7.08. Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Revolving Loans will be used by the Borrowers for the payment of transaction fees and expenses incurred in connection with the Transactions, and for working capital and general corporate purposes, including capital expenditures, Permitted Acquisitions, permitted Investments and permitted Dividends.  Notwithstanding anything herein to the contrary, the proceeds of the Revolving Loans will not be used to make any Investment in the Richmond Project, except as permitted as an Investment in accordance with Section 9.05(xvii).
(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Not more than twenty-five percent (25%) of the value of the assets of the Administrative Borrower and its Restricted Subsidiaries taken as a whole is represented by Margin Stock.
7.09. Tax Returns and Payments.  Each of the Administrative Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all income and other Tax returns and reports (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Administrative Borrowers and/or any of its Restricted Subsidiaries, except (i) with respect to Taxes that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP, or (ii) where the failure to timely file or cause to be timely filed such Returns, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Each such Return is true, complete and accurate in all material respects.  Each of the Administrative Borrower and each of its Subsidiaries has paid all Taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith and for which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent the failure to pay such Taxes or assessments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
7.10. Compliance with ERISA.  (a)  Schedule 7.10 sets forth each Plan as of the Effective Date.  Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrowers or any Subsidiary of any of the Borrowers, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrowers or any Subsidiary of any of the Borrowers, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred other than as would not individually or in the aggregate, have a Material Adverse Effect.
(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c) To the knowledge of the Borrowers or any Subsidiary of any of the Borrowers, no Multiemployer Plan is insolvent.  None of the Borrowers, any Subsidiary of any of the Borrowers or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the Borrowers, each Subsidiary of any of the Borrowers and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.
(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrowers or any Subsidiary of any of the Borrowers, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.
(e) The Borrowers, each Subsidiary of any of the Borrowers and each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Borrowers, any Subsidiary of any of the Borrowers, or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  No lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary of any of the Borrowers or any ERISA Affiliate exists or is likely to arise on account of any Plan.  None of the Borrowers, any Subsidiary of any of the Borrowers or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Administrative Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Administrative Borrower’s most recently ended Fiscal Year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
7.11. Security Documents.  (a)  The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or, after the filing of UCC-1 financing statements and the taking of such other actions as are required by the Security Agreement, will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (if and to the extent such Security Agreement Collateral can be perfected by the actions required by the Security Agreement), subject to no other Liens other than Permitted Liens and subject to the Revolver Intercreditor Agreement.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademark registrations and United States patents that are part of the Security Agreement Collateral, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyright registrations that are part of the Security Agreement Collateral.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement (if and to the extent such Pledge Agreement Collateral can be perfected by the actions required by the Pledge Agreement), subject to no security interests of any other Person (other than Permitted Liens) and subject to the Revolver Intercreditor Agreement.  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral constituting “certificated securities” (as defined in the UCC) under the Pledge Agreement, so long as the Collateral Agent (or designated agent thereof) possesses or “controls” (within the meaning provided in the UCC) such Pledge Agreement Collateral.
7.12. Properties.  All Real Property owned by the Administrative Borrower or any of its Restricted Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 5.13.  Each of the Administrative Borrower and each of its Restricted Subsidiaries has good and marketable title to all Real Property owned by it (except as sold or otherwise disposed of as permitted by the terms of this Agreement) and necessary in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Liens.
7.13. Restricted Subsidiaries.  On and as of the Effective Date, the Administrative Borrower has no Restricted Subsidiaries other than those Restricted Subsidiaries listed on Schedule 7.13.  Schedule 7.13 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Administrative Borrower in each class of Equity Interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.  Except as set forth on Schedule 7.13, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Administrative Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and have been issued free of preemptive rights.  Except as set forth on Schedule 7.13, no Restricted Subsidiary of the Administrative Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.
7.14. Compliance with Statutes, etc.  Each of the Administrative Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.15. Investment Company Act.  Neither the Administrative Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
7.16. [Intentionally Omitted].

7.17. Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a)  each of the Administrative Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending, or to the knowledge of the Borrowers, threatened, against the Administrative Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded, or to the knowledge of the Borrowers, threatened under any Environmental Law with respect to any Real Property currently owned by the Administrative Borrower or any Restricted Subsidiary; (d) neither the Administrative Borrower nor any of its Restricted  Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Administrative Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors, or any Real Property at any time owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.  This Section 7.17 and Sections 7.05, 7.07 and 7.14 set forth the sole representations and warranties of the Borrowers and the Subsidiaries with respect to environmental matters.
7.18. Employment and Labor Relations.  Neither the Administrative Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Administrative Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Administrative Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Administrative Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, threatened against the Administrative Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Administrative Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrowers’ knowledge, threatened against the Administrative Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Administrative Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
7.19. Intellectual Property.  Each of the Administrative Borrower and each of its Restricted Subsidiaries owns or has the right to use all patents, trademarks, permits, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, necessary for the present conduct of its or their business, without, to the knowledge of the Borrowers, any infringement of the intellectual property rights of others which, or the failure to own or have such right to use which, as the case may be, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
7.20. [Intentionally Omitted].

7.21. Subordination.  The subordination provisions contained in any Permitted Subordinated Debt Documents and any agreements or instruments relating to any Permitted Refinancing Indebtedness in respect of the foregoing, are enforceable against the Borrowers and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Guaranty) are within the definitions of “Senior Debt” or “Senior Guarantees” (or other comparable term), as applicable, and “Designated Senior Debt” included in such subordination provisions.
7.22. Ownership of Stations.  As of the Effective Date, (a) Schedule 7.22 completely and correctly lists each Station owned directly or indirectly by the Administrative Borrower or any of its Restricted Subsidiaries and (b) neither the Administrative Borrower nor any of its Restricted Subsidiaries owns any Station other than the Stations so listed.
7.23. FCC Licenses and Other Matters.  (a)  Schedule 7.23 accurately lists all material authorizations, licenses, permits and franchises granted or assigned to the Administrative Borrower and its Restricted Subsidiaries by the FCC and all applications therefor with respect to the Stations as of the Effective Date.  The Administrative Borrower and each of its Restricted Subsidiaries hold all Necessary Authorizations required to conduct the businesses of the Stations as presently conducted and have filed all applications for Necessary Authorizations required to conduct the businesses of the Stations as proposed to be conducted.  All FCC Licenses and Necessary Authorizations are in full force and effect and are duly issued in the name of, or validly assigned to, the Administrative Borrower or a Restricted Subsidiary.  Schedule 7.23 also correctly specifies the expiration date of each FCC License in effect as of the Effective Date.
(b) Except as set forth on Schedule 7.23, the Administrative Borrower and its Restricted Subsidiaries are in compliance in all material respects with applicable Communications Law as of the Effective Date.  There is no investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any Station (other than proceedings relating to the broadcast industry generally), except such investigations, notices or complaints as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modifications, non-renewal, material impairment, material restriction or termination of, or material order of forfeiture with respect to, any material FCC License or other Necessary Authorization.
(c) The Administrative Borrower and its Restricted Subsidiaries have duly filed any and all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.
7.24. [Intentionally Omitted].

7.25. Sanctioned Persons; FCPA.  (a)  None of the Administrative Borrower or any Restricted Subsidiary, nor any director, officer or employee thereof, nor, to the knowledge of the Borrowers, any agent, representative, Affiliate or any other person associated with or acting on behalf of the Administrative Borrower or any Restricted Subsidiary is a Person that is, or is owned or controlled by a Person, currently subject to, the target of, or located within any country or territory the target of, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (OFAC) or the U.S. Department of State and, including without limitation, the designation as a “specially designated national” or “blocked person” (together, the “Sanctions”); and the Borrowers will not directly or indirectly knowingly use the proceeds of the Loans, or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to, the target of, or located within any country or territory the subject of any Sanctions or in manner that will result in a violation of Sanctions by any Person.
(b) The Administrative Borrower and each of its Subsidiaries have conducted and will continue to conduct their businesses in material compliance with the U.S. Foreign Corrupt Practices Act (“FCPA”) and all applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures reasonably designed to ensure compliance with such laws and with the representation and warranty contained herein.  No part of the proceeds of the Loans will be used, directly or indirectly knowingly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.
7.26. Eligible Accounts.  As to each Account that is identified by the Administrative Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Administrative Agent, such Account is, as of the date of such Borrowing Base Certificate, (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower’s business, (b) owed to a Borrower and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

SECTION 8. Affirmative Covenants.  The Borrowers hereby covenant and agree that on and after the Effective Date and until the Total Commitment has terminated and the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:
8.01. Information Covenants.  The Administrative Borrower will furnish to each Lender:
(a) Quarterly Financial Statements.  Within forty-five (45) days after the close of each of the first three (3) quarterly accounting periods in each Fiscal Year of the Administrative Borrower (or, if earlier, ten (10) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), the consolidated balance sheet of the Administrative Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer of the Administrative Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Administrative Borrower and its Restricted Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes; provided, that at any time the Administrative Borrower has any Unrestricted Subsidiaries, that, individually or in the aggregate, with any other Subsidiary designated by the Administrative Borrower as an Unrestricted Subsidiary at any time after the Effective Date, would constitute a Significant Subsidiary, then the quarterly financial information required by this Section 8.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Administrative Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Administrative Borrower; provided, further, that in the event that the Administrative Borrower is no longer required to file reports and registration statements with the SEC, the Administrative Borrower will furnish, concurrently with the delivery of the financial statements referred to in this clause (a), a copy of management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.
(b) Annual Financial Statements.  Within one hundred five (105) days after the close of each Fiscal Year of the Administrative Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the consolidated balance sheet of the Administrative Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by Ernst & Young LLP or other independent certified public accountants of recognized national standing or other independent certified public accountants reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit all other than (w) a “going concern” exception or explanatory note resulting solely from an upcoming maturity of any Indebtedness occurring within one year from the most recent balance sheet date to which such opinion relates, (x) any actual or potential Default or Event of Default of any financial covenant under this Agreement and/or any other Indebtedness, and/or (y) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries) stating that in the course of its regular audit of the financial statements of the Administrative Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided, that at any time the Administrative Borrower has any Unrestricted Subsidiaries, that, individually or in the aggregate, with any other Subsidiary designated by the Administrative Borrower as an Unrestricted Subsidiary at any time after the Effective Date, would constitute a Significant Subsidiary, then the annual financial information required by this Section 8.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Administrative Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Administrative Borrower (although such separate presentation of financial information excluding the effects of Unrestricted Subsidiaries need not be audited).
(c) PATRIOT Act.  Promptly after the request by any Lender, (i) all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (ii) in the event any Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Credit Party.

(d) Budget.  No later than sixty (60) days following the first day of each Fiscal Year of the Administrative Borrower, a budget in the form of Exhibit K hereto (with such modifications thereto as may be reasonably acceptable to the Administrative Agent and the Administrative Borrower).
(e) Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Administrative Borrower substantially in the form of Exhibit L (with blanks appropriately completed and with any deviations from such form as may be reasonably acceptable to the Administrative Agent) certifying on behalf of the Administrative Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Administrative Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 9.07 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, whether or not such financial covenant is then in effect, (ii) solely in connection with the certificate delivered with the financial statements provided in Section 8.01(b), certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrowers and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes, and (iii) set forth a list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Administrative Borrower as of the date of such compliance certificate.
(f) Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five (5) Business Days after any Authorized Officer of the Administrative Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation, investigation or proceeding pending against the Administrative Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has a reasonable likelihood of adverse determination and such adverse determination would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) the filing or commencement of any action, suit or proceeding by or before any arbitrator, the FCC or any other Governmental Authority against or affecting the Administrative Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, (iv) (x) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that would reasonably be expected to result in a Material Adverse Effect or (y) any competing application, petition to deny or other opposition to any license renewal application filed by the Administrative Borrower or any of its Subsidiaries with the FCC that would reasonably be expected to result in a Material Adverse Effect, (v) information and a copy of any notice received by the Administrative Borrower or any of its Restricted Subsidiaries from the FCC or other Governmental Authority or any Person that concerns (x) any event or circumstance that would reasonably be expected to materially adversely affect any material Necessary Authorization and (y) any notice of abandonment, expiration, revocation, material impairment, nonrenewal or suspension of any material Necessary Authorization, together with a written explanation of any such event or circumstance or the circumstances surrounding such abandonment, expiration, revocation, material impairment, nonrenewal or suspension or (vi) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings.  To the extent not otherwise delivered hereunder, promptly after the filing or delivery thereof, copies of all material financial information, proxy materials and reports, if any, which the Administrative Borrower or any of its Restricted Subsidiaries shall publicly file with the U.S. Securities and Exchange Commission or any successor thereto (the “SEC”) (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Administrative Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Disqualified Preferred Stock, any Designated Preferred Stock, the Senior Secured Notes, any other Parity Lien Debt, any Junior Lien Debt, any Permitted Subordinated Debt, any Permitted Unsecured Debt or any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of the foregoing Indebtedness.
(h) Environmental Matters.  Promptly after any Authorized Officer of the Administrative Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:
(i) any pending or threatened Environmental Claim against the Administrative Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;
(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Administrative Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Administrative Borrower or any of its Restricted Subsidiaries or any such Real Property;
(iii) any condition or occurrence on any Real Property owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Administrative Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and
(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries.
All such notices under this clause (h) shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Administrative Borrower’s or such Restricted Subsidiary’s response thereto.
(i) Other FCC Information.  Promptly upon their becoming available, (i) copies of any material correspondence exchanged with the FCC or any other federal, state or local governmental agency or authority and (ii) copies of any periodic or special reports filed by the Administrative Borrower or any of its Restricted Subsidiaries with the FCC or any other federal, state or local governmental agency or authority, in each case if such reports or correspondence indicate any material change in the ownership of the Administrative Borrower or such Restricted Subsidiary, or any materially adverse change in the business, operations, affairs or condition of the Administrative Borrower or such Restricted Subsidiary.

(j) Collateral Reports.  Promptly with each of the reports set forth on Schedule 8.01(j) at the times specified therein (and more frequently as the Administrative Agent may reasonably require and is reasonably feasible for the Borrowers to deliver at any time an Event of Default has occurred and is continuing).  In addition, the Borrowers agree to use commercially reasonable efforts in cooperation with Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.
(k) Other Information.  Promptly upon reasonable request, such other information or documents (financial or otherwise) with respect to the Administrative Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided, that the Administrative Borrower and its Subsidiaries shall not be required to disclose any information to the Administrative Agent or any Lender to the extent it is subject to confidentiality agreements (to the extent such confidentiality agreement was not created in contemplation of such Credit Party’s or Subsidiary’s obligations under this Section 8.01(k)) or attorney/client privilege or to the extent such disclosure is prohibited by applicable law; provided, in each case, that each of the Borrowers shall have notified the Administrative Agent that such document or information is being withheld on the basis of the foregoing.
Financial statements required to be delivered pursuant to Sections 8.01(a) and (b) and information required to be delivered pursuant to Section 8.01(g) (in each case, to the extent such financial statements or information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Administrative Borrower’s website on the Internet at http://www.urban1.com (or such other website identified by the Administrative Borrower to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet (to the extent such information has been posted or is available as described in such notice); provided, that in each case the Administrative Borrower shall (x) notify the Administrative Agent of the posting of any such documents and (y) notwithstanding the immediately subsequent sentence, deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Administrative Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.  Information required to be delivered pursuant to this Section 8.01 (including, but not limited to, clauses (a) and (b)) may also be delivered by electronic communication pursuant to procedures permitted by this Agreement.  Notwithstanding anything to the contrary contained in this Section 8.01, the Administrative Borrower shall not be required to deliver to the Administrative Agent or any Lender any information subject to confidentiality agreements (to the extent such confidentiality agreement was not created in contemplation of such Credit Party’s or Subsidiary’s obligations under this Section 8.01), attorney/client work privilege or to the extent such disclosure is prohibited by applicable law; provided, in each case, that each of the Borrowers shall have notified the Administrative Agent that such document or information is being withheld on the basis of the foregoing.
8.02. Books, Records and Inspections; Annual Conference Calls.  (a)  The Borrowers will, and will cause each of their respective Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities.  The Borrowers will, and will cause each of their respective Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit, inspect and conduct field examinations, under guidance of officers of such Borrower or such Restricted Subsidiary, any of the properties of such Borrower or such Restricted Subsidiary, and to examine the books of account of such Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of such Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided, that the Administrative Borrower and its Restricted Subsidiaries shall not be required to disclose any information to the Administrative Agent or any Lender to the extent it is subject to confidentiality agreements or attorney/client privilege or to the extent such disclosure is prohibited by applicable law; provided, further, that the Administrative Agent shall give such Borrower the opportunity to participate in any discussion with its accountants; provided, further, that excluding any such visits and inspections during the continuation of an Event of Default or excluding any field examination conducted in connection with a Permitted Acquisition, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.02 and the Administrative Agent shall not exercise such rights more often than one (1) time during any twelve (12) consecutive month period; provided, however, that (i) one additional field examination may be conducted prior to the six (6) month anniversary of the Effective Date at the cost and expense of the Borrowers, (ii) during a Reporting Period, one (1) additional field examination may be conducted during such twelve (12) consecutive month period at the cost and expense of the Borrowers, (iii) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice and (iv) the Administrative Agent may, at any other time during normal business hours and upon reasonable advance written notice, conduct one additional field examination during any twelve (12) consecutive month period at the expense of the Administrative Agent and the Lenders.

(b) At the request of the Administrative Agent, the Administrative Borrower will within ten (10) days after the date of the delivery (or, if later, required delivery) of the annual financial information pursuant to Section 8.01(b), hold a conference call or teleconference, at a time selected by the Administrative Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Year, as the case may be, and the financial condition of the Administrative Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Administrative Borrower and its Restricted Subsidiaries.
(c) The Administrative Agent, in the exercise of its Permitted Discretion, shall have the right to confirm and verify all Accounts by any manner and through any medium it considers advisable (it being understood and agreed that, so long as (i) the Revolver Usage is less than fifty percent (50%) of the then Revolving Loan Commitment and (ii) no Event of Default exists and is continuing, the Administrative Agent shall not confirm and/or verify any Accounts).
8.03. Maintenance of Property; Insurance.  (a)  The Borrowers will, and will cause each of their respective Restricted Subsidiaries to, (i) keep all material property (other than intellectual property) necessary to the business of such Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, and (ii) maintain insurance on all material property (other than intellectual property) and against all such risks as is customary for companies in the same or similar businesses as Administrative Borrower and its Restricted Subsidiaries (including through self-insurance).  Promptly following the reasonable request of the Collateral Agent, acting at the direction of the Required Lenders, the Borrowers and the other Credit Parties will furnish to the Collateral Agent full information as to their property and liability insurance carriers (absent an Event of Default, limited to one request per year).
(b) The Borrowers will, and will cause each Credit Party to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to general liability, property casualty insurance and any excess umbrella coverage insurance (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that the insurers under such insurance policies shall endeavor to provide at least thirty (30) days’ (or, in the event of cancellation for nonpayment of premium, ten (10) days’) prior written notice of the cancellation thereof by the respective insurer to the Collateral Agent, and (iii) shall be deposited with the Collateral Agent, in each case, subject to the Revolver Intercreditor Agreement.
(c) If the Administrative Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if any of the Borrowers or any of the other Credit Parties shall fail to so endorse and deposit all policies or certificates in accordance with Section 8.03(b) above, the Administrative Agent shall have the right (but shall be under no obligation) upon five (5) Business Days’ prior written notice to the Administrative Borrower, to procure such insurance and the Borrowers agrees to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of procuring such insurance.
8.04. Existence; Franchises.  The Borrowers will, and will cause each of their respective Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material franchises, Licenses and permits, except to the extent any such failure would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent sales of assets and other transactions, dispositions or actions or omissions by the Administrative Borrower or any of its Restricted Subsidiaries not prohibited by this Agreement.

8.05. Compliance with Statutes, etc.  The Borrowers will, and will cause each of their respective Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.06. Compliance with Environmental Laws.  (a)  The Borrowers will comply, and will cause each of their respective Restricted Subsidiaries to comply, with all Environmental Laws and permits required thereunder applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Administrative Borrower or any of its Restricted Subsidiaries is not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrowers will provide, at the sole expense of the Borrowers and at the written request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or the nature of any noncompliance or other liability and the potential cost of any corrective actions required to remedy the condition or event at issue.  If the Borrowers fail to take adequate steps to provide the same within thirty (30) days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Borrowers, and the Borrowers shall grant and do hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrowers, all at the sole expense of the Borrowers.
8.07. ERISA-Related Information.  The Borrowers shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):
(a) promptly and in any event within fifteen (15) days receiving a request from the Administrative Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;
(b) promptly and in any event within thirty (30) days after any Borrowers, any Subsidiary of the Borrowers or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Administrative Borrower or any Subsidiary of the Administrative Borrower, a certificate of the chief financial officer of the Administrative Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by such Borrower, such Subsidiary of such Borrower or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided, that, in the case of ERISA Events under paragraph (d) of the definition thereof, the thirty (30) day period set forth above shall be a ten (10) day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than ten (10) days after the occurrence of the ERISA Event;
(c) promptly, and in any event within thirty (30) days, after becoming aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in material liability to the Borrowers since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (B) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Borrowers, any Subsidiary of the Borrowers and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that are reasonably expected to result in material liability to the Administrative Borrower or any Subsidiary; or (C) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Administrative Borrower or any Subsidiary, a detailed written description thereof from the chief financial officer of the Administrative Borrower; and
(d) If, at any time after the Effective Date, the Administrative Borrower, any Restricted Subsidiary of the Administrative Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 7.10, then the Administrative Borrower shall deliver to the Administrative Agent an updated Schedule 7.10 as soon as practicable, and in any event within thirty (30) days after the Administrative Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.
8.08. End of Fiscal Years; Fiscal Quarters.  The Administrative Borrower will cause (i) its and each of its Restricted Subsidiaries’ Fiscal Years to end on December 31 of each calendar year and (ii) its and each of its Restricted Subsidiaries’ Fiscal Quarters to end on the last day of each period described in the definition of “Fiscal Quarter”, unless, in each case, as otherwise agreed by the Administrative Agent in its Permitted Discretion.

8.09. Payment of Taxes.  The Borrowers will pay and discharge, and will cause each of their respective  Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Administrative Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided, that neither the Administrative Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent the failure to pay such Tax, assessment, charge, levy or claim would not reasonably be expected to result in a Material Adverse Effect.
8.10. Use of Proceeds.  The Borrowers will use the proceeds of the Loans only as provided in Section 7.08.
8.11. Additional Security; Further Assurances; etc.  (a)  Subject to the terms and conditions of the Credit Documents, the Administrative Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such Collateral of the Administrative Borrower and such other Credit Party as are not covered by the original Security Documents (other than Excluded Assets) as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”).  All such security interests (i) shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and the Administrative Borrower, and (ii) subject to exceptions as are reasonably acceptable to the Administrative Agent, shall constitute valid, enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and perfected security interests (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document) superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent such security interests can be perfected by the filings or other actions required under the Additional Security Documents), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all Taxes, fees and other charges payable in connection therewith shall be paid in full.
(b) Subject to the terms and conditions of the Credit Documents, the Administrative Borrower will, and will cause each of the other Credit Parties to, at the reasonable expense of the Borrowers, make, execute, endorse, acknowledge, authorize and/or deliver to the Collateral Agent from time to time such schedules, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, control agreements on deposit accounts (other than Excluded Deposit Accounts (as defined in the Security Agreement)) and other documents, assurances, opinions of counsel or instruments, in each case, solely to the extent required by the Security Documents, and take such further similar steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require in accordance with the Security Documents.  Each Credit Party acknowledges that certain transactions contemplated by this Agreement and the other Credit Documents, and certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document, may require the consent of the FCC or any applicable Gaming Authority.  If the Administrative Agent reasonably determines that the consent of the FCC or Gaming Authority is required in connection with the execution, delivery or performance of any of the aforesaid documents or any documents delivered to the Administrative Agent, the Collateral Agent or the Lenders in connection therewith or as a result of any action which may be taken or be proposed to be taken pursuant thereto, then each Credit Party, at its sole reasonable cost and expense, shall use its commercially reasonable efforts to secure such prior consent and to cooperate with the Administrative Agent, the Collateral Agent and the Lenders in any such action taken or proposed to be taken by the Administrative Agent, the Collateral Agent or any Lender.
(c) [Reserved].

(d) The Borrowers agree that each action required by clauses (a) through (c) of this Section 8.11 shall be completed within sixty (60) days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such time may be extended by the Administrative Agent or the Required Lenders in its or their discretion); provided, that in no event shall the Administrative Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.
(e) Promptly after any Domestic Restricted Subsidiary of the Administrative Borrower ceases to constitute an Excluded Subsidiary in accordance with the applicable definitions thereof, the Administrative Borrower shall cause such Domestic Restricted Subsidiary to take all actions required as if such Domestic Restricted Subsidiary were then established, created or acquired, including to execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Sections 5.02, 5.03 (if reasonably requested by the Administrative Agent in writing), 5.04, 5.10, 5.11, 5.12 and 5.13 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Credit Party on the Effective Date.
(f) In the event (A) new Unrestricted Subsidiaries are established or created, or the Administrative Borrower or any of its Wholly-Owned Restricted Subsidiaries acquires Equity Interests in an Unrestricted Subsidiary (i) all Investments by the Administrative Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary shall be permitted pursuant to Section 9.05 and (ii) all requirements of the definition of Unrestricted Subsidiary and Section 8.14 shall have been satisfied, and (B) subject to the terms of the Revolver Intercreditor Agreement, the Administrative Borrower and its Wholly-Owned Restricted Subsidiaries establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Restricted Subsidiaries (other than any Excluded Subsidiary) (i) the Equity Interests (other than any Excluded Equity Interests) of such new Wholly-Owned Restricted Subsidiary shall be promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests (other than any Excluded Equity Interests), together with stock or other appropriate powers duly executed in blank, shall be delivered to the Collateral Agent (or its bailee) as, and to the extent required by, the Pledge Agreement, (ii) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Excluded Subsidiary) shall execute a counterpart of the Guaranty, the Security Agreement and the Pledge Agreement and (iii) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Excluded Subsidiary) shall take all actions required pursuant to this Section 8.11.
8.12. [Intentionally Omitted].
8.13. [Intentionally Omitted].
8.14. Designation of Subsidiaries.  The board of directors of the Administrative Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (any such designation, a “Subsidiary Designation”); provided, that:
(i) immediately after such designation, no Event of Default shall have occurred and be continuing;
(ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of the Parity Lien Documents, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents or the Junior Lien Documents or any Permitted Refinancing Debt Documents in respect of the foregoing;
(iii) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (1) such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, and (2) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as provided in the following sentence is permitted by Section 9.05; provided, that foregoing clauses (1) and (2) shall not be applicable in the case of a “deemed designation” as provided in clause (ii) of the proviso appearing in the definition of “Unrestricted Subsidiary”;

(iv) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (1) all actions which would be required to be taken pursuant to Section 8.11 in connection with the establishment, creation or acquisition of a new Restricted Subsidiary are taken, or will be taken, as required by Section 8.11, and (2) the Indebtedness and Liens of such Subsidiary resulting from the designation of such Subsidiary as a Restricted Subsidiary are permitted under Section 9.04 or 9.01, as applicable; and
(v) the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Administrative Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv).
The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Administrative Borrower therein at the date of designation in an amount equal to the Fair Market Value of all outstanding Investments owned by the Administrative Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by a Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
8.15. Richmond Project; Segregated Accounts.  (a) Notwithstanding anything herein to the contrary, to the extent that the Administrative Borrower and its Subsidiaries proceed with the Richmond Project, the Administrative Borrower and its Subsidiaries shall consummate the Richmond Project, whether structured as an Asset Sale, an Investment or otherwise, in each case, to the extent permitted hereunder, through an Unrestricted Subsidiary (including RVA Entertainment Holdings LLC).
(b) The Administrative Borrower will, and will cause each of its Restricted Subsidiaries to, maintain separate bank accounts and treasury accounts from the bank accounts and treasury accounts of any Unrestricted Subsidiary through which the Richmond Project is consummated.  No bank account or treasury account (or the funds therein) of any Unrestricted Subsidiary through which the Richmond Project is consummated shall be commingled with any bank account or treasury account (or the funds therein) of the Administrative Borrower or any of its Restricted Subsidiaries.

SECTION 9. Negative Covenants
The Borrowers hereby covenant and agree that on and after the Effective Date and until the Total Commitment has terminated and the Loans, Fees and all other Obligations (other than any indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:
9.01. Liens.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided, that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(i) Liens for Taxes, assessments or governmental charges or levies that are not overdue for a period of more than 60 days or the validity of which are being contested in good faith and by appropriate proceedings, diligently conducted and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;
(ii) Liens in respect of property or assets of the Administrative Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business for sums not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted and which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, and for which adequate reserves have been established to the extent required by GAAP, including Liens such as carriers’, warehousemen’s, materialmen’s, contractors’ and mechanics’ liens and other similar Liens arising in the ordinary course of business;
(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 9.01, plus renewals, replacements and extensions of such Liens; provided, that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Administrative Borrower or any of its Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 9.01;
(iv) Liens on the Collateral created by or pursuant to this Agreement, the Security Documents and, subject to the Revolver Intercreditor Agreement, the Senior Secured Notes Documents (or any Permitted Refinancing thereof);
(v) (x) licenses, sublicenses, leases or subleases granted by the Administrative Borrower or any of its Restricted Subsidiaries to other Persons entered in the ordinary course of business and not materially interfering with the conduct of the business of the Administrative Borrower and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Administrative Borrower or any of its Restricted Subsidiaries is a party;
(vi) Liens upon assets of the Administrative Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness to the extent such Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness are permitted by Section 9.04(iv); provided, that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation, mortgage financing or purchase money Indebtedness and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation, mortgage financing or purchase money Indebtedness does not encumber any other asset of the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower other than the proceeds of such assets giving rise to such Capitalized Lease Obligations, mortgage financing or purchase money Indebtedness; provided, however, that individual financings of assets subject to Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness provided by one lender may be cross collateralized to other financings of assets provided by such lender;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Effective Date and used in the ordinary course of business of the Administrative Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the Administrative Borrower or such Restricted Subsidiary or within one hundred eighty (180) days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Administrative Borrower or such Restricted Subsidiary;
(viii) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Administrative Borrower or the Restricted Subsidiaries or the ownership of their property, including Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority, easements, rights-of-way, restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting Real Property, in each case which do not materially adversely impair the operation of the business of the Administrative Borrower or any of its Restricted Subsidiaries, taken as a whole;
(ix) Liens arising from UCC financing statement filings, including precautionary financing statements (or similar filings), regarding operating leases entered into by the Administrative Borrower and its Restricted Subsidiaries in the ordinary course of business;
(x) Liens securing judgments not constituting an Event of Default;
(xi) statutory and common law landlords’ liens under leases to which the Administrative Borrower or any of its Restricted Subsidiaries is a party;
(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;
(xiii) [reserved];
(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Administrative Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided, that such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other Investment and do not attach to any other asset (other than the proceeds and products thereof and accessories thereto) of the Administrative Borrower or any of its Restricted Subsidiaries;
(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvii) bankers’ Liens, rights of setoff, revocation, refund, chargeback and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Administrative Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, and Liens on Restricted cash or Cash Equivalents;
(xviii) Liens on earnest money deposits of cash or Cash Equivalents made by the Administrative Borrower or its Restricted Subsidiaries in connection with any Permitted Acquisition;
(xix) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04;
(xx) Liens consisting of an agreement to dispose of property permitted by Section 9.02;
(xxi) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance or discharge of Indebtedness; provided that such defeasance or discharge is not prohibited by this Agreement;
(xxii) Liens incurred in the ordinary course of business of the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower with respect to Indebtedness at any one time outstanding that does not exceed $15,000,000 (including additional Parity Lien Obligations and second priority Liens on Notes Priority Collateral (as defined in the Revolver Intercreditor Agreement));
(xxiii) Liens incurred to secure additional Parity Lien Obligations in respect of any Indebtedness permitted to be incurred pursuant to Section 9.04; provided that, with respect to Liens securing additional Parity Lien Obligations permitted under this clause (xxiii), (a) at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio (as defined in the Senior Secured Notes Indenture as in effect on the date hereof) would be no greater than 4.50 to 1.00 and (b) any such Liens on the ABL Priority Collateral (as defined in the Revolver Intercreditor Agreement) must be secured on a junior lien basis to the Obligations pursuant to the Revolver Intercreditor Agreement and the representative in respect of such obligations must enter into the Revolver Intercreditor Agreement;
(xxiv) any Lien (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxv) Liens securing Indebtedness and other obligations in an aggregate principal amount not to exceed $30,000,000; provided that any such Liens on the ABL Priority Collateral (as defined in the Revolver Intercreditor Agreement) must be secured on a junior lien basis to the Obligations pursuant to the Revolver Intercreditor Agreement and the representative in respect of such obligations must enter into the Revolver Intercreditor Agreement;
(xxvi) [reserved];
(xxvii) (x) Liens on cash and Cash Equivalents securing Indebtedness and other obligations in respect of Hedge Agreements or Cash Management Services in an aggregate principal amount not to exceed $10,000,000 and (y) Liens on cash and Cash Equivalents securing Indebtedness and other obligations in respect of Hedge Agreements or Cash Management Services provided by Wells Fargo Bank, N.A. (or any of its Affiliates) existing on the Effective Date and continuing solely until on or prior to the 180th day after the Effective Date;
(xxviii) Liens (a) on Equity Interests or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary and (b) then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 8.14 so long as such Liens shall not have been created or incurred in contemplation of such re-designation; and
(xxix) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, was required to secure and under the indenture was permitted to secure) the Indebtedness being refinanced.
Notwithstanding anything herein to the contrary, the Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, create, incur, assume or suffer to exist any consensual Lien upon any ABL Priority Collateral (as defined in the Revolver Intercreditor Agreement) except for Liens that are secured on a junior lien basis to the Obligations pursuant to the Revolver Intercreditor Agreement and for which the representative thereof has entered into the Revolver Intercreditor Agreement.
In connection with the granting of Liens of the type described in clauses (iii), (iv), (vi), (vii), (ix), (xiv) and (xxii) of this Section 9.01 by the Administrative Borrower of any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Administrative Borrower in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Agreement and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of this Section 9.01 to which such Permitted Lien has been classified or reclassified.

9.02. Consolidation, Merger, Sale of Assets, etc.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership or merge or consolidate, or make any Asset Sale (other than sales of air-time advertisements and similar promotional activities in the ordinary course of business), or sell, convey or transfer or lease all or substantially all of its assets (determined on a consolidated basis for the Administrative Borrower and its Restricted Subsidiaries) or enter into any sale-leaseback transactions; except, that:
(i) the Administrative Borrower and its Restricted Subsidiaries may effect Dividends permitted under Section 9.03 and Debt Repurchases permitted under Section 9.09;
(ii) the Administrative Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete, surplus or worn-out equipment or other assets or equipment or other assets that are no longer useful in the conduct of the business of the Administrative Borrower and its Restricted Subsidiaries;
(iii) the Administrative Borrower and its Restricted Subsidiaries may grant Liens in their property and assets to the extent permitted under Section 9.01;
(iv) the Administrative Borrower and its Restricted Subsidiaries may sell assets (other than assets included in the Borrowing Base (only to the extent that Availability is less than $5,000,000)), so long as (v) no Event of Default then exists or would result therefrom, (w) the Administrative Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale), as determined in good faith by the board of directors of the Administrative Borrower, of the shares and assets subject to such Asset Sale (including, for the avoidance of doubt, if such Asset Sale is a Permitted Asset Swap), (x) in any such Asset Sale, or series of related Asset Sales (except to the extent the Asset Sale is a Permitted Asset Swap), at least 75% of the consideration from such Asset Sale (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Administrative Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents, and (y) an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Administrative Borrower or such Restricted Subsidiary, as the case may be, as required by the Senior Secured Notes Indenture and (z) with respect to any Asset Sale or series of related Asset Sales involving assets in an aggregate Fair Market Value of equal to or in excess of $3,000,000 and constituting part of the Borrowing Base, the Administrative Borrower delivers, within three (3) Business Days after such Asset Sale, an updated executed Borrowing Base Certificate to the Administrative Agent giving pro forma effect to such Asset Sale or series of related Asset Sales;
(v) each of the Administrative Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent otherwise permitted by Section 9.04);
(vi) each of the Administrative Borrower and its Restricted Subsidiaries may sell or discount, (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) accounts receivable or notes receivable in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(vii) each of the Administrative Borrower and its Restricted Subsidiaries may grant licenses or sub-licenses of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property, in each case, in the ordinary course of business;
(viii) the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Administrative Borrower or to any other Restricted Subsidiary of the Administrative Borrower which is a Credit Party, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;
(ix) (a) the Administrative Borrower may consolidate with or merge with or into, any Person so long as (1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia (provided that where the continuing Person is not a corporation, a co-obligor of the Loans is a corporation that is a Wholly Owned Restricted Subsidiary) and the Successor Company (if not the Administrative Borrower) will expressly assume, by supplement or other joinder agreement, as applicable, executed and delivered to the Administrative Agent and Collateral Agent, all the obligations of the Administrative Borrower under this Agreement and the Security Documents, (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing, (3) immediately after giving effect to such transaction, either (i) the Successor Company would be able to incur at least an additional $1.00 of Ratio Debt or (ii) the Leverage Ratio (as defined in the Senior Secured Notes Indenture as in effect on the date hereof) would not be greater than it was immediately prior to giving effect to such transaction, and (4) the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate and a customary opinion of counsel; (b) any Restricted Subsidiary of the Administrative Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the Administrative Borrower or any other Restricted Subsidiary, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Administrative Borrower, the Administrative Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Borrower other than the Administrative Borrower, a Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (iii) in the case of any such merger, consolidation, dissolution or liquidation involving a Subsidiary Guarantor, a Borrower or another Subsidiary Guarantor is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (iv) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Restricted Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken; (c) any Borrower may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of such Borrower, reincorporating such Borrower in another jurisdiction, or changing the legal form of such Borrower so long as the surviving person will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia (provided that where the continuing Person is not a corporation, a co-obligor of the Loans is a corporation that is a Wholly Owned Restricted Subsidiary) and the surviving person (if not such Borrower) will expressly assume, by supplement or other joinder agreement, as applicable, executed and delivered to the Administrative Agent and Collateral Agent, all the obligations of such Borrower under this Agreement and the Security Documents, (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the surviving person or any Subsidiary of the surviving person as a result of such transaction as having been incurred by the surviving person or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing, (3) immediately after giving effect to such transaction, either (i) the surviving person would be able to incur at least an additional $1.00 of Ratio Debt or (ii) the Leverage Ratio (as defined in the Senior Secured Notes Indenture as in effect on the date hereof) would not be greater than it was immediately prior to giving effect to such transaction, and (4) the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate and a customary opinion of counsel; and (d) any Subsidiary Guarantor may consolidate with or merge with or into any Person or permit any Person to merge with or into the Subsidiary Guarantor, and any Subsidiary Guarantor may sell, convey, transfer, lease or dispose of, all or substantially all its assets, in one transaction or a series of related transaction to any Person, in each case, so long as (i) the other Person is a Borrower or any Restricted Subsidiary that is Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction, or (ii) (1) either (x) a Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Subsidiary Guarantor under its Guaranty and the Security Documents and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or (iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to a Borrower or a Restricted Subsidiary) otherwise permitted by this Agreement;

(x) any Foreign Restricted Subsidiary of the Administrative Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Restricted Subsidiary of the Administrative Borrower, so long as (i) such Wholly-Owned Foreign Restricted Subsidiary of the Administrative Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Restricted Subsidiary and such Foreign Restricted Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;
(xi) to the extent constituting an Investment, any conveyance, sale, lease or other disposition (other than by way of merger or consolidation) by the Administrative Borrower or any of its Restricted Subsidiaries permitted by Section 9.05;
(xii) the Administrative Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of cash and Cash Equivalents in the ordinary course of business;
(xiii) so long as no Event of Default exists or would result therefrom, (x) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.05; provided, that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 8.11, to the extent applicable and (y) any Permitted Acquisition may be consummated in accordance with the requirements of Section 9.05(xii) or Section 9.05(xvii), as applicable;
(xiv) [reserved];
(xv) subject to compliance with Section 8.11 hereof with respect to any assets (other than Collateral constituting ABL Priority Collateral (as defined in the Revolver Intercreditor Agreement) acquired in connection therewith, Permitted Asset Swaps made in accordance with the requirements of the definition thereof, so long as (x) the Fair Market Value of any property or assets received in connection therewith is at least equal to the Fair Market Value of the property or assets so transferred, (y) each such Permitted Asset Swap is effected in connection with an Investment permitted by Section 9.05, and (z) to the extent applicable, any “boot” or other assets received by the Administrative Borrower or any Restricted Subsidiary complies with the requirements of clause (y) above;
(xvi) the Administrative Borrower and its Restricted Subsidiaries may from time to time sell or otherwise dispose of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary;
(xvii) the Administrative Borrower and its Restricted Subsidiaries may (v) cancel, abandon, sell, assign, transfer or otherwise dispose of intellectual property rights that, in each case, (i) the Administrative Borrower or any Restricted Subsidiary decides in its reasonable business judgment to no longer use or (ii) are, in the Administrative Borrower’s or any Restricted Subsidiary’s reasonable business judgment, no longer material to, or no longer used or useful in its business, and (w) permit intellectual property rights to expire in accordance with their statutory terms (except to the extent such terms may be extended or renewed);
(xviii) the Administrative Borrower and its Restricted Subsidiaries may terminate or unwind any Interest Rate Protection Agreement or other Hedge Agreement in accordance with its terms;
(xix) the Administrative Borrower and its Restricted Subsidiaries may dispose of property and assets to the extent they were the subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xx) the Administrative Borrower and its Restricted Subsidiaries may from time to time after the Effective Date effect Designated Sales; and
(xxi) the Administrative Borrower and its Restricted Subsidiaries may effect dispositions set forth on Schedule 9.02.
For purposes of Section 9.02(iv), the following will be deemed to be cash: (i) the assumption by the transferee of Indebtedness or other liabilities of the Administrative Borrower or a Restricted Subsidiary (other than Subordinated Indebtedness of a Borrower or a Subsidiary Guarantor) and the release of the Administrative Borrower or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Sale; (ii) securities, notes or other obligations received by the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower from the transferee that are converted by the Administrative Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Sale; (iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Administrative Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Asset Sale; (iv) consideration consisting of Indebtedness of a Borrower (other than Subordinated Indebtedness) received after the Effective Date from Persons who are not a Borrower or any Restricted Subsidiary; and (v) any Designated Non-Cash Consideration received by the Administrative Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to Section 9.02(iv) that is at that time outstanding, not to exceed $30,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).
To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Administrative Borrower or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.
9.03. Dividends.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrowers or any of their respective Restricted Subsidiaries; except, that:
(i) (A) any Restricted Subsidiary of the Administrative Borrower may pay cash Dividends to the Administrative Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Administrative Borrower, (B) any Foreign Restricted Subsidiary of the Administrative Borrower may pay cash Dividends to any Wholly-Owned Foreign Restricted Subsidiary of the Administrative Borrower, (C) any Restricted Subsidiary of the Administrative Borrower may pay Dividends to the Administrative Borrower or to any Wholly-Owned Domestic Restricted Subsidiary and (D) any Foreign Restricted Subsidiary of the Administrative Borrower may pay Dividends to any Wholly-Owned Foreign Restricted Subsidiary;
(ii) any Non-Wholly-Owned Restricted Subsidiary of the Administrative Borrower may pay Dividends to its shareholders, members or partners generally, so long as the Administrative Borrower or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);
(iii) the Administrative Borrower may acquire Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(iv) the Administrative Borrower may retire any shares of Disqualified Preferred Stock by conversion into, or by exchange for, shares of Disqualified Preferred Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Administrative Borrower) of other shares of Disqualified Preferred Stock; provided, that such Disqualified Preferred Stock shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of such retired shares of Disqualified Preferred Stock;
(v) the Administrative Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any transaction permitted under this Agreement;
(vi) the Administrative Borrower may pay Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock; provided, that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Administrative Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;
(vii) [reserved];
(viii) [reserved];
(ix) the Administrative Borrower may declare and pay Dividends or otherwise redeem, repurchase or otherwise acquire for value, outstanding shares of the Administrative Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) (x) in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Administrative Borrower) of, Equity Interests of the Administrative Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (y) from the Net Cash Proceeds of the substantially concurrent cash contribution to the common equity capital of the Administrative Borrower;
(x) the Administrative Borrower may declare and pay Dividends or other payments or distributions on account of the Administrative Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Administrative Borrower) or redeem, repurchase, retire, defease or otherwise acquire any Equity Interests of the Administrative Borrower in connection with a substantially concurrent Going Private Transaction (i) out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Administrative Borrower) of, Equity Interests of the Administrative Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (ii) from the Net Cash Proceeds of substantially concurrent cash contribution to the common equity capital of the Administrative Borrower;
(xi) the Administrative Borrower may declare and pay Dividends or otherwise redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Administrative Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided, that each of the Payment Conditions is satisfied;

(xii) the Administrative Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Administrative Borrower’s or Subsidiaries’ Equity Interests (or options or warrants to purchase Borrower Common Stock) held by any future, present or former employee, director or consultant of the Administrative Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate the aggregate amount of all payments, redemptions or repurchases permitted under this clause (xii) do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:
(A) the cash proceeds from the sale or issuance of Borrower Common Stock or Qualified Preferred Stock (other than Designated Preferred Stock) to members of management, directors or consultants of the Administrative Borrower or any of its Subsidiaries that occurred after the Effective Date, to the extent the cash proceeds from such sale or issuance have not otherwise been applied to payments under Section 9.03(ix); plus
(B) the cash proceeds of key man life insurance policies received by the Administrative Borrower and its Restricted Subsidiaries after the Effective Date; less
(C) the amount of any payments made in previous calendar years pursuant to clauses (A) and (B) of this clause;
and provided, further, that (i) cancellation of Indebtedness owing to the Administrative Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Administrative Borrower or its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Administrative Borrower and (ii) the purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Equity Interests or withholding to pay withholding or similar taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Dividend for purposes of this Section 9.03 or any other provision of this Agreement;
(xiii) the Administrative Borrower may pay cash Dividends on its Equity Interests or otherwise redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Administrative Borrower’s Equity Interests (or options or warrants to purchase the Administrative Borrower Common Stock) in an aggregate amount equal to the amount of Excluded Contributions received by the Administrative Borrower no earlier than one hundred and eighty days (180) days prior to the payment of such Dividend and so long as the amount of such Excluded Contribution has not been otherwise applied under this Section 9.03(xiii) or under Section 9.09(iv)(F);
(xiv) [reserved];

(xv) (a) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests (i) deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Equity Interests represents a portion of the exercise price thereof (ii) in lieu of fractional shares of Equity Interests in connection with any stock split, reverse stock split, stock division or stock combination and (b) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 9.02;
(xvi) distributions, by Dividend or otherwise, or other transfer or disposition of Equity Interests of, or Equity Interests in, or Indebtedness owed to the Administrative Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash and Cash Equivalents);
(xvii) so long as no Event of Default has occurred and is continuing (or would result from), Dividends in an aggregate amount outstanding at the time made not to exceed, together with any Debt Repurchases made in reliance of Section 9.04(iv)(G), $15,000,000; and
(xviii) any payments in connection with the Transactions and the costs, fees, expenses and charges (including all legal, accounting and other professional fees, rating agency fees, deferred finance costs) related thereto.
9.04. Indebtedness.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(ii) Scheduled Existing Indebtedness outstanding on the Effective Date and listed on Schedule 9.04 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;
(iii) Indebtedness of the Administrative Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) other Hedge Agreements entered into in the ordinary course of business and providing protection to the Administrative Borrower and its Restricted Subsidiaries against fluctuations in currency values in connection with the Administrative Borrower’s or any of its Restricted Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or other Hedge Agreements are bona fide hedging activities and are not for speculative purposes;
(iv) Indebtedness of the Administrative Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness described in Sections 9.01(vi) and (vii); provided, that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness permitted by this clause (iv), together with any Permitted Refinancing Indebtedness in respect thereof, exceed $20,000,000 at any one time outstanding;
(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(viii) or other Intercompany Debt otherwise permitted by Section 9.05; provided, however, that (x) any subsequent issuance or transfer of Equity Interests or any other event which results in any such Indebtedness being beneficially held by a Person other than the Administrative Borrower or a Restricted Subsidiary of the Administrative Borrower, and (y) any sale or other transfer of any such Indebtedness to a Person other than the Administrative Borrower or a Restricted Subsidiary of the Administrative Borrower, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Administrative Borrower or such Restricted Subsidiary, as the case may be;

(vi) Indebtedness consisting of guaranties (x) by a Borrower and any Subsidiary Guarantor of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement, (y) by Foreign Restricted Subsidiaries of the Administrative Borrower of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement, or (z) by Restricted Subsidiaries who are not Credit Parties of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement;
(vii) Indebtedness of (x) the Administrative Borrower or a Restricted Subsidiary of the Administrative Borrower assumed or acquired pursuant to a Permitted Acquisition or other permitted Investment or (y) Persons that are acquired by the Administrative Borrower or any Restricted Subsidiary or merged into or consolidated with the Administrative Borrower or a Restricted Subsidiary in accordance with this Agreement (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and Permitted Refinancing Indebtedness in respect thereof; provided, that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) each of the Payment Conditions is satisfied;
(viii) Indebtedness arising from customary credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), Cash Management Services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence;
(ix) Indebtedness of the Administrative Borrower and its Restricted Subsidiaries with respect to workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Administrative Borrower or a Restricted Subsidiary or relating to liabilities, obligations or guarantees incurred in the ordinary course of business;
(x) Indebtedness evidenced by the Existing Letters of Credit and other letters of credit and the Administrative Borrower’s continuing reimbursement obligations in respect thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(xi) Indebtedness of the Administrative Borrower and its Restricted Subsidiaries with respect to customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business and letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business;
(xii) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Administrative Borrower and its Restricted Subsidiaries in respect of all such Indebtedness in connection with an Asset Sale or other permitted disposition shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Administrative Borrower and its Restricted Subsidiaries in connection with such Asset Sale or disposition;
(xiii) Indebtedness of any Restricted Subsidiary that is not a Credit Party; provided, that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (xiii) shall not exceed $5,000,000;
(xiv) Permitted Unsecured Debt and guaranties thereof by the Credit Parties; provided, that each of the Payment Conditions is satisfied;
(xv) Indebtedness of the Administrative Borrower and guaranties thereof by the other Credit Parties, subject to the terms of the Revolver Intercreditor Agreement, under the Senior Secured Notes Indenture and the other Senior Secured Notes Documents in an aggregate principal amount not to exceed $825,000,000 (less the amount of any repayments of principal thereof made after the Effective Date) and Permitted Refinancing Indebtedness in respect thereof;

(xvi) Permitted Subordinated Debt and guaranties thereof by the Credit Parties; provided, that each of the Payment Conditions is satisfied;
(xvii) Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (xiv) and (xvi) of this Section 9.04 and otherwise in accordance with Section 9.09(iv)(D);
(xviii) Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (xviii) and then outstanding, will not exceed $40,000,000; provided that any Restricted Subsidiary that is not a Credit Party may not incur Indebtedness under this clause (xviii), if after giving pro forma effect to such incurrence (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness of such Restricted Subsidiaries that are not Credit Parties, collectively, would exceed $10,000,000;
(xix) additional Parity Lien Debt and guaranties thereof by the Credit Parties, subject to the terms of the Revolver Intercreditor Agreement; provided, that each of the Payment Conditions is satisfied;
(xx) additional Junior Lien Debt and guaranties thereof by the Credit Parties, subject to the terms of the Revolver Intercreditor Agreement; provided, that each of the Payment Conditions is satisfied; and
(xxi) (a) Indebtedness consisting of promissory notes issued by the Administrative Borrower or any of its Subsidiaries to any current or former employee, director or consultant of the Administrative Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Equity Interests of the Administrative Borrower or any of its Subsidiaries that is permitted by Section 9.03 and (b) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise).
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, Section 9.04: (1) in the event that Indebtedness (other than Indebtedness permitted pursuant to Section 9.04(xv)) and meets the criteria of more than one of the types of Indebtedness described in Section 9.04, the Administrative Borrower, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of this Section 9.04; and (2) additionally, all or any portion of any item of Indebtedness (other than Indebtedness permitted pursuant to Section 9.04(xv)) may later be classified as having been incurred pursuant to any type of Indebtedness described in this Section 9.04 so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification;

Notwithstanding any other provision of this Agreement, the maximum amount of Indebtedness that the Administrative Borrower or a Restricted Subsidiary may incur pursuant to Section 9.04 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

9.05. Advances, Investments and Loans.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, make any Investment; except, that the following shall be permitted:
(i) the Administrative Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Administrative Borrower or such Restricted Subsidiary;
(ii) the Administrative Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;
(iii) the Administrative Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 9.05A (and any increase in the value of such Investments not resulting from an additional Investment); provided, that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;
(iv) the Administrative Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations and equity securities) received in settlement, compromise or resolutions of debts created in the ordinary course of business and owing to the Administrative Borrower or any Restricted Subsidiary, in exchange for any other Investment or accounts receivable, endorsements for collection or deposit or trade arrangement, as a result of foreclosure, perfection or enforcement of any Lien, in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including in connection with the bankruptcy or reorganization of a debtor, suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, debtors, customers and suppliers arising in the ordinary course of business;
(v) the Administrative Borrower and its Restricted Subsidiaries may make, or guarantee, loans and advances to their (or their Parent Company’s) directors, officers, employees or consultants (x) for moving, relocation, entertainment and travel expenses and other similar expenditures, in each case in the ordinary course of business or (y) in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
(vi) the Administrative Borrower and its Restricted Subsidiaries may make, or guarantee, loans and advances to their (or their Parent Company’s) directors, officers, employees or consultants in connection with such directors’, officers’, employees’ or consultants’ acquisition of shares of Borrower Common Stock (or similar obligations) or of Equity Interest of the Administrative Borrower, its Subsidiaries or any Parent Company;
(vii) the Administrative Borrower may enter into Interest Rate Protection Agreements and other Hedge Agreements to the extent permitted by Section 9.04(iii);
(viii) the Administrative Borrower or any Restricted Subsidiary may make Investments in any other Restricted Subsidiary and any Restricted Subsidiary may make Investments in the Administrative Borrower, and in each case, in any Person (including the Equity Interests of such Person) that will, upon the making of such Investment, become a Restricted Subsidiary (and any such Investments in the form of intercompany loans and advances referred to this clause (viii) being collectively called the “Intercompany Loans”); provided, that (v) each Intercompany Loan made by any Restricted Subsidiary of the Administrative Borrower that is not a Credit Party to a Credit Party shall be unsecured and subject to the subordination provisions contained in the Intercompany Note, (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Loan owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (y) any Investment made to any Restricted Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Restricted Subsidiary ceases to constitute a Restricted Subsidiary, and (z) at no time shall the aggregate outstanding amount of all Intercompany Loans made by a Credit Party to any Restricted Subsidiary which is not a Credit Party exceed at any time $10,000,000 (net of any return on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable);

(ix) the Administrative Borrower and its Restricted Subsidiaries may make Investments in deposit accounts and securities accounts maintained by the Administrative Borrower or such Restricted Subsidiary, as the case may be, so long as the Collateral Agent has a perfected, first-priority security interest therein as, and to the extent, required by the Security Agreement;
(x) the Administrative Borrower and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement after the Effective Date or of an entity merged into the Administrative Borrower or merged into or consolidated with a Restricted Subsidiary after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(xi) Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;
(xii) the Administrative Borrower and each Restricted Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) (a) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (b) the Administrative Borrower shall have given to the Administrative Agent and the Lenders at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (c) the Aggregate Consideration attributable to all Persons and assets purchased or acquired pursuant to all Permitted Acquisitions which do not become Credit Parties or Collateral, as applicable, directly held by a Credit Party (for this purpose, excluding as Collateral the value of Equity Interests of Persons so acquired that are not Wholly-Owned Domestic Restricted Subsidiaries and Credit Parties) shall not exceed, when combined with aggregate amount of Investments made in reliance on Section 9.05(xviii)(b), $5,000,000; (d) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and immediately after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (e) Administrative the Borrower shall have taken, or caused to be taken, all actions then required by Sections 8.11 in connection with such Permitted Acquisition; and (f) the Administrative Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its Authorized Officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (e);
(xiii) the Administrative Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration (including earn-outs) received in connection with any asset sale permitted by Section 9.02;
(xiv) the Administrative Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Administrative Borrower or such Restricted Subsidiary;
(xv) Permitted Asset Swaps may be consummated in accordance with the definition thereof and Section 9.02(xv);
(xvi) [reserved];

(xvii) the Administrative Borrower and its Restricted Subsidiaries may make additional Investments; provided that the Payment Conditions are satisfied;
(xviii) the Administrative Borrower and each Restricted Subsidiary of the Administrative Borrower may from time to time make Investments in Joint Ventures, (a) so long as the Payment Conditions are satisfied or (b) in an aggregate amount in the form of cash, Cash Equivalents or accounts receivable, taken together with all other Investments made pursuant to this clause (xviii)(b) and Section 9.05(xii)(c) that are at the time outstanding, not to exceed $5,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) or (c) so long as such Investment is not made in the form of cash, Cash Equivalents or accounts receivable, in an aggregate amount, taken together with all other Investments made pursuant to this clause (xviii)(c) that are at the time outstanding, not to exceed $20,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to clause (xviii)(b) or clause (xviii)(c) is made in any Person that is not a Borrower or a Restricted Subsidiary at the date of the making of such Investment and such person becomes a Borrower or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (viii) above (subject to the terms thereof) and shall cease to have been made pursuant to this clause (xviii)(b) or (xviii)(c), as applicable;
(xix) the Administrative Borrower and its Restricted Subsidiaries may make the Investments described on Schedule 9.05B;
(xx) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(xxi) any Investment to the extent made using Equity Interests of the Administrative Borrower (other than Disqualified Preferred Stock) or Equity Interests of any Parent Company or any Unrestricted Subsidiary as consideration;
(xxii) the Administrative Borrower and its Restricted Subsidiaries may make (a) additional Investments in the form of cash, Cash Equivalents or accounts receivables having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xxii)(a) that are at that time outstanding, not to exceed $5,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments and (b) additional Investments, so long as such Investments are not made in the form of cash, Cash Equivalents or accounts receivable, in an aggregate amount, taken together with all other Investments made pursuant to this clause (xxii)(b) that are at the time outstanding, not to exceed $20,000,000 (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (viii) above (subject to the terms thereof) and shall not be included as having been made pursuant to this clause (xxii);
(xxiii) Investments consisting of advances to customers or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(xxiv) [Reserved];

(xxv) the Administrative Borrower and its Restricted Subsidiaries may make Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(xxvi) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;
(xxvii) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Administrative Borrower;
(xxviii)  [reserved]; and
(xxix) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to Section 8.14 to the extent that such Investments were not made in contemplation of or in connection with such re-designation.
9.06. Transactions with Affiliates.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Administrative Borrower (an “Affiliate Transaction”) involving an aggregate value in excess of $10,000,000 unless:  (1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Administrative Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and (2) with respect to any Affiliate Transaction or series of Affiliate Transactions involving an aggregate value in excess of $10,000,000, the Administrative Borrower delivers to the Administrative Agent, an officer’s certificate stating that the terms of such transaction have been approved by a majority of the members of the board of directors of the Administrative Borrower; provided that any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any.  The provisions of this paragraph shall not apply to:
(i) Dividends may be paid to the extent provided in Section 9.03;
(ii) loans may be made, prepayments of debt made, and other transactions may be entered into by the Administrative Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.01, 9.02, 9.04, 9.05 and 9.09;
(iii) the payment of compensation, reasonable fees and reimbursement of expenses to, employment and severance arrangements with, and customary indemnities (including under customary insurance policies), and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Administrative Borrower or any Restricted Subsidiary of the Administrative Borrower (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);
(iv) (a) any issuance, transfer or sale of Equity Interests, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, or amendments or modifications to, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Equity Interests of the Administrative Borrower, any Restricted Subsidiary or any Parent Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the board of directors of the Administrative Borrower; (b) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law, in each case in the ordinary course of business; and (c) issuances or sales of Equity Interests (other than Disqualified Preferred Stock) of the Administrative Borrower or any of its Restricted Subsidiaries or options, warrants or other rights to acquire such Equity Interests and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Administrative Borrower or any Restricted Subsidiary;

(v) the Administrative Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, consulting arrangements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Administrative Borrower and its Restricted Subsidiaries in the ordinary course of business;
(vi) Restricted Subsidiaries of the Administrative Borrower may pay management fees, licensing fees and similar fees to the Administrative Borrower or to any other Credit Party;
(vii) transactions pursuant to any agreement in effect on the Effective Date, as such agreement may be amended, modified or supplemented from time to time; provided, that any such amendment, modification or supplement (taken as a whole) will not be more disadvantageous to the Borrower in any material respect than such agreement as it was in effect on the Effective Date;
(viii) any transaction between or among any Borrower and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;
(ix) personal, non-exclusive licenses of intellectual property rights;
(x) [reserved];
(xi) [reserved];
(xii) transactions in which the Administrative Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Qualified Party stating that such transaction is fair to the Administrative Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first paragraph of this Section 9.06;
(xiii) (i) investments by Affiliates in securities or loans of the Administrative Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Administrative Borrower or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities or loans of the Administrative Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Administrative Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(xiv) payments to or from, and transactions with, any Subsidiary or any Joint Venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);
(xv) the Refinancing Transactions and the payment of all costs, fees, expenses and charges (including all legal, accounting and other professional fees, rating agency fees, deferred finance costs) related thereto; and
(xvi) any transactions with Affiliates listed on Schedule 9.06.

9.07. Fixed Charge Coverage Ratio.  During the continuance of a Financial Covenant Triggering Event and measured on a trailing twelve (12) month basis at the end of each Fiscal Quarter, commencing as of the end of the Fiscal Quarter immediately preceding the date on which a Financial Covenant Triggering Event first occurs and as of each Fiscal Quarter end thereafter, the Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.00:1.00.
9.08. [Intentionally Omitted].
9.09. Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to:
(i) [Intentionally Omitted];
(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including Qualified Preferred Stock), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;
(iii) [Intentionally Omitted];
(iv) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person, money or securities before due for the purpose of paying when due), any Parity Lien Debt, any Junior Lien Debt, any Permitted Unsecured Debt, any Subordinated Indebtedness (including Permitted Subordinated Debt) or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (any such payment, prepayment, redemption, repurchase of other acquisition, a “Debt Repurchase”), except:
(A) the Administrative Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase; provided, that each of the Payment Conditions is satisfied;
(B) the making of any Debt Repurchase in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to the Administrative Borrower or a Restricted Subsidiary thereof) of Equity Interests of the Administrative Borrower (other than Disqualified Preferred Stock) or from the substantially concurrent contribution of common equity capital to the Administrative Borrower;
(C) [reserved];
(D) the Administrative Borrower and its Restricted Subsidiaries may at any time refinance any Parity Lien Debt, any Junior Lien Debt, any Permitted Unsecured Debt and any Subordinated Indebtedness (and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) pursuant to a Permitted Refinancing thereof; provided, that such refinancing is permitted under the Senior Secured Notes Indenture as in effect on the Effective Date or as amended in accordance with the terms of the Revolver Intercreditor Agreement;
(E) [reserved];
(F) the Administrative Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase in an aggregate amount equal to the amount of Excluded Contributions received by the Borrower no earlier than one hundred and eighty days (180) days prior to the payment of such Debt Repurchase and so long as the amount of such Excluded Contribution was not otherwise applied under this Section 9.09(iv)(F) or under Section 9.03(xiii); and
(G) so long as no Event of Default has occurred and is continuing (or would result from), Debt Repurchases in an aggregate amount outstanding at the time made not to exceed, together with any Dividends made in reliance of Section 9.03(xvii), $15,000,000; and
(v) amend, modify or waive or permit the amendment, modification or waiver of, any provision of any Senior Secured Notes Documents, or, on and after the execution and delivery thereof, any other Parity Lien Document, any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document, any Junior Lien Document, or any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness that, in any such case, is adverse to the interests of the Lenders in any material respect (other than any such amendment or modification that (i) makes the provisions thereof less restrictive on the Administrative Borrower and its Restricted Subsidiaries (taken as a whole) (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, prepayment premiums, commissions or fees paid (or to be paid) by the Administrative Borrower or any of its Restricted Subsidiaries in connection therewith, (iii) extends the stated maturity of any Indebtedness thereunder or (iv) modifies conditions to borrowing, financial covenants, reserves, borrowing base, advance rates or overadvance limitations, in each case so long as no fees (or any economically equivalent payment) are paid to any lender, holder or other Person required to consent to, or otherwise approve, any such amendment or modification; provided, that the foregoing provisions of this clause (v) shall not be construed to apply to a refinancing of any Parity Lien Debt or Junior Lien Debt permitted pursuant to Section 9.04, or any Permitted Unsecured Debt or any Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) effected in accordance with the requirements of Section 9.09(iv)(D).

9.10. Limitation on Certain Restrictions on Restricted Subsidiaries.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest or participation in its profits owned by the Administrative Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Administrative Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Administrative Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Administrative Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Credit Documents, (iii) the Senior Secured Notes Documents and, after the execution and delivery thereof, any other Parity Lien Document, any Junior Lien Document, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Administrative Borrower or any of its Restricted Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement or other contract (and in each case, any assets subject thereto) entered into by the Administrative Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Permitted Lien; (viii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any joint venture that is a Restricted Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 9.05(xii); provided, that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Administrative Borrower and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 9.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis, (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business; (xii) restrictions that will not materially impair the Borrowers’ ability to make payments under this Agreement and the other Credit Documents; (xiii) [reserved]; and (xiv) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above; provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement (taken as a whole) are not materially less favorable to the Borrowers or the Lenders than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (viii).
9.11. [Intentionally Omitted].
9.12. Business; etc.  The Borrowers will not, and will not permit any of their respective Restricted Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business, except to the extent as would not be material to the Borrowers and their respective Restricted Subsidiaries taken as a whole.

SECTION 10. Events of Default.
Upon the occurrence of any of the following specified events (each, an “Event of Default”):
10.01. Payments.  The Borrowers shall (i) default in the payment when due of any principal of any Loan, or (ii) default, and such default shall continue unremedied for five (5) or more Business Days, in the payment when due of any interest on any Loan, any Fees or any other amounts owing hereunder or under any other Credit Document; or
10.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
10.03. Covenants.  The Administrative Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.01(j) (with respect to the delivery of a Borrowing Base Certificate, if such default shall not have been remedied or waived (i) within five (5) days or (ii) during the Reporting Period, within two (2) days), 8.04 (with respect to the maintenance of existence of the Borrowers), 8.11 or 8.14, or Section 3.2 of the Security Agreement (if, to the extent a Cash Dominion Period is not in effect, such default shall not have been remedied or waived within five (5) days) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) the date on which such default shall first become known to any Authorized Officer of the Administrative Borrower or any other Credit Party or (y) the date on which written notice thereof is given to the Administrative Borrower by the Administrative Agent or the Required Lenders; or
10.04. Default Under Other Agreements.  (i)  The Administrative Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Administrative Borrower, any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (other than, in the case of this clause (ii), any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale or transfer is not prohibited under this Agreement); provided that this Section 10.04 shall not apply to (i) any Indebtedness if the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect, in each case, to convert such Indebtedness into Equity Interests and cash in lieu of fractional shares, (ii) Indebtedness which the holder thereof may elect to convert into Equity Interests from and after the date, if any, on which such conversion into Equity Interests has been effected and (iii) any breach or default that is (I) remedied by the Administrative Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to any termination of the Commitments or the acceleration of Loans pursuant to this Section 10; provided, that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $20,000,000; or

10.05. Bankruptcy, etc.  The Administrative Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Administrative Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Administrative Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) to operate all or any substantial portion of the business of the Administrative Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary), or the Administrative Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Administrative Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) or there is commenced against the Administrative Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary), any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or the Administrative Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Administrative Borrower or any such Restricted Subsidiary (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Company action is taken by the Administrative Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) to authorize any of the foregoing; or
10.06. ERISA.
(a) One or more ERISA Events shall have occurred;
(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or
(c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Administrative Borrower, any Subsidiary of the Administrative Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;
and the liability of any or all of the Administrative Borrower, any Subsidiary of the Administrative Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or
10.07. Security Documents.  Any of the Security Documents shall cease to be in full force and effect (other than in accordance with its terms or as the direct and exclusive result of an action or a failure to act, in each case in a manner otherwise specified as required to be undertaken (or not undertaken, as the case may be) by a provision of any Credit Document, on the part of any Administrative Agent, the Collateral Agent or any Lender), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01); provided, that the failure to have a perfected (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 10.07 at any time, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have such a perfected and enforceable Lien equals or exceeds $10,000,000 at any time, except to the extent that such failure of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from a Credit Party’s breach of, or non-compliance, with the terms of any Credit Document); or

10.08. Guaranties.  Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Credit Party (except as a result of a release of any Credit Party in accordance with the terms thereof), or any Credit Party or any Person acting for or on behalf of such Credit Party shall deny or disaffirm such Credit Party’s obligations under the Guaranty to which it is a party; or
10.09. Judgments. One or more final judgments or decrees shall be entered against the Administrative Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary), involving in the aggregate for the Administrative Borrower and its Restricted Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company with respect to judgments for the payment of money and for which coverage has not been denied after written notice has been furnished thereto) and such final judgments and decrees are not vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days and the aggregate amount of all such judgments equals or exceeds $20,000,000; or
10.10. Change of Control.  A Change of Control shall occur; or
10.11. FCC Licenses and Authorizations.  There shall have occurred any of the following:  (i) the Administrative Borrower or any of its Restricted Subsidiaries shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material business or governmental license at any time held by it, the loss, termination, suspension or revocation of which could reasonably be expected to have a Material Adverse Effect, (ii) any proceeding shall be brought by any Person challenging the validity or enforceability of any Necessary Authorization of the Administrative Borrower or any of its Restricted Subsidiaries, except when such proceeding could not reasonably be expected to have a Material Adverse Effect, (iii) the Administrative Borrower or any of its Restricted Subsidiaries shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC and such failure to comply results in a fine in excess of $20,000,000, (iv) the FCC shall materially and adversely modify any material Necessary Authorization or shall suspend, revoke or terminate any Necessary Authorization and such modification, suspension, revocation or termination is not subject to appeal or is being appealed by the Administrative Borrower or a Restricted Subsidiary so as to prevent the effectiveness of such modification, suspension, revocation or termination, except when such modification, suspension, revocation or termination could not reasonably be expected to have a Material Adverse Effect, or (v) any contractual obligation which is materially necessary to the operation of the broadcasting operations of the Administrative Borrower or any of its Restricted Subsidiaries shall be revoked or terminated and not replaced by a substitute, within ninety (90) days after such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect; or
10.12. Revolver Intercreditor Agreement.  The Revolver Intercreditor Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Creditors, Lien priority, rights, powers and privileges purported to be created and granted thereunder, or the Administrative Borrower or any of its Restricted Subsidiaries, any trustee, collateral trustee, noteholder or other secured party under the Senior Secured Notes or any agreement executed in connection therewith or any agent, lender or other secured party under any other Parity Lien Document or Junior Lien Document shall seek to establish the invalidity or unenforceability thereof;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and, at the written instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Credit Document or by applicable law, by written notice to the Administrative Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 10.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i)(A) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Credit Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and the Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers, (B) terminate any Letter of Credit that may be terminated in accordance with its terms, (C) direct the Borrowers to provide (and the Borrowers agree that upon receipt of such notice they will provide) Letter of Credit Collateralization to Administrative Agent to be held as security for the Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit, and (D) direct the Borrowers to provide (and the Borrowers agree that upon receipt of such notice they will provide) Bank Product Collateralization to Administrative Agent to be held as security for the Borrowers’ Bank Product Obligations; (ii) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (A) any obligation of any Revolving Lender to make Revolving Loans, and (B) the obligation of Issuing Lender to issue Letters of Credit; (iii) exercise all other rights and remedies available to Administrative Agent or the Lenders under the Credit Documents, under applicable law, or in equity; (iv) subject to Section 8.11(b), enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (v) enforce each Guaranty.

SECTION 11. The Administrative Agent
11.01. Appointment.  The Lenders (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) hereby irrevocably designate and appoint Bank of America, N.A. as Administrative Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include Bank of America, N.A. in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents.  Each Lender and by entering into a Bank Product Agreement, each Bank Product Provider hereby irrevocably authorizes, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its respective duties hereunder by or through any one or more sub-agents appointed by it or through its Related Parties.  The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, as well as activities as Administrative Agent.  The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders and by entering into a Bank Product Agreement, each Bank Product Provider, and no Credit Party shall have rights as a third party beneficiary of any such provisions.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agent.  In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and each Bank Product Provider and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Administrative Borrower or any of its Subsidiaries.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  Each Lender and each Bank Product Provider irrevocably appoints each other as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable legal requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
11.02. Nature of Duties.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.12) or (b) in the absence of its or their gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or any Bank Product Provider; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.12); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability, if the Administrative Agent is not indemnified to its satisfaction, or that is contrary to any Credit Document or applicable legal requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a foreclosure, modification or termination of property of a Lender or Bank Product Provider in default under this Agreement under any Debtor Relief Law.

11.03. Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent or the Collateral Agent, each Lender and each Bank Product Provider, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Administrative Borrower and its Restricted Subsidiaries in connection with the purchase of the Loan, the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Administrative Borrower and its Restricted Subsidiaries and, except as expressly provided in this Agreement, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or any Bank Product Provider with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each of the Lenders and each Bank Product Provider represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  None of the Administrative Agent or the Collateral Agent shall be responsible to any Lender or any Bank Product Provider for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Administrative Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Administrative Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  Neither the Administrative Agent nor the Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to such Person by the Administrative Borrower or a Lender.  Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent or the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Credit Parties.
11.04. Certain Rights of the Administrative Agent.  If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender or any Bank Product Provider by reason of so refraining.  Without limiting the foregoing, neither any Lender nor any Bank Product Provider shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
11.05. Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document (including any electronic message, Internet or intranet website posting or other distribution) or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

11.06. Indemnification.  To the extent the Administrative Agent (or any Related Party thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any Related Party thereof) in proportion to their respective “percentage” as used in determining the Required Lenders as in effect on the date on which indemnification is sought under this Section 11.06 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and all of the Obligations (other than inchoate indemnification obligations) shall have been paid in full, in proportion to their respective “percentage” as used in determining the Required Lenders as in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Related Party thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of, the Commitments, this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES); provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from the Administrative Agent’s or Related Party’s, as the case may be, gross negligence, bad faith or willful misconduct.  The agreements in this Section 11.06 shall survive the payment of the Loans and all other amounts payable hereunder.
11.07. The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
11.08. Payments by the Administrative Agent to the Lenders.  All payments to be made by the Administrative Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent.  Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

11.09. Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.05 then exists, the Borrowers.
(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrowers, which acceptance shall not be unreasonably withheld or delayed (provided, that the Borrowers’ approval shall not be required if an Event of Default then exists).
(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed; provided, that the Borrowers’ consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as the Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d) Whether or not a successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent (the “Resignation Effective Date”), the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.
(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent, its sub-agents and its Related Parties shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent its sub-agents and its Related Parties for all of their actions and inactions while serving as the Administrative Agent, its sub-agents and Related Parties.
11.10. Collateral Matters.  (a)  Each Lender and each Bank Product Provider authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders, each Bank Product Provider and the other Secured Creditors.  Each Lender hereby agrees, and each Bank Product Provider will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and each Bank Product Provider.  The Collateral Agent is hereby authorized on behalf of all of the Lenders and each Bank Product Provider, without the necessity of any notice to or further consent from any Lender or any Bank Product Provider, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents (if and to the extent such security interest is required to be perfected pursuant to such Security Documents).

(b) The Lenders and each Bank Product Provider hereby authorize the Collateral Agent, at its option and in its discretion, to release (or subordinate) any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Administrative Borrower and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty in accordance with the terms thereof, (v) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 9.01 and 9.02 or (vi) upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the requirements of Section 8.14, with respect to Collateral of such Restricted Subsidiary.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release (or subordinate) particular types or items of Collateral pursuant to this Section 11.10. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
(d) The Collateral Agent shall have no obligation whatsoever to the Secured Creditors or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Secured Creditors, except for its gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11. Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(ii) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and
(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
11.12. Delivery of Information; Lender’s Acknowledgement.  (a)  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its Loan shall be deemed to have acknowledged receipt of, and consented to and approved (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date), each Credit Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date.
11.13. Subordination of Liens; Revolver Intercreditor Agreement.  Notwithstanding any provision in this Agreement or the other Credit Documents, each of the Secured Creditors irrevocably (a) authorizes and instructs the Administrative Agent and/or Collateral Agent enter into the Revolver Intercreditor Agreement and to subordinate any Lien on any property that is not ABL Priority Collateral (as defined in the Revolver Intercreditor Agreement as in effect on the date hereof) granted to or held by the Administrative Agent and/or Collateral Agent under any Credit Document pursuant to the Revolver Intercreditor Agreement to the holder of any Lien on such property that secures Indebtedness under the Parity Lien Documents or Junior Lien Documents permitted under Section 9.04 and (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Revolver Intercreditor Agreement.
11.14. [Reserved].

11.15. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:
(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting the Administrative Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with such Reports,
(b) expressly agrees and acknowledges that the Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any field examination will inspect only specific information regarding the Administrative Borrower and its Subsidiaries and will rely significantly upon the Administrative Borrower’s and its Subsidiaries’ books and records, as well as on representations of the Borrowers’ personnel,
(d) agrees to keep all Reports and other material, non-public information regarding the Administrative Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.16, and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f) In addition to the foregoing,  (i) any Lender may from time to time request of the Administrative Agent in writing that the Administrative Agent provide to such Lender a copy of any report or document provided by the Administrative Borrower or its Subsidiaries to the Administrative Agent that has not been contemporaneously provided by the Administrative Borrower or such Subsidiary to such Lender, and, upon receipt of such request, the Administrative Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that the Administrative Agent is entitled, under any provision of the Credit Documents, to request additional reports or information from the Administrative Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request the Administrative Agent to exercise such right as specified in such Lender’s notice to the Administrative Agent, whereupon the Administrative Agent promptly shall request of the Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Administrative Borrower or such Subsidiary, the Administrative Agent promptly shall provide a copy of same to such Lender, and (iii) any time that the Administrative Agent renders to the Administrative Borrower a statement regarding the Loan Account, the Administrative Agent shall send a copy of such statement to each Lender.

SECTION 12. Miscellaneous
12.01. Payment of Expenses, etc.  (a)  The Borrowers hereby agree to:  (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of Latham & Watkins LLP and one local counsel to the Administrative Agent in each relevant material jurisdiction and one regulatory counsel) in connection with the preparation, execution, delivery and administration (including, without limitation, the Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement or receipt of funds) of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration of the Credit Events and Commitments, the perfection and maintenance of the Liens securing the Collateral and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, and each of the Administrative Agent and the Lenders in connection with the enforcement of, or protection of their rights under, this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited to one additional counsel for all such parties, taken as a whole, one local counsel for all such parties, taken as a whole, in each relevant material jurisdiction and one regulatory counsel and, solely in the case of an actual or potential conflict of interests among such parties, one additional counsel in each relevant jurisdiction to each group of affected parties similarly situated, taken as a whole); (ii) pay all (A) customary charges imposed or incurred by the Administrative Agent resulting from the dishonor of checks payable by or to any Credit Party, (B) reasonable and documented out-of-pocket field examination, appraisal, and valuation fees and expenses of the Administrative Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in Section 4.6 of this Agreement, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office (which rate as of the Effective Date is $1,000 per person per day), and a one-time charge at the Administrative Agent’s then standard rate for the establishment of electronic collateral reporting systems, and (C) reasonable fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by the Issuing Lender or incurred or charged by Issuing Lender in respect of Letters of Credit and reasonable and documented out-of-pocket fees, costs, and expenses charged by the Issuing Lender or incurred or charged by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), actual losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable out-of-pocket fees and disbursements of one primary counsel, one local counsel in each relevant jurisdiction and, solely in the case of a conflict of interest as determined by the affected Indemnified Person, one additional counsel in each applicable jurisdiction to the affected Indemnified Person, taken as a whole) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party, their respective equityholders, Affiliates, creditors or any other third person) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights, duties or remedies provided herein or in the other Credit Documents (including the performance by the Administrative Agent of its duties under Section 12.15), or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Administrative Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries, the non-compliance by the Administrative Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim, asserted against the Administrative Borrower, any of its Restricted Subsidiaries or any Real Property at any time owned, leased or operated by the Administrative Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided, that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, actual losses, damages, penalties, claims, demands, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnified Person, as determined by the final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Credit Documents by such Indemnified Person or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnified Person as determined by the final non-appealable judgment of a court of competent jurisdiction and (z) any dispute solely among Indemnified Persons other than claims against the Administrative Agent, any Lender or any of their Affiliates in its capacity or in fulfilling its role as the Administrative Agent or other similar role hereunder and under any of the other Credit Documents (other than claims arising out of any act or omission of the Administrative Borrower or any of its Restricted Subsidiaries).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding anything to the contrary contained in this Section 12.01, so long as no Event of Default exists and is continuing, any payments required under this clause (a) shall be due thirty (30) days after receipt of a detailed invoice for such costs and expenses. Notwithstanding anything to the contrary, this Section 12.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any each other party, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrowers of their indemnification obligations as provided in Section 12.01(a) to the extent any Indemnified Person is found liable for any such damages (as determined by a court of competent jurisdiction in a final and non‑appealable decision).  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision).
(c) The Borrowers agree that, without the prior written consent of the Administrative Agent and any affected Lender, which consent(s) will not be unreasonably withheld, the Credit Parties will not enter into any settlement of a claim in respect of the subject matter of clause (iii) of Section 12.01(a) unless such settlement includes an explicit and unconditional release from the party bringing such claim of all Indemnified Persons.
(d) The provisions of this Section 12.01 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Subsidiary Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.
12.02. Right of Setoff.  (a)  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Administrative Borrower or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided, that any recovery by any Lender or its Affiliates pursuant to its setoff rights under this Section 12.02 is subject to the provisions of Section 12.06(d).

12.03. Notices, Electronic Communications.  (a)  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 12.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Administrative Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier; except, that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or the Borrowers, as the case may be.  As agreed to among the Administrative Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
(b) The Administrative Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Administrative Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 8, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Conversion/Continuation, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Administrative Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.
(c) The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Administrative Borrower, its Subsidiaries or their securities) (each, a “Public Lender”).  The Borrowers hereby agree that (w) all the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking the Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such the Borrower Materials as not containing any material non-public information with respect to the Administrative Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such the Borrower Materials constitute Information, they shall be treated as set forth in Section 12.16); (y) all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following the Borrower Materials shall be marked “PUBLIC”, unless the Administrative Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents and (2) notification of changes in the terms of this Agreement or the other Credit Documents.
(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Administrative Borrower or its securities for purposes of United States Federal or state securities laws.  The Borrowers agree to use all commercially reasonable efforts to mark any document provided under Section 8.01(a), (b) and (e) “PUBLIC.”
(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.
(f) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.04. Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrowers may not assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders; provided, further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.12 and 12.04(b)) and the participant shall not constitute a “Lender” hereunder; provided, further, that no Lender shall transfer or grant any participation (A) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or fees) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents, including any Security Document) supporting the Loans hereunder in which such participant is participating and (B) to the Administrative Borrower or any of its Restricted Subsidiaries or Affiliates.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.  Notwithstanding the foregoing, the Borrowers agree that each participant shall be entitled to the benefits of Section 2.10(c) and Section 4.04 (subject to the requirements and limitations therein, including the requirements in Section 4.04(f) (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee under Section 12.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.10(c) or Section 4.04 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least fifty percent (50%) owned by such other Lender or its parent company (provided, that any Related Fund shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B))), or (ii) in the case of any Lender that is a fund or commingled investment vehicle that invests in bank loans, any Related Fund, in each case, to the extent such assignee is an Eligible Transferee or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default under Section 10.01 or 10.05 then exists and is continuing, the Administrative Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund or commingled investment vehicle that invests in bank loans and any Related Fund as a single assignor or Eligible Transferee (as applicable) (if any) for purposes of determining whether the minimum assignment requirement is met), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (by which such assignee represents and warrants that it is an Eligible Transferee legally authorized to enter into such Assignment and Assumption Agreement); provided, that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) [Intentionally Omitted], (iii) the consent of the Administrative Agent and, so long as no Event of Default under Section 10.01 or 10.05 then exists and is continuing, the Administrative Borrower, shall be required in connection with any such assignment pursuant to clause (y) above; provided, that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (iv) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided, that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15, (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws), and (vii) notwithstanding the foregoing or anything to the contrary set forth herein, no assignment of any Loans or Commitments may be made to the Administrative Borrower, any Subsidiary or Affiliates of the Administrative Borrower.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Administrative Borrower and the Administrative Agent the appropriate IRS Forms and any other certificates described in Section 4.04.  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
(d) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 12.04, any SPV may (i) with notice to, but without the prior written consent of, the Administrative Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11(a), 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.
(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
12.05. No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06. Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
12.07. Gaming Laws.
(a) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to the Gaming Laws, where applicable.  Without limiting the foregoing, each of the Administrative Agent and the Collateral Agent and each Lender acknowledges that (i) it may be called forward by any Gaming Authority, in its discretion, for licensing or a finding of suitability or to file or provide other information in order to remain entitled to the benefits of this Agreement or any other Credit Document, and (ii) certain rights and remedies under this Agreement and the other Credit Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that any required approvals are obtained by the requisite Gaming Authorities and/or other requirements are satisfied under the applicable Gaming Laws.
Notwithstanding anything to the contrary in this Agreement or any other Credit Document, each of the Administrative Agent and the Collateral Agent and each Lender agrees to cooperate with each Gaming Authority in connection with the administration of its regulatory jurisdiction over the Borrowers and the other Credit Parties and their respective Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Administrative Agent, the Collateral Agent, any Lender, any other Secured Creditor, any Credit Party or any of its Subsidiaries or to the Credit Documents.

12.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.
(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08(c).

12.09. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Administrative Borrower and the Administrative Agent.
12.10. Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrowers, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.
12.11. Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
12.12. Amendment or Waiver; etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Restricted Subsidiaries of the Administrative Borrower may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided, that no such change, waiver, discharge or termination shall, without the consent, in the case of following clauses (i) through (vi), of each Lender (with Obligations being directly and adversely affected thereby in the case of following clauses (i)(y) and (vii) or whose Obligations are being extended in the case of following clause (i)(x)), in the case of following clause (vii), with the consent of the Super Majority Lenders, or, in the case of following clause (viii), each SPV being directly affected, (i)(x) extend the final scheduled maturity of any Loan, or (y) reduce the rate or extend the scheduled time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release or subordinate all or substantially all of the Collateral under the Security Documents or all or substantially all of the value of the Subsidiaries Guaranties (in each case, except as expressly provided in the Credit Documents, including any Security Document), (iii) amend, modify or waive any provision of this Section 12.12(a), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders, (v) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement, (vi) amend, modify or waive any provision of Section 12.06, Section 6.4 of the Security Agreement or Section 9 if the Pledge Agreement (or the corresponding section of any Additional Security Document), (vii) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts) that are used in such definition to the extent that any such change results in more credit being made available to the Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Revolving Loan Limit, or (viii) modify the protections afforded to an SPV pursuant to the provisions of Section 12.04(d); provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of the Administrative Agent, or (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.10 and 3.04) and obligations under this Agreement and the related Credit Documents to one or more Eligible Transferees that shall assume such obligations (which assignee(s) may be another Lender, if a Lender accepts such assignment); provided that:
(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any funding with respect to Letter of Credit Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 4, such assignment will result in a reduction in such compensation or payments thereafter;
(iv) such assignment does not conflict with applicable laws; and
(v) in the case of an assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
Each party hereto agrees that (a) an assignment required pursuant to this Section 12.12(b) may be effected pursuant to an Assignment and Assumption Agreement executed by the Administrative Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 12.12(b) to the contrary, any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless the Borrowers provide Letter of Credit Collateralization.
(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 12.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(d) [Intentionally Omitted.]
(e) [Intentionally Omitted.]

(f) Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Administrative Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
12.13. Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than any contingent obligation)  or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.10, 2.11(a), 4.04, 11, 12.01 and 12.08 shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Obligations.
12.14. Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Restricted Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a) or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
12.15. Register.  The Borrowers hereby designate the Administrative Agent to serve as their non-fiduciary agent, solely for purposes of this Section 12.15, to maintain at one of its offices a register (the “Register”) on which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders, the Loans made by and amounts of principal  and stated interest outstanding of each of the Lenders and each repayment in respect of the principal amount and interest of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans.  The transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms hereof.  This Section 12.15 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code.

Each Lender that sells a participation or is a Granting Lender shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s or SPV’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). No participation or grant to an SPV shall be effective unless it has been recorded in the Participant Register pursuant to this Section 12.15; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for or portion of the Loan (if funded by an SPV), all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.16. Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will not disclose without the prior consent of the Administrative Borrower (other than to any of its Related Parties or counsel, or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below); provided, that such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender) any Information with respect to the Administrative Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided, that any Lender may disclose any such Information (i) (x) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender or (y) as has become available to such Lender on a non-confidential basis from a source other than the Administrative Borrower or any of its Subsidiaries other than by virtue of a breach of such source’s confidentiality obligations to the Administrative Borrower or any of its Subsidiaries known to such Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation or in connection with the exercise of any remedies under the Credit Documents, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, Hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees in writing to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender and (viii) to any rating agency when required by it; provided, that such prospective transferee or participant agrees in writing to be bound by the confidentiality provisions contained in this Section 12.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii), (iv), (vi) or (vii) such Lender will use its commercially reasonable efforts to notify the Administrative Borrower in advance of such disclosure so as to afford the Administrative Borrower the opportunity to protect the confidentiality of the Information proposed to be so disclosed.  For the purposes of this Section 12.16, “Information” shall mean all information received from the Administrative Borrower and related to the Administrative Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Administrative Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
(b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any Information related to the Administrative Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Administrative Borrower and its Subsidiaries); provided, that such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender.

12.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents and subject to the terms conditions and exceptions contained therein.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents) granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Effective Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents.  The Administrative Borrower hereby agrees that, following any request by the Administrative Agent or the Required Lenders to do so, the Administrative Borrower will, and will cause its Restricted Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or the Required Lenders to be necessary or advisable in order to fully perfect (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents), preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions; provided, however, that no such request shall be made by the Administrative Agent or the Required Lenders if the Collateral Agent determines in its Permitted Discretion that the costs of taking any such action are excessive in relation to the value of the security afforded thereby.  If requested to do so pursuant to this Section 12.17, all such actions shall be taken in accordance with the provisions of this Section 12.17 and Section 8.11 and within the time periods set forth therein.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 12.17; provided, that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 8.11 and this Section 12.17.
12.18. PATRIOT Act.  Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name, address and taxpayer identification of the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the PATRIOT Act.

12.19. Post-Closing Actions.
(a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, this Agreement and the other Credit Documents are subject to Schedule 12.19.  The parties hereto acknowledge and agree that the Administrative Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 12.19 within the time periods set forth in Schedule 12.19 (as such time periods may be extended by the Administrative Agent in its reasonable discretion).
(b) All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 12.19 have been taken (or were required to be taken).
12.20. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.21. FCC Ownership and Attribution Rules.  No Lender shall, by virtue of making a Loan or by any subsequent action (including but not limited to the grant of a participation or the assignment of a Lender’s Commitments, rights or obligations under this Agreement), cause a Lender to acquire an “attributable” interest in the Administrative Borrower or any Subsidiary of the Administrative Borrower which causes the Administrative Borrower, any Subsidiary of the Administrative Borrower or such Lender to be in violation of the FCC’s media ownership rules.
12.22. Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 12.22 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

12.23. Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:
(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;
(b) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto against any Credit Party;
(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document or any other agreement or instrument relating thereto;
(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Credit Document; or
(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Credit Parties.
12.24. Bank Product Providers.  Each Bank Product Provider, in its capacity as such, shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents for purposes of any reference in a Credit Document to the parties for whom Administrative Agent is acting.  Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Credit Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Credit Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein.  In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution.  Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider.  In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  The Borrowers may obtain Bank Products from any Bank Product Provider, although the Borrowers are not required to do so.  The Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in its capacity as a Lender, to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or any Subsidiary Guarantor.

12.25. Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Credit Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Administrative Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
12.26. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulted Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

12.27. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
Address:
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland
20910

URBAN ONE, INC., as a Borrower

By: ___________________________
  Name:________________________
  Title:_________________________

TV ONE, LLC, as a Borrower

By: ___________________________
  Name:________________________
  Title:_________________________

INTERACTIVE ONE, INC., as a Borrower

By: ___________________________
  Name:________________________
  Title:_________________________

REACH MEDIA, INC., as a Borrower

By: ___________________________
  Name:________________________
  Title:_________________________

[Signatures Continued on Following Page]

[Signatures Continued from Previous Page]

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender
By:
Name:
Title: